================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K
                                   --------


               Current Report Pursuant to Section 13 or 15(d) of

                      The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  March 23, 2000


                                Motorola, Inc.
            (Exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)


                1-7221                              36-1115800
       (Commission File Number)       (I.R.S. Employer Identification No.)


                1303 East Algonquin Road, Schaumburg, Illinois
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (847) 576-5000


                                Not applicable
         (Former name or former address, if changed since last report.)


================================================================================

Item 5.  Other Events.

COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF MOTOROLA, INC. AND GENERAL INSTRUMENT CORPORATION

     On January 5, 2000, Motorola, Inc. ("Motorola") completed its previously-announced merger with General Instrument Corporation ("General Instrument") by exchanging 100.6 million shares of its common stock for all of the common stock of General Instrument. Each share of General Instrument was exchanged for 0.575 shares of Motorola's common stock. Motorola has accounted for the merger as a pooling-of-interests and, accordingly, all prior period consolidated financial statements of Motorola have been restated to include the combined results of operations, financial position and cash flows of General Instrument. The restated consolidated financial statements will become the historical consolidated financial statements of Motorola, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     This Form 8-K reflects the changes to Motorola's Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") and Financial Statements and Supplementary Data ("Financial Statements") (as incorporated by reference into Part II of Motorola's Annual Report on Form 10-K for the year ended December 31, 1999 that was originally filed on March 22, 2000 (the "Original Filing")) that result from combining General Instrument with Motorola.

     The MD&A and Financial Statements speak as of the date of the Original Filing and we have not updated the disclosure in the MD&A and Financial Statements to speak to any later date. While the MD&A and Financial Statements primarily relate to the historical period covered, events may have taken place since the date of the Original Filing that might have been reflected in this Form 8-K if they had taken place prior to the Original Filing. All information contained in this Form 8-K is subject to updating and supplementing as provided in Motorola's periodic reports filed with the SEC subsequent to the date of this Form 8-K.

     The following information supplements Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, as incorporated by reference into Part II of Motorola's Annual Report on Form 10-K for the year ended December 31, 1999 that was originally filed on March 22, 2000, to reflect the combination of General Instrument with Motorola.


MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
REFLECTING THE MERGER OF
MOTOROLA, INC. AND GENERAL
INSTRUMENT CORPORATION

     This commentary should be read in conjunction with the Supplemental Consolidated Financial Statements and Notes, presented on pages 37-74, for a full understanding of Motorola's financial position and results of operations after considering the merger with General Instrument Corporation completed on January 5, 2000, which has been accounted for as a pooling of interests. All references to Motorola, Inc. or the Company, herein, reflect the pooling of interests.

MOTOROLA, INC.

1999 COMPARED TO 1998

Results of Operations

1999 vs 1998

Motorola
Year Ended                                      December 31,   % of         December 31,  % of
($ in Millions except per share amounts)            1999      Sales             1998      Sales
                                                -------------------         -------------------
Net sales                                         $33,075                     $31,340
  Percent change from prior year                        6%                         -1%

Costs and expenses
  Manufacturing and other costs of sales           20,631      62.4%           19,396      61.9%
  Selling, general and administrative expenses      5,446      16.5%            5,656      18.0%
  Restructuring and other charges                    (226)     -0.7%            1,980       6.3%
  Research and development expenditures             3,560      10.8%            3,118       9.9%
  Depreciation expense                              2,243       6.8%            2,255       7.2%
  Interest expense, net                               138       0.4%              215       0.7%
                                                  -------                     -------
Total costs and expenses                           31,792                      32,620
                                                  -------                     -------
Earnings (loss) before income taxes                 1,283       3.9%           (1,280)     -4.1%
Income tax provision (benefit)                        392                        (373)
                                                  -------                     -------
Net earnings (loss)                               $   891       2.7%          $  (907)     -2.9%
                                                  =======                     =======

  Diluted earnings (loss) per common share        $  1.22                     $ (1.31)
-----------------------------------------------------------------------------------------------

     Sales increased 6% to $33.1 billion from $31.3 billion in 1998. Sales growth is attributed primarily to the digital wireless telephone business. Sales are expected to grow at a rate higher than the 1999 growth rates due primarily to strong demand for wireless telephones. Geographic market sales, measured by the locale of the end customer, as a percent of total sales changed from 1998 to 1999 as follows:

Geographic Market Sales
  by Locale of End Customer
                                     1999        1998
                                     ----------------
United States                         40%         44%
Europe                                20%         20%
China                                 10%          9%
Latin America                          8%          8%
Asia, excluding China and Japan        9%          7%
Japan                                  7%          7%
Other Markets                          6%          5%
                                     ----------------
                                     100%        100%

     Earnings before income taxes were $1.3 billion, compared with a loss before income taxes of $1.3 billion in 1998. Net earnings were $891 million, or $1.22 per share, compared with a net loss of $907 million, or $1.31 per share in 1998. Net margin on sales improved to 2.7%, compared with negative 2.9% margin on sales in 1998. The increase in earnings in 1999 compared to 1998 is attributed to: (i) lower net special items including a significant restructuring charge in 1998, a portion of which was returned as income in 1999, (ii) margin generated from higher sales volume, and (iii) decrease in the percentage of sales represented by selling, general and administrative expenses. These improvements were partially offset by an increase in research and development expenditures. The main businesses contributing to this improvement in earnings were the wireless telephone and semiconductor businesses.

     Manufacturing and other costs of sales were $20.6 billion or 62.4% of sales in 1999 compared to $19.4 billion or 61.9% of sales in 1998. Manufacturing and other costs of sales for 1999 include special charges of $820 million including $806 million for inventory charges related to the Iridium project and $14 million primarily for inventory write-downs in the Broadband Communications Segment (BCS), related to the loss of a significant customer in the satellite business and the continued transition from analog to digital products. Manufacturing and other costs of sales for 1998 include a special charge of $27 million primarily for inventory write-downs in BCS related to the decline of the satellite business. Excluding special items, manufacturing and other costs of sales were $19.8 billion or 59.9% of sales compared to $19.4 billion or 61.8% of sales in 1998. The improvement in manufacturing margin is due to the wireless telephone and semiconductor products businesses. Manufacturing and other costs of sales as a percent of sales is expected to increase in 2000 compared to 1999 as the Company anticipates a faster rate of growth in its Personal Communications Segment (PCS) than is its other segments. PCS has the lowest manufacturing margin of any of the segments in the Company.

     Selling, general and administrative expenses were $5.4 billion, or 16.5% of sales in 1999 compared to $5.7 billion, or 18.0% of sales, in 1998. Selling, general and administrative costs for 1999 include net special charges of $238 million which includes $1,176 million for Iridium related charges, $67 million for in-process research and development charges and $175 million of other charges including $105 million of compensation-related charges associated with the initial public offering of Next Level Communications, Inc., a $58 million charge for costs related to an unfavorable arbitration ruling with respect to a license agreement and $12 million of other charges primarily related to the loss of a significant customer in the BCS satellite business. These charges are offset by $1,180 million of income from sales of investments and businesses. Selling, general and administrative costs for 1998 include net special income items of $101 million which includes a $109 million charge for in-process research and development and $ 50 million of other charges offset by $260 million of income from sales of investments and businesses. Excluding net special items, selling, general and administrative costs were $5.2 billion or 15.7% of sales in 1999 compared to $5.8 billion or 18.4% of sales in 1998. This decline is primarily attributable to benefits from the Company's manufacturing consolidation, cost reduction and restructuring programs and lower losses related to Motorola's investment in Iridium LLC. Selling, general and administrative costs are expected to increase below the expected rate of sales growth as the Company continues to invest in new businesses.

     Restructuring and other charges reflect the Company's comprehensive manufacturing consolidation, cost reduction and restructuring programs initiated in 1998 ("1998 Program"). In the second quarter of 1998, the Company recorded, as a separate line in the supplemental consolidated statements of operations, a pre-tax charge of $1.98 billion to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million. The 1998 Program reached its planned completion at December 31, 1999. At that time, the Company reversed into income $226 million, shown as a separate line in the supplemental consolidated statements of operations, for accruals no longer required. In 1999 $387 million of accruals were used including approximately $189 million in cash payments and $198 million in write-offs. In 1998 $1.34 billion of accruals were used reflecting approximately $600 million in cash payments and $740 million in write-offs. At December 31, 1999 $27 million in accruals remain which represent cash payments to be made by the end of the first quarter of 2000.

     The Company achieved its goal of an approximately $1 billion annual rate of profit improvement from these programs. The Company's restructuring and other charges are described further in the section titled, 1998 Compared to 1997 that follows and is also detailed in Note 12 to the supplemental consolidated financial statements.

     Research and development expenditures increased to $3.6 billion, or 10.8% of sales, in 1999 from $3.1 billion, or 9.9% of sales, in 1998. Research and development expenditures for 1998 include a special charge of $76 million including a charge of $75 million to reserve a cash advance made to Next Level Communications (NLC). Since repayment of the advance was solely dependent upon the results of NLC's research and development activities and commercial success of its product development, the Company recorded the reserve as a charge to research and development. Excluding this special charge from 1998, research and development expenditures were $3.0 billion or 9.7% of sales. Over the past three years, the Company has been increasing the percentage of its sales that is spent on research and development; and continues to believe that a strong commitment to research and development is required to drive long-term growth. Research and development spending in 2000 is expected to increase at a rate similar to or slightly higher than the rate of sales growth.

     Depreciation expense was $2.2 billion, or 6.8% of sales, in 1999 compared to $2.3 billion or 7.2% of sales in 1998. Fixed asset expenditures were $2.9 billion in 1999 versus $3.3 billion in 1998. Of the total fixed asset expenditures, $1.5 billion occurred in the semiconductor business, a reduction of $277 million from the amount spent in this business in 1998. During 2000, fixed asset expenditures are expected to increase to $4.9 billion, of which $2.3 billion is expected to be spent in the semiconductor business. The Company estimates that worldwide semiconductor industry growth in the years 2000 and 2001 will be in the 20% - 25% range and expects to increase its fixed asset expenditures in line with that anticipated growth. As a result of the increased fixed asset expenditures, depreciation expense is expected to increase in 2000 compared to 1999.

     Net interest expense was $138 million versus $215 million a year ago. The decrease in interest expense is attributed to utilizing cash both from operations and from the sale of investments and businesses to pay down debt. Interest expense in 2000 is expected to increase, because of anticipated increases in interest rates in the United States.

     The effective income tax rate was 31% in 1999 and 29% in 1998. The Company currently expects a 30% tax rate in 2000.

Special Items and Results of Operations Excluding Special Items

     The 1999 earnings include net special charges of $832 million before income taxes, equivalent to 78 cents per share after income taxes. The 1998 earnings include net special charges of $2.0 billion before income taxes, equivalent to $2.04 per share after income taxes.

     Summarized in the following two tables are the special items included in the Company's results for the years ended December 31, 1999 and 1998 and the corresponding line on the supplemental consolidated statements of operations where these items are recorded.

--------------------------------------------------------------------------------
1999 Special Charges
$ in Millions
(Income) Charge                             Cost of    Restructuring
                                   SG&A       Sales        and Other       Total
                                ------------------------------------------------
Iridium related charge          $ 1,176        $806            $   -     $ 1,982
In-Process research and                                                       -
   development write-off             67           -                -          67
Gains from the sale of                                                        -
  investments and businesses     (1,180)          -                -      (1,180)
Restructuring & other charges                     -             (226)       (226)
Other Charges                       175          14                          189
                                ------------------------------------------------
Net special charge              $   238        $820            $(226)    $   832
                                ================================================
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1998 Special Charges
$ in Millions
(Income) Charge                      Cost of  Restructuring  Research &
                              SG&A     Sales      and Other Development    Total
                             ---------------------------------------------------
In-Process research and
   development write-off      $ 109      $ -         $    -         $ -   $  109
Gains from the sale of
  investments and businesses   (260)       -              -           -     (260)
Restructuring & other charges                         1,980                1,980
Other Charges                    50       27                         76      153
                              --------------------------------------------------
Net special charge            $(101)     $27         $1,980         $76   $1,982
                              ==================================================
--------------------------------------------------------------------------------

     Summarized in the table below are the results of operations, excluding special items, for the years ended December 31, 1999 and 1998.

-------------------------------------------------------------------------------------------------
Motorola, Excluding Special Items
Year Ended                                        December 31,    % of     December 31,      % of
($ in Millions except per share amounts)              1999       Sales         1998         Sales
                                                  --------------------     ----------------------
Net sales                                           $33,075                  $31,340
  Percent change from prior year                          6%                      -1%

Costs and expenses
  Manufacturing and other costs of sales             19,811      59.9%        19,369        61.8%
  Selling, general and administrative expenses        5,208      15.7%         5,757        18.4%
  Restructuring and other charges                         -       0.0%             -         0.0%
  Research and development expenditures               3,560      10.8%         3,042         9.7%
  Depreciation expense                                2,243       6.8%         2,255         7.2%
  Interest expense, net                                 138       0.4%           215         0.7%
                                                    -------                  -------
Total costs and expenses                             30,960                   30,638
                                                    -------                  -------
Earnings (loss) before income taxes                   2,115       6.4%           702         2.2%
Income tax provision (benefit)                          650                      201
                                                    -------                  -------
Net earnings                                        $ 1,465       4.4%       $   501         1.6%
                                                    =======                  =======

  Diluted earnings per common share                   $2.00                    $0.73
-------------------------------------------------------------------------------------------------

     Excluding net special items, earnings before income taxes were $2.1 billion compared to $702 million in 1998. Net earnings were $1.5 billion, or $2.00 per share after income taxes, compared with $501 million, or 73 cents per share after income taxes, in 1998. Net margin on sales improved to 4.4% compared to 1.6% in 1998. The increase in earnings compared to 1998 is attributed to: (i) margin generated from higher sales volume, and (ii) decreases in the percentage of sales represented by both manufacturing and other costs of sales and selling, general and administrative expenses. These improvements were partially offset by an increase in research and development expenditures. The main businesses contributing to this improvement in earnings were the wireless telephone and semiconductor businesses.

Results of Operations for Ongoing Businesses Excluding Special Items

     Several Motorola businesses have been sold since the beginning of 1998 including the Semiconductor Components Group, the North American Antenna Sites business and the non-silicon component manufacturing business.

     Summarized below are the Company's sales and earnings before income taxes that were generated during each year by businesses sold since the beginning of 1998.

----------------------------------------------------------------------------
Impact of businesses sold
Year Ended                                    Dec. 31,            Dec. 31,
($ in Millions)                                 1999                1998
                                              --------            --------
Net Sales                                       $927               $1,763
Earnings before income taxes                    $126               $   42
----------------------------------------------------------------------------

     Summarized below are the results of operations for the Company for the years ended December 31, 1999 and 1998 for ongoing business only, excluding net special items discussed above.

-------------------------------------------------------------------------------------------------
Motorola Ongoing Businesses, Excluding Special Items
Year Ended                                        December 31,    % of     December 31,      % of
($ in Millions except per share amounts)              1999       Sales         1998         Sales
                                                  --------------------     ----------------------
Net sales                                           $32,148                  $29,577
  Percent change from prior year                          9%                      -6%

Costs and expenses
  Manufacturing and other costs of sales             19,172      59.6%        18,149        61.4%
  Selling, general and administrative expenses        5,076      15.8%         5,360        18.1%
  Restructuring and other charges                         -       0.0%             -         0.0%
  Research and development expenditures               3,537      11.0%         2,999        10.1%
  Depreciation expense                                2,240       7.0%         2,203         7.4%
  Interest expense, net                                 134       0.4%           206         0.7%
                                                   --------                  -------
Total costs and expenses                             30,159                   28,917
                                                   --------                  -------
Earnings (loss) before income taxes                   1,989       6.2%           660         2.2%
Income tax provision (benefit)                          613                      187
                                                   --------                  -------
Net earnings                                        $ 1,376       4.3%       $   473         1.6%
                                                   ========                  =======

  Diluted earnings per common share                   $1.88                    $0.69
-------------------------------------------------------------------------------------------------

     Excluding the results of businesses sold from both 1999 and 1998, sales increased 9% to $32.1 billion from $29.6 billion in 1998. Earnings before income taxes were $2.0 billion compared to $660 million in 1998. Net earnings increased to $1.4 billion, or $1.88 per share, compared to $473 million or 69 cents per share in 1998. Net margin on sales improved to 4.3%, compared with 1.6% in 1998.

  1998 COMPARED TO 1997

Results of Operations

-------------------------------------------------------------------------------------------------
Motorola Year Ended
Year Ended                                        December 31,    % of     December 31,      % of
($ in Millions except per share amounts)              1999       Sales         1998         Sales
                                                  --------------------     ----------------------
Net sales                                           $31,340                  $31,498
  Percent change from prior year                         -1%                       6%

Costs and expenses
  Manufacturing and other costs of sales             19,396      61.9%        18,532        58.8%
  Selling, general and administrative expenses        5,656      18.0%         5,373        17.1%
  Restructuring and other charges                     1,980       6.3%           327         1.0%
  Research and development expenditures               3,118       9.9%         2,930         9.3%
  Depreciation expense                                2,255       7.2%         2,394         7.6%
  Interest expense, net                                 215       0.7%           136         0.4%
                                                    -------                  -------
Total costs and expenses                             32,620                   29,692
                                                    -------                  -------
Earnings (loss) before income taxes                  (1,280)     -4.1%         1,806         5.7%
Income tax provision (benefit)                         (373)                     642
                                                    -------                  -------
Net earnings (loss)                                 $  (907)     -2.9%       $ 1,164         3.7%
                                                    =======                  =======

  Diluted earnings (loss) per common share          $(1.31)                    $1.67
-------------------------------------------------------------------------------------------------

     Sales decreased 1% to $31.3 billion from $31.5 billion in 1997. Geographic market sales, measured by the locale of the end customer, as a percent of total sales changed from 1997 to 1998 as follows:

------------------------------------------------------------------------------
Geographic Market Sales
by Locale of End Customer
                                          1998                1997
                                          ------------------------
United States                              44%                 43%
Europe                                     20%                 18%
China                                       9%                 11%
Latin America                               8%                  7%
Asia, excluding China and Japan             7%                  9%
Japan                                       7%                  6%
Other Markets                               5%                  6%
                                          ------------------------
                                          100%                100%
------------------------------------------------------------------------------

     The Company had an operating loss before income taxes in 1998 of $1.3 billion, compared to an operating profit before income taxes in 1997 of $1.8 billion. The net loss in 1998 was $907 million, or $1.31 per share, compared with net earnings of $1.2 billion in 1997, or $1.67 per share. Net margin on sales was negative 2.9%, compared with positive 3.7% during 1997. The 1998 earnings included net special charges of $2.0 billion before income taxes, equivalent to $2.04 per share after income taxes, resulting primarily from manufacturing consolidation, cost reduction and restructuring programs. These programs are discussed below in the section titled "1998 Program". The 1997 earnings included net special charges of $406 million before income taxes, equivalent to 38 cents per share after income taxes, resulting from: (i) a $327 million charge, included as a separate line on the supplemental consolidated statements of operations, for restructuring charges relating to decisions to exit several unprofitable businesses that no longer had long-term strategic value to the Company; those businesses exited in 1997 included dynamic random access memory (DRAM) semiconductors, MacOS(R) compatible computer systems and retail analog modems, (ii) an $84 million charge, included in manufacturing and other cost of sales, for inventory and fixed asset write-downs, and other charges and (iii) a $9 million charge to research and development for the write-down of certain assets used in research and development activities to their estimated fair values. These special charges were partially offset by other net special income items of $14 million included in selling, general and administrative expenses in the supplemental consolidated statements of operations.

     Selling, general and administrative expenses were $5.7 billion, or 18.0% of sales, in 1998 compared to $5.4 billion, or 17.1% of sales, in 1997. These expenses were adversely impacted by higher losses related to Motorola's investment in Iridium LLC and certain semiconductor joint ventures. The increase occurred in spite of significantly lower incentive compensation payments in 1998.

     Restructuring and other charges reflect the costs for restructuring programs initiated in 1998 and 1997. These programs are described below.

     In the second quarter of 1998, the Company recorded, as a separate line in the supplemental consolidated statements of operations, a pre-tax charge of $1.98 billion to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million ("1998 Program"). Restructuring costs included costs to consolidate manufacturing operations throughout the Company; to exit non-strategic, poorly-performing businesses; and to reduce worldwide employment by 20,000 employees. The following tables display rollforwards of the accruals established during the second quarter of 1998 for the year ended December 31, 1999, and from June 27, 1998, to December 31, 1998:

1998 Program
------------

                                                                                      Fourth Quarter
                                               Accruals at       1999 Amounts      1999 Reversals Into      Accruals at
                                              Dec. 31, 1998          Used                 Income           Dec. 31, 1999
-------------------------------------------------------------------------------------------------------------------------
Consolidation of manufacturing
  operations                                      $155               $(143)                $  --                 $12
Business exits                                     137                 (31)                 (102)                  4
Employee separations                               187                (136)                  (40)                 11
                                                  ----               -----                 -----                 ---
  Total restructuring                             $479               $(310)                $(142)                $27
                                                  ====               =====                 =====                 ===
Asset impairments and other charges                161                 (77)                  (84)                 --
-------------------------------------------------------------------------------------------------------------------------
  Totals                                          $640               $(387)                $(226)                $27
-------------------------------------------------------------------------------------------------------------------------

                                                Second           1998                                         Accruals at
                                             Quarter 1998    Reclassifi-    Initial Charges    1998 Amounts     Dec 31,
                                            Initial Charges    Cations        As Adjusted          Used          1998
-------------------------------------------------------------------------------------------------------------------------
Consolidation of manufacturing
  operations                                   $  361           $ (35)         $  326            $  (171)        $ 155
Business exits                                    453            (162)            291               (154)          137
Employee separations                              461             197             658               (471)          187
                                               ------           -----          ------            -------         -----
  Total restructuring                          $1,275           $  --          $1,275            $  (796)        $ 479
                                               ======           =====          ======            =======         =====
Asset impairments and other charges               705              --             705               (544)          161
-------------------------------------------------------------------------------------------------------------------------
  Totals                                       $1,980           $  --          $1,980            $(1,340)        $ 640
-------------------------------------------------------------------------------------------------------------------------

     The 1998 Program reached its planned completion at December 31, 1999. At that time, the Company reversed into income $226 million, shown as a separate line in the supplemental consolidated statements of operations, for accruals no longer required. The remaining $27 million in accruals at December 31, 1999, represent cash payments to be made by the end of the first quarter of 2000.

     The 1999 amount used of $387 million reflects approximately $189 million in cash payments and $198 million in write-offs. The 1998 amount used of $1.34 billion reflects approximately $600 million in cash payments and $740 million in write-offs.

     Amounts in the 1998 Reclassifications column represent the reallocation of accruals in 1998 between restructuring categories and not increases in the initial charges. These reallocations were due to the sale of, rather than the planned closure of, two of the Company's businesses and the reclassification of employee severance costs originally accrued for in consolidation of manufacturing operations and business exits. These reallocations were also offset by higher than anticipated severance costs from special voluntary termination benefits.

     In connection with its review of the continued propriety of the Company's restructuring accrual, management determined that certain amounts previously accrued for consolidation of manufacturing operations and business exits were no longer necessary given the revisions to the timing and nature of disposal for those operations. Similarly, management had additional information in the fourth quarter of 1998 related to the acceptance of special voluntary termination benefits. Recognizing that additional accruals were necessary to reflect the special voluntary termination benefits and that based upon the requirement under Statement of Financial Accounting Standards (SFAS) No. 88 to accrue for these benefits upon acceptance by the employees, management reclassified $142 million of accruals from the consolidation of manufacturing operations and business exits portion of the restructuring accrual to the employee separations portion in the fourth quarter of 1998. In addition, management reclassified $55 million of employee separations costs originally accrued for in the consolidation of manufacturing operations and business exits to employee separations in the fourth quarter of 1998.

     In July 1998, the Company's communications-related businesses began realigning into the Communications Enterprise, a structure intended to enable the development of integrated communications technology solution offerings to customers and improved responsiveness to customers' needs. This realignment resulted in the formation of some new reportable segments. The following table displays by category the restructuring and other charges, as adjusted, according to the revised reportable segments and included in the segments' restated operating profit (loss) before tax for the year ended December 31, 1998. The segment amounts also include the allocation of $55 million in restructuring and other charges recorded at the corporate level.

                                                    Restructuring Charges                      Other Charges
                                      -------------------------------------------------   -----------------------
                                                                                                Asset
                                      Consol of mfg.    Business exits       Employee          Impair-
              Segment                      ops.                             separations         ments      Other  Total
------------------------------------------------------------------------------------------------------------------------
Personal Communications                    $113              $ 38              $149              $175      $122   $  597
Network Systems                              11               ---                44               ---       104      159
Commercial, Government and
  Industrial  Systems                        18               ---               104                 5       ---      127
Semiconductor Products                      163               101               282               159        26      731
Other Products                               21               152                79                41        73      366
  Total                                    $326              $291              $658              $380      $325   $1,980
========================================================================================================================

Consolidation of manufacturing operations
-----------------------------------------

     Consolidation of manufacturing operations charges related to the closing of production and distribution facilities and selling or disposing of the machinery and equipment that was no longer needed and, in some cases, disposing of excess assets that had no net realizable value. The buildings associated with these production facilities, in many cases, were sold to outside parties. Severance costs incurred for terminating employees at these production facilities were also originally included in the consolidation of manufacturing operations line item but were subsequently reclassified to the employee separations line item. Also included in this restructuring category were costs related to shutting down or reducing the capacity of certain production lines. In most cases, older facilities with older technologies or non-strategic products were closed. Machinery and equipment write downs related to equipment that would no longer be utilized comprised the majority of these costs. These assets have been deemed to be held for use until such time as they are removed from service and, therefore, no longer utilized in manufacturing products. An assessment was made as to whether or not there was an asset impairment related to the valuation of these assets in determining what the amount of the write down included in the restructuring charge should be for this machinery and equipment. This assessment utilized the anticipated future undiscounted cash flows generated by the equipment as well as its ultimate value upon disposition.

     The charges in this restructuring category do not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

     The consolidation of manufacturing operations was primarily focused in the Semiconductor Products and Personal Communications segments. Semiconductor facilities in North Carolina, California, Arizona and the Philippines were closed as planned, while in other areas, production facilities were supplemental consolidated into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on newer technologies that reduced operating costs. As a result of excess global manufacturing capacity, the paging facility in Vega Baja, Puerto Rico was closed. Paging facilities in Singapore and Canada and cellular facilities in Northern Illinois were realigned. Since 1998, approximately $255 million was used for these consolidation activities. The remaining $12 million accrual, included in accrued liabilities in the supplemental consolidated balance sheets, as of December 31, 1999, for this restructuring category relates to the finalization of plant closings in both of these segments.

Business exits
--------------

     Business exit charges included costs associated with shutting down businesses that no longer fit the Company's strategic direction. In many cases, these businesses used older technologies that produced non-strategic products. Included in these business exit costs were the costs for terminating technology agreements and for selling or liquidating interests in joint ventures. Severance costs included in this category were reclassified to the employee separations line item in the fourth quarter of 1998. Similar to consolidation of manufacturing operations, the charges in this restructuring category did not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

     Business exit costs were primarily focused in the Integrated Electronic Systems sector. During the third quarter of 1998, the Integrated Electronic Systems Sector sold its printed circuit board business. The Sector also sold its non-silicon component manufacturing business to CTS Corp in the first quarter of 1999. The loss of operating income from these businesses was not significant to the Company's results of operations.

     The Company reversed into income in the fourth quarter of 1999 approximately $102 million for accruals no longer required for the contract requirements and contingencies related to the sales of its printed circuit board business and non-silicon component manufacturing business and the business pruning activities of the Semiconductor Products segment. The remaining $4 million accrual, included in accrued liabilities in the supplemental consolidated balance sheets, as of December 31, 1999, for this restructuring category relates to the payment of final shut down costs for these actions, expected to occur early in 2000.

Employee separations
--------------------

     Employee separation charges represent the costs of involuntary severance benefits for the 20,000 positions identified as subject to severance under the restructuring plan. Employee separation costs of $55 million were also included in the consolidation of manufacturing operations and business exits line items. These costs were subsequently reclassified to the employee separations line item in the fourth quarter of 1998. In implementing the restructuring plan, the Company offered, beginning in the third quarter of 1998, special voluntary termination benefits in addition to the planned involuntary termination benefits previously communicated to employees pursuant to the plan. The special voluntary termination benefits provided for one week of pay for each year of service between years 1-10, two weeks of pay for each year of service between years 11-19, and three weeks of pay for each year of service for year 20 and greater. The special voluntary termination program expired at the end of the fourth quarter of 1998, although severance payments related to this program were not completed at that time. To the extent that employees accepted special voluntary termination benefits in future periods, additional accruals, under a new program, would be necessary and recognized in expense at the date of acceptance by the employees. No new programs were implemented during 1999.

     Management had additional information in the fourth quarter of 1998 related to the acceptance of special voluntary termination benefits. Recognizing that additional accruals were necessary to reflect the special voluntary termination benefits and that based upon the requirement under Statement of Financial Accounting Standards (SFAS) No. 88 to accrue for these benefits upon acceptance by the employees, management reclassified $142 million of accruals from the consolidation of manufacturing operations and business exits portion of the restructuring accrual to the employee separations portion in the fourth quarter of 1998.

     The Company's successful redeployment efforts reduced the severance requirement in the fourth quarter of 1999. Therefore, the Company reversed into income in the fourth quarter of 1999 approximately $40 million of accruals no longer required for a cancelled separation plan involving approximately 500 employees. As of December 31, 1999, approximately 19,400 employees have separated from the Company through a combination of voluntary and involuntary severance programs. Of these 19,400 separated employees, approximately 12,400 were direct employees, and 7,000 were indirect employees. Direct employees are primarily non-supervisory production employees, and indirect employees are primarily non-production employees and production managers. In addition, 4,200 employees separated from the Company with the sale of the non-silicon component manufacturing business. These 4,200 people were not paid any severance because the business was sold to another corporation. The remaining $11 million accrual, included in accrued liabilities in the supplemental consolidated balance sheets, as of December 31, 1999, relates to severance payments still to be completed in the Semiconductor Products Segment, Integrated Electronic Systems Sector, and Internet and Networking Group bringing the total employees separated to 19,500.

Asset impairments and other charges
-----------------------------------

     As a result of then current and projected business conditions, the Company wrote down operating assets that became impaired. All impaired asset write downs were reflected as contra-assets in the supplemental consolidated balance sheets at December 31, 1998. This action reduced the carrying value of the related asset balances by $380 million. The assets written down were primarily used manufacturing equipment and machinery. Other assets written down were buildings and joint venture investments.

     The amount of the impairment charge for the assets written down was based upon an estimate of the future cash flows expected from the use of the assets, as well as upon their eventual disposition. These undiscounted cash flows were then compared to the net book value of the equipment, and impairment was determined based on that comparison. Cash flows were determined at the facility level for certain production facilities based upon the anticipated sales value of the products to be produced and the costs of producing the products at those facilities. In cases in which sufficient cash flows were not going to be generated by the equipment at those facilities, the assets were written down to their estimated fair value. These estimated fair values were based upon what the assets could be sold for in a transaction with an unrelated third party. Since the majority of these assets were machinery and equipment, the Company was able to utilize current market prices for comparable equipment in the marketplace in assessing what would be the fair value upon sale of the equipment. Building writedowns were based on marketability factors of the building in the particular location. The amount of the write down assigned to joint venture investments and intangibles was $75 million. Valuations for joint venture investments and intangibles were based on prevailing market conditions. The intangibles were patents, communication frequencies and licenses, and goodwill related to the Personal Communications segment.

     The segments primarily impacted by these asset writedowns were Personal Communications, Network Systems and Semiconductor Products. Assets held for use continue to be depreciated based on an evaluation of their remaining useful lives and their ultimate values upon disposition. There were no assets held for sale at December 31, 1998 nor were any impaired assets disposed of prior to that date.

     The other charges of $325 million were not restructuring charges, but rather were primarily comprised of contract termination costs related to agreements that were associated with businesses in which the Company was no longer making investments, losses recorded on cellular infrastructure contracts, and an in-process research and development write-off of $42 million related to the NetSpeak transaction that occurred in the second quarter of 1998. The Company reversed into income in the fourth quarter of 1999 approximately $84 million of accruals no longer required for contract termination costs previously deemed probable to occur.

1997 Programs
-------------

     During 1997, the Company recorded restructuring charges of $327 million resulting from decisions to exit several unprofitable businesses that no longer had long-term strategic value to the Company. The following tables display rollforwards of the accruals established by business exit for the years ended December 31, 1999, 1998 and 1997:

                                           Accruals at                                 Accruals at
                                             Dec. 31,                                    Dec. 31,
                                               1998      Adjustments    Amounts Used       1999
--------------------------------------------------------------------------------------------------
Q2 1997:        Semiconductor Products
                Segment
                Exit from DRAM market              $ 8           $(3)           $(5)           $--
--------------------------------------------------------------------------------------------------
Q3 1997:        Other Products Segment
                Exit from MacOS-compatible
                computer systems business           15             -             (2)            13
--------------------------------------------------------------------------------------------------
Q4 1997:        Former Messaging,
                Information and Media
                Products Segment
                Exit from retail analog
                modem business                       3            (3)             -             --
--------------------------------------------------------------------------------------------------
Grand Total                                        $26           $(6)           $(7)           $13
==================================================================================================

                                           1997                        Accruals                       Accruals
                                          Initial  Adjust-   Amounts    at Dec.   Adjust-   Amounts    at Dec.
                                          charges   ments      Used    31, 1997    ments     Used     31, 1998
--------------------------------------------------------------------------------------------------------------
Q2 1997:        Semiconductor Products
                Segment
                Exit from DRAM market        $170      $(9)    $(131)      $ 30      $(12)    $ (10)       $ 8
--------------------------------------------------------------------------------------------------------------
Q3 1997:        Other Products Segment
                Exit from MacOS-compatible
                computer systems business      95        -       (28)        67       (10)      (42)        15
--------------------------------------------------------------------------------------------------------------
Q4 1997:        Former Messaging,
                Information and Media
                Products Segment
                Exit from retail analog
                modem business                 62        -         -         62         -       (59)         3
--------------------------------------------------------------------------------------------------------------
Grand Total                                  $327      $(9)    $(159)      $159      $(22)    $(111)       $26
==============================================================================================================

     In the second quarter of 1997, the Company's Semiconductor Products Segment announced its decision to phase out its participation in the dynamic random access memory (DRAM) market. The decision to exit this business was made primarily because the business did not meet strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the segment incurred a $170 million charge to write off technology development costs and to provide for the write-down of manufacturing equipment which could not be retrofitted for other production. In the fourth quarter of 1997 and in the first quarter of 1998, the segment sold some of this manufacturing equipment to its joint venture partner and thus reversed into income $9 million and $12 million, respectively, of accruals no longer needed. The amounts used in 1997 reflect write-offs. The amounts used in 1998 reflect $3 million in cash payments for exit fees and $7 million in write-offs. The amounts used in 1999 reflect $4 million in cash payments for exit fees and $1 million in write-offs. The remaining $3 million was reversed into income in the third quarter of 1999.

     In the third quarter of 1997, the Company announced its decision to exit the MacOS(R)-compatible computer systems business, a business included in the Other Products Segment. The decision was made in response to a decision by Apple Computer to limit the introduction of its new technology and phase out future licenses and because the business did not meet strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the Company incurred a $95 million charge primarily for the write-down of inventory and the cost of terminating contractual commitments. In the second quarter of 1998, the exposures on these contractual commitments were determined to be less than previously anticipated, thus resulting in the reversal into income of $10 million. The amounts used in 1997 reflect $3 million in employee severance payments and $25 million in write-offs. The amounts used in 1998 reflect $3 million in employee severance payments and $39 million in write-offs. The amounts used in 1999 reflect $2 million in write-offs. The remaining $13 million accrual as of December 31, 1999, relates to contractual commitments and warranty liability and may extend past the 2000 year end.

     In the fourth quarter of 1997, the Company announced its decision to exit the retail analog modem business based in Huntsville, AL. This business was formerly part of the Messaging, Information and Media segment. The decision was made primarily because the business was not meeting the Company's strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the segment incurred a $62 million charge for the write-down of inventory and fixed assets, severance costs and certain other costs relating to the realignment process. The amounts used in 1998 reflect $37 million in employee severance payments and $22 million in write-offs. The remaining $3 million accrual as of December 31, 1998, was reversed into income in the first quarter of 1999.

     The results of operations of each of these exited businesses were not material to the Company's supplemental consolidated financial statements.

     A discussion of the Company's restructuring and other charges is also detailed in Note 12 to the supplemental consolidated financial statements and Notes.

     Research and development expenditures increased to $3.1 billion, or 9.9% of sales in 1998 from $2.9 billion or 9.3% of sales in 1998. Over the past two years, the Company has been increasing the percentage of its sales that is spent on research and development and continues to believe that a strong commitment to research and development is required to drive long-term growth.

     Depreciation expense was $2.3 billion, or 7.2% of sales in 1998 compared with $2.4 billion, or 7.6% of sales in 1997. Net interest expense was $215 million compared to $136 million in 1997. The increase in interest expense was due to increased borrowings by the Company due to lower operating cash flow and significantly increased customer financing. The effective income tax rate for 1998 was 29% compared to a 36% rate for 1997.

Special Items and Results of Operations Excluding Special Items

     The 1998 earnings include net special charges of $2.0 billion before income taxes, equivalent to $2.04 per share after income taxes. The 1997 earnings include net special charges of $406 million before income taxes, equivalent to 38 cents per share after income taxes.

     Summarized in the following two tables are the special items included in the Company's results for the years ended December 31, 1998 and 1997 and the corresponding line on the supplemental consolidated statements of operations where these items are recorded.


1998 Special Charges
$ in Millions
(Income) Charge                       Cost of  Restructuring   Research &
                                 SG&A   Sales      and Other  Development   Total
                                -------------------------------------------------
In-Process research and
 development write-off          $ 109     $ -         $    -          $ -  $  109
Gains from the sale of
 investments and businesses      (260)      -              -            -    (260)
Restructuring & other charges                          1,980                1,980
Other Charges                      50      27                          76     153
                                -------------------------------------------------
Net special charge              $(101)    $27         $1,980          $76  $1,982
                                =================================================

1997 Special Charges
$ in Millions
(Income) Charge                       Cost of  Restructuring   Research &
                                SG&A    Sales      and Other  Development   Total
                                -------------------------------------------------
Income from favorable
 settlement of patent claims    $(34)     $ -           $  -           $-    $(34)
Impairment on joint venture
 investments                      31        -              -            -      31
Restructuring & other charges      -        -            327            -     327
Gains from the sale of
 investments and businesses      (70)       -              -            -     (70)
Other charges                     59       84              -            9     152
                                -------------------------------------------------
Net special charge              $(14)     $84           $327           $9    $406
                                =================================================

Summarized in the table below are the results of operations, excluding net special items, for the years ended December 31, 1998 and 1997:

---------------------------------------------------------------------------------------------
Motorola, Excluding Special Items
Year Ended                                        December 31,  % of      December 31,   % of
($ in Millions except per share amounts)              1998      Sales         1997      Sales
                                                  -------------------     -------------------
Net sales                                           $31,340                 $31,498
  Percent change from prior year                         -1%                      6%

Costs and expenses
  Manufacturing and other costs of sales             19,369     61.8%        18,448     58.6%
  Selling, general and administrative expenses        5,757     18.4%         5,387     17.1%
  Restructuring and other charges                         -      0.0%             -      0.0%
  Research and development expenditures               3,042      9.7%         2,921      9.3%
  Depreciation expense                                2,255      7.2%         2,394      7.6%
  Interest expense, net                                 215      0.7%           136      0.4%
                                                    -------                 -------
Total costs and expenses                             30,638                  29,286
                                                    -------                 -------
Earnings (loss) before income taxes                     702      2.2%         2,212      7.0%
Income tax provision (benefit)                          201                     785
                                                    -------                 -------
Net earnings (loss)                                 $   501      1.6%       $ 1,427      4.5%
                                                    =======                 =======

  Diluted earnings per common share                   $0.73                   $2.05
---------------------------------------------------------------------------------------------

     Excluding net special items, earnings before income taxes were $702 million, compared to $2.2 billion in 1997. Net earnings for 1998 were $501 million, or 73 cents per share after income taxes, compared with $1.4 billion, or $2.05 per share after income taxes in 1997. This decline in earnings is attributable to increases in the percentage of sales represented by: (i) manufacturing and other costs of sales, (ii) selling, general and administrative expenses and (iii) research and development expenditures. The main businesses contributing to this decrease in earnings were the semiconductor products, wireless telephone and messaging system products businesses. To address these cost pressures, in the second quarter of 1998 the Company established comprehensive restructuring programs and recorded a pre-tax charge of $1.98 billion (the "1998 Program") to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million in connection with these programs.

MOTOROLA, INC. SEGMENTS

     The following commentary should be read in conjunction with the 1999 financial results of each reporting segment as detailed in Note 10, "Information by Segment and Geographic Region" of the supplemental consolidated financial statements . Results of major operations, which include the effect of the sales of various businesses and net special items, for the years ended December 31, 1999, 1998 and 1997 are as follows:

PERSONAL COMMUNICATIONS

($ in millions)
Years ended December 31                    1999            1998            1997
-------------------------------------------------------------------------------
Orders                                  $13,694         $10,653         $10,406
 % change from prior year                   29%              2%
Segment sales                           $11,932         $10,132         $11,026
 % change from prior year                   18%             -8%
Operating profit (loss) before tax      $   608         $  (373)        $ 1,122
 % change from prior year                  263%           -133%
Special Items:  Income(Expense)
----------------------------------
Iridium Related                         $   (97)        $     -         $     -
Restructuring & Other                       112            (597)              -
Sale of Investments/Businesses               10             118              24
In-Process Research & Development            (7)              -               -
Other Charges                                 -               -             (44)
                                        ---------------------------------------
Net Special Items                       $    18         $  (479)        $   (20)
                                        ---------------------------------------
Operating profit (loss) excluding
 special items                          $   590         $   106         $ 1,142
 % change from prior year                  457%            -91%

     The Personal Communications Segment (PCS) primarily designs, manufactures, sells and services wireless subscriber equipment including wireless telephones, iDEN(R), integrated digital enhanced network digital radio-telephones, satellite radio-telephones, paging and advanced messaging devices and personal two-way radios, with related software and accessory products.

     Segment sales rose 18% to $11.9 billion and orders increased 29% to $13.7 billion. Operating profits were $608 million compared to an operating loss of $373 million a year ago.

     Segment sales rose entirely due to increased unit sales of digital wireless telephones and personal two-way radios, as consumer demand for both product categories grew rapidly in 1999 versus 1998. Sales of paging products were significantly lower than a year ago, as fewer units were sold and prices declined. The market for paging products experienced significant competitive pressure from digital wireless telephones, which offer similar messaging capability along with their telephony capability and which experienced declining costs of service making them more affordable to consumers worldwide.

     Sales of digital telephones increased very significantly, while analog telephone sales declined significantly. The sales mix shift from analog to digital products is an industry trend that has continued for several years and is expected to continue in the future. Digital products have increasingly been preferred by consumers as the number of features offered which are not available on analog telephones has increased and the geographic coverage of digital wireless infrastructure systems has rapidly increased. Digital telephone sales, including iDEN telephones represented 88% of all wireless telephone sales in 1999 versus 72% of all wireless telephone sales in 1998. The overall average selling price for digital telephones declined, but at a lower rate than in prior years, because demand was strong. The overall average selling price for analog telephones declined at a faster rate than prior years because demand continued to weaken.

     On a geographic basis, the most rapid growth of digital phones were for Global System for Mobile (GSM) phones in Asia and Europe, Code Division Multiple Access (CDMA) phones in Asia and the Americas and iDEN telephones in the Americas.

     Operating profits were $608 million compared with a loss of $373 million a year ago. Operating profits include $18 million of net special items comprised of $97 million for Iridium related charges, a $7 million charge for in-process research and development charges related to the acquisition of Digianswer A/S, offset by $112 million of income for the reversal of accruals related to the 1998 Program and a $10 million gain from the sale of investments. The 1998 operating loss includes net special items of $479 million, comprised of $597 million of charges for restructuring and other charges offset by a $118 million gain from the sale of businesses.

     Excluding net special items from both years, operating profits increased to
$590 million compared to $106 million in 1998.   Higher sales combined with
improved gross margins for wireless telephones and personal two-way radios more than offset declining sales and lower gross margins for paging products and increased investment in research and development and advertising focused on digital wireless telephones.

     For ongoing businesses, which exclude the results of businesses sold, sales increased 20% to $11.9 billion and orders grew 29% to $13.7 billion. Operating profit for ongoing businesses, excluding net special items, increased to $591 million compared to $103 in 1998.

     Worldwide demand and production of wireless telephones during 1999 was greater than manufacturers and component suppliers had anticipated at the beginning of the year. As a result, there were shortages of certain types of components used in manufacturing wireless telephones, including those used by Motorola. These component shortages may have impacted customer order patterns, as customers now appear to have ordered some of their fourth quarter needs in the third quarter, when orders were very significantly higher than usual. Component shortages are expected to continue in first and in the second quarters of 2000.

     PCS introduced a variety of new, innovative voice and data digital
communications products around the world.   Among the products introduced were
multi-frequency band wireless telephones for each of the digital technologies in use around the world. These telephones are offered in a variety of designs including the extremely popular StarTAC(R) telephone. The functionality of the StarTAC telephone was significantly enhanced with the introduction of the StarTAC ClipOn Organizer, which attaches to the back of a StarTAC telephone and enables one-touch dialing and the ability to synchronize information with web calendars, desk-top organizers and personal digital assistants. Also introduced, in the latter part of 1999, were a variety of Internet-capable digital wireless telephones. This new category of product is expected to see rapid growth beginning in 2000, as an increasing number of wireless communications service providers around the world upgrade their infrastructure systems to make wireless Internet access available to the consumer. PCS established relationships with America Online, Inc., Yahoo, Inc. and Oracle Corp. intended to make Internet content and services available on Motorola wireless devices.

     The Company believes PCS's share of the overall wireless telephone market declined in 1999 as a result of: the continuing transition from analog products, where the Company has a higher relative market share, to digital products, where the Company has a lower relative market share; increased competition in the digital product market; and timing in the introduction and availability by PCS of a full portfolio of digital products. The Company introduced many new digital products in 1999, with some significant introductions in the fourth quarter that have enhanced the portfolio of digital product offerings in the
Americas region.   Further product introductions are planned for 2000 to
continue to enhance the portfolio of digital products in all regions. In 2000, the Company expects market share gains from its growing portfolio of digital telephones that offer expanded features and functionality, and that its digital and analog product mix will be comparable to that of the industry as a whole.

NETWORK SYSTEMS

($ in millions)
Years ended December 31                    1999            1998            1997
-------------------------------------------------------------------------------
Orders                                  $ 6,510          $6,403          $7,800
 % change from prior year                    2%            -18%
Segment sales                           $ 6,544          $7,064          $6,061
 % change from prior year                   -7%             17%
Operating profit (loss) before tax      $  (479)         $  819          $  618
 % change from prior year                 -158%             33%
Special Items:  Income(Expense)
----------------------------------
Iridium Related                         $(1,325)         $    -          $    -
Restructuring & Other                        67            (159)              -
In-Process Research & Development           (14)              -               -
Miscellaneous                                 -              (8)              -
                                        ---------------------------------------
Net Special Items                       $(1,272)         $ (167)         $    -
                                        ---------------------------------------
Operating profit (loss) excluding
 special items                          $   793          $  986          $  618
 % change from prior year                  -20%             60%

     The Network Systems Segment (NSS) is comprised of the terrestrial, or land-based, wireless infrastructure business and the satellite infrastructure business. The terrestrial infrastructure business designs, manufactures, sells, installs, and services cellular and fixed digital wireless infrastructure equipment primarily for the CDMA (Code Division Multiple Access), GSM (Global System for Mobile), and iDEN(R) technologies. The satellite communications business markets, designs, builds and operates and maintains space-based telecommunications systems.

     Segment sales decreased 7% to $6.5 billion and orders increased 2% to $6.5 billion. The segment had an operating loss of $479 million in 1999 compared to operating income of $819 million in 1998.

     The decrease in sales was almost entirely due to lower satellite equipment sales. Terrestrial wireless infrastructure sales increased in Europe, were flat in Asia and decreased in the Americas. Sales of GSM and CDMA infrastructure equipment increased, while iDEN sales declined and analog sales declined significantly.

     Order growth was due to increases in terrestrial wireless infrastructure orders offset by significant decreases in satellite communications orders resulting from the bankruptcy of Iridium LLC. No orders relating to the Iridium operations and maintenance contract exist at December 31, 1999 as a result of the Iridium bankruptcy proceedings. If orders related to the Iridium operations and maintenance contract were removed from orders at December 31, 1998, that number would decrease from $6.4 billion to $5.9 billion. Orders increased in Europe, Asia and Latin America while North America was flat. IDEN technology orders increased in North America and declined in all other regions.

     The segment had an operating loss of $479 million compared to an operating profit a year earlier of $819 million. The operating loss was due to $1.3 billion of net special items consisting of: $1.3 billion of charges related to the Iridium project $14 million for in-process research and development charges related to the acquisition of SpectraPoint Wireless LLC, offset by the $67 million reversal of accruals related to the 1998 Program. The Iridium related charge and the Company's exposure related to Iridium are discussed further in
Note 8, Commitments and Contingencies. The 1998 operating profit includes net special items of $167 million, including $159 million for restructuring and other charges and $8 million of miscellaneous charges.

     Excluding net special items, operating profits decreased 20% to $793 million compared to $986 million in 1998. Operating profits for the terrestrial wireless infrastructure business decreased as investments in research and development were made. The satellite communications business had an operating loss compared to an operating profit in 1998 primarily because the business stopped recognizing revenue on the operations and maintenance contract with Iridium after the second quarter of 1999, and continued to perform its services under that contract throughout 1999. This segment was not impacted by discontinued businesses.

     NSS's market share of terrestrial wireless infrastructure sales declined in 1999. The decline is largely attributable to a lack of participation in the market for TDMA infrastructure equipment, the lack of its own mobile switch product offering and the lack of presence in some of the large GSM operators. Strategic relationships and third generation wireless technology development efforts, some of which are discussed in the following paragraphs, are underway to address the factors that have caused the segment's decline in market share.

     Motorola plays a key role in the wireless communications industry's efforts to develop common standards for third generation (3G) technology, with Motorola executives chairing key positions in 3G standards bodies worldwide. NSS is a leader in the deployment of new data services over Global Packet Radio Switch
(GPRS) and CDMA. NSS is participating in several major trials and enabled BT Cellnet of the United Kingdom to place the world's first GPRS data transfer call over a GSM system. Motorola was awarded a contract from RadioMobil of the Czech Republic to deploy a GPRS system. In addition, high-speed wireless Internet access was launched commercially in January 2000 on the NSS CDMA system in Japan. These data services are transitional technologies that are expected to lead to the commercial deployment of 3G services.

     NSS received several major contracts in all of its key technologies. Among these were GSM expansion contracts for Germany's T-Mobil and contracts to upgrade and expand GSM digital communications system in China. NSS was awarded a new three-year CDMA equipment supply contract in North America from Sprint PCS
and received a contract to expand its trial CDMA system in China.   NSS was also
awarded a five-year extension to the iDEN infrastructure supply agreement with Nextel as well as iDEN system expansions in Argentina, Brazil, Colombia, Mexico, Singapore, and Japan.

     NSS launched several major programs and alliances in 1999 and substantially increased investments in future technology development. One key area is to develop and deliver a complete, integrated, end-to-end Internet Protocol (IP)- based communications architecture. To enable the shift to IP, Motorola and Cisco Systems, Inc. announced an alliance to develop and deliver the first all-IP platform for the wireless industry, which will unite different standards for wireless services worldwide, and introduced an open Internet-based platform for
integrated data, voice and video services over wireless networks.   Other
enabling IP alliances include an agreement with Sun Microsystems, Inc. for high-availability platforms and a memorandum of understanding with Telcordia Technologies, Inc. for wireless call agent software.

     Motorola and Cisco Systems, Inc. purchased the fixed wireless assets of Bosch Telecom, Inc. and created a jointly owned company called SpectraPoint Wireless LLC, which focuses on delivering high-speed data, voice and video capabilities to businesses over a fixed wireless infrastructure. SpectraPoint Wireless has already been awarded three contracts.

     Motorola and Alcatel announced they will provide new functionality and features to the CDMA platform for the EMX(R) switch. This also allows Motorola the ability to offer customers Alcatel's S12 switching platform for CDMA networks. In addition, Motorola and Alcatel will work together to develop integrated 3G CDMA technology based on mobile-switched networks.

     Motorola's contract with Teledesic LLC for design and construction of a satellite communications network continues to be contingent upon Teledesic's approval following a technical review period. This technical review period was originally scheduled to end on Sept. 11, 1999, but Teledesic has extended the period several times. Currently the review period is scheduled to end on March 24, 2000. Approval of the contract is in the sole discretion of Teledesic, and there can be no assurances that Teledesic will provide this approval.

COMMERCIAL, GOVERNMENT AND INDUSTRIAL SYSTEMS

($ in millions)
Years ended December 31                    1999            1998            1997
-------------------------------------------------------------------------------
Orders                                   $4,733          $4,009          $4,147
 % change from prior year                   18%             -3%
Segment sales                            $4,068          $4,079          $4,037
 % change from prior year                    0%              1%
Operating profit (loss) before tax       $  609          $  412             345
 % change from prior year                   48%             19%
Special Items:  Income(Expense)
----------------------------------
Iridium Related                          $   (8)         $    -          $    -
Restructuring & Other                         -            (127)              -
Sale of Investments/Businesses              198              90              10
In-Process Research & Development            (4)              -               -
Miscellaneous                                 -              (9)              -
                                         --------------------------------------
Net Special Items                        $  186          $  (46)         $   10
                                         --------------------------------------
Operating profit (loss) excluding
 special items                           $  423          $  458          $  335
 % change from prior year                   -8%             37%

     The Commercial, Government and Industrial Solutions Segment (CGISS) primarily designs, manufactures, sells, installs and services analog and digital two-way radio voice and data products and systems for many different commercial, governmental and industrial customers worldwide.

     Segment sales were flat at $4.1 billion and orders increased 18% to $4.7 billion. Operating profits increased 48% to $609 million.

     Orders were higher in all regions and significantly higher in Europe and Asia. The significant order increase in Europe is largely based on TETRA contracts received in 1999. TETRA (TErrestrial Trunked RAdio) is the European standard for both private and public digital trunked radio communications products. The significant order increase in Asia is believed to be due to the economic recovery from the 1998 recession in the region.

     Segment geographic sales were higher in the Americas and Asia while they declined in Europe, due mainly to customers scheduling of installation of TETRA-based equipment beyond 1999.

     The increase in CGISS operating profit was due entirely to a gain of $198 million on the sale of its North American Antenna Site business. The segment also recognized other special items of $8 million for Iridium related charges and $4 million for in-process research and development charges related to the acquisition of Software Corporation of America, Inc. 1998 operating profits included a net special charge of $46 million comprised of $127 million for restructuring and other charges and $9 million of other charges, partially offset by $90 million of income related to the sale of businesses.

     Excluding net special items, operating profits declined 8% to $423 million from $458 million the prior year. The decline in profit is attributable to increased operating expenses related to new business development.

     Sales and orders for ongoing businesses were flat. Operating profit for ongoing businesses, excluding net special items, declined 7% to $416 million from $447 million in 1998. The decline in profits is attributable to increased operating expenses related to new business development.

     Market share data for the segment's primary business, providing two-way radio voice and data products and systems, is very difficult to obtain on a reliable basis. The segment believes that its market share in 1999 was comparable to its market share in 1998.

     The Radio Solutions business within CGISS continued to make significant progress in developing and deploying digital two-way radio communications based on industry standards. CGISS has installed more than 325 ASTRO(R) digital systems worldwide, including more than 170 systems that are compliant with Project 25, the U.S. digital standard for public-safety communications. CGISS also has been awarded more than 15 contracts to date for Dimetra(TM) equipment, which is based on the TETRA standard. CGISS was also awarded a contract for a private iDEN communications system from Consolidated Edison of New York and delivered the first phase of the first private iDEN system in China.

     CGISS is expanding its portfolio of advanced, integrated communications and information system solutions for commercial, government and industrial customers worldwide. CGISS was awarded a contract from the Warsaw, Poland police force for a command and control computer system that provides the commander with a
complete picture of the law enforcement landscape.   The system solution
includes advanced digital radio-communications based on the European TETRA standard. CGISS also introduced the PowerCom(TM) system, which enables electric utilities to offer pre-pay services to customers. The service is planned to be deployed by Salt River Project in Arizona. Integration of gate-control, baggage, ticketing, passenger check-in and docking control information systems was completed for the new terminal at Beijing Capital Airport.

     CGISS announced the XTS 3500, the newest addition to its ASTRO XTS family of digital portable radios. The XTS 3500 radio offers enhanced portable performance and better protection against radio frequency interference from other wireless radio systems and is one of the first digital portable radios scheduled to be Type 1 encryption certified. The Company also announced a new advanced key management system, the first compliant with the Project 25 standard's OTAR(TM), Over-The-Air-Rekeying, suite, for use with its ASTRO Project 25-compliant integrated voice and data radio systems.

     The Company acquired Software Corporation of America, Inc. (SCA), a provider of wireless applications and middleware for public safety and other markets. CGISS announced the release of TxMessenger(TM), a new mobile messaging application that supports customers currently using Motorola's TX(TM) and WaveSoft(R)-Link mobile messaging applications.

     The Systems Solution business within CGISS is a supplier to the government market for defense and space electronics. Awards from the U.S. Department of Defense included contracts for Tactical Airspace Integration Systems, Tactical Operations Centers, Common Ground Stations, Joint Services Workstations and Theatre Deployable-Integrated Communications Access Packages. In addition, a team from Raytheon and Motorola was selected to work on the U.K. Ministry of Defense Airbourne Stand-Off Radar program. The business also provided deep-space transponders for the U.S. National Aeronautics and Space Administration's STARDUST mission spacecraft to collect comet dust samples.

     The Worldwide Smartcard Solutions Division of CGISS announced multiyear contracts valued in excess of $500 million during the year for its smartcard automated fare collection systems to be implemented in Germany, Singapore, Australia, Italy, the Netherlands, China and the United States. The division also introduced BiStatix(TM) systems, a powerful new technology that allows the creation of cost-effective "smart" labels. The technology allows RFID (radio frequency identification) antennas to be printed on materials, including paper, with conductive non-metallic ink. The division established agreements with leading business forms providers Moore Corp. and Toppan Forms to jointly develop and market BiStatix smart label solutions. During the year, the division introduced three new RFID card reader solutions and shipped its 60 millionth wireless RFID card to date for the physical access control market.

BROADBAND COMMUNICATIONS

($ in millions)
Years ended December 31                    1999            1998            1997
-------------------------------------------------------------------------------
Orders                                   $2,693          $2,435          $1,971
 % change from prior year                   11%             24%
Segment sales                            $2,532          $2,177          $1,855
 % change from prior year                   16%             17%
Operating profit (loss) before tax       $  294          $  168          $  (57)
 % change from prior year                   75%            394%
Special Items:  Income(Expense)
----------------------------------
Sale of Investments/Businesses           $   67          $   11          $   11
Miscellaneous                               (84)            (41)           (111)
                                         --------------------------------------
Net Special Items                        $  (17)         $  (30)         $ (100)
                                         --------------------------------------
Operating profit (loss) excluding
 special items                           $  311          $  198          $   43
 % change from prior year                   57%            362%

     The Broadband Communications Segment (BCS) designs, manufactures and sells digital and analog set top terminals and systems for wired and wireless cable television networks, high speed data products, as well as hybrid fiber/coaxial network transmission systems used by cable television operators, and is a provider of digital satellite television systems for programmers, direct-to-home
(DTH) satellite networks and private networks for business communications.

     Segment sales rose 16% to $2.5 billion and orders increased 11% to $2.7 billion. Operating profits increased 75% to $294 million compared to $168 million a year ago.

     Segment sales and orders increased primarily due to increased sales and orders of digital cable systems, transmission network systems and high-speed data products, partially offset by lower sales of analog cable and satellite products. The increased sales reflect the commitment of cable television operators to deploy interactive digital systems in order to offer advanced entertainment, interactive services and Internet access to their customers. On a geographic basis, the mix of sales and orders by region were relatively flat. The majority of the segment's sales, approximately 90%, were in the Americas in 1999 and 1998.

     Operating profits were $294 million, compared with $168 million a year ago. Operating profits increased due to higher sales and reduced period overhead spending as a result of the cost reduction actions taken in the latter part of 1998 and early in 1999. Operating profits in 1999 include $17 million of net special charges comprised of a $58 million litigation charge related to an unfavorable arbitration ruling with respect to a license agreement and $26 million of inventory write-downs and other charges primarily related to the loss of a significant customer in the satellite business and the continued transition from analog to digital products, offset by $67 million of income, primarily from the sale of investments. The 1998 operating profit includes net special charges of $30 million, comprised of a $41 million charge primarily related to inventory and other asset write-downs and other charges related to the decline of the satellite business, offset by $11 million of income from the sale of investments.

     Excluding special items operating profit increased 57% to $311 million from $198 million in 1998. The increase in operating profits is due primarily to reasons discussed above.

SEMICONDUCTOR PRODUCTS

($ in millions)
Years ended December 31                    1999            1998            1997
-------------------------------------------------------------------------------
Orders                                   $8,077         $ 7,425         $ 8,416
 % change from prior year                    9%            -12%
Segment sales                            $7,370         $ 7,314         $ 8,003
 % change from prior year                    1%             -9%
Operating profit (loss) before tax       $  619         $(1,225)        $   168
 % change from prior year                  151%           -829%
Special Items:  Income(Expense)
----------------------------------
Restructuring & Other                    $    -            (731)           (170)
Sale of Investments/Businesses              373               -              23
In-Process Research & Development           (42)              -               -
Miscellaneous                                 -             (21)            (27)
                                         --------------------------------------
Net Special Items                        $  331         $  (752)        $  (174)
                                         --------------------------------------
Operating profit (loss) excluding
 special items                           $  288         $  (473)        $   342
 % change from prior year                  161%            238%

     The Semiconductor Products Segment (SPS) designs, produces and sells integrated semiconductor solutions for the networking and computing, transportation, wireless communications and imaging/entertainment equipment markets worldwide.

     Segment sales increased 1% to $7.4 billion and orders rose 9% to $8.1 billion. The segment had an operating profit of $619 million compared to an operating loss of $1.2 billion a year ago.

     In the Networking and Computing Systems Group sales and orders increased as a result of the sales growth of key customers. In the Wireless Subscriber Systems Group sales increased and orders were significantly higher due to the rapid growth of the wireless telephone market, including sales growth within the Company's PCS segment, which is the group's largest customer. In the Transportation Systems Group sales and orders increased due to the higher penetration of electronics in automotive production. In the Semiconductor Components Group sales and orders declined significantly due to the fact that the Group was sold in the third quarter 1999.

     Geographic sales and orders increased in Asia, Japan, the Americas and Europe. By end market, orders increased significantly in the Wireless Subscriber Systems Group, and increased in the Network and Computing Systems Group and Transportation Systems Group, and decreased in the Imaging and Entertainment Group. By end market, sales grew in the Imaging and Entertainment Group, the Wireless Subscriber Systems Group, Networking and Computing Systems Group and the Transportation Systems Group. Sales to Motorola internal business units consumed 22% of the segment's product output in both 1999 and 1998.

     A robust and continuing semiconductor industry recovery in 1999, following a three-year recessionary period, positively impacted the segment's financial performance. In 1999, according to the Semiconductor Industry Association, worldwide industry sales increased 18.9%, following an 8.4% decline in 1998, 4.0% growth in 1997, and an 8.6% decline in 1996. The Company estimates that worldwide semiconductor industry growth in the years 2000 and 2001 will be in the 20-25% range.

     The segment had an operating profit of $619 million compared to an operating loss of $1.2 billion a year ago. Operating profit for 1999 includes $331 million of net special items comprised of a $360 million gain from the sale of the Semiconductor Components Group and a $13 million gain from the sale of investments, partially offset by a $35 million charge for the write-off of acquired in-process research and development related to the acquisition of Metrowerks, Inc., and a $7 million charge for the write-off of acquired in-process research and development related to the acquisition of Digianswer A/S. The 1998 operating loss includes $752 million of net special items comprised of $731 million for restructuring, asset impairment and other charges associated with the 1998 restructuring programs and $21 million of miscellaneous charges.

     Excluding net special items, operating profits were $288 million compared to an operating loss of $473 million in 1998. This improvement in operating profits reflects several factors. The profit improvement is the result of the impact of restructuring programs, including the exit of low-growth or unprofitable businesses, the consolidation of manufacturing facilities and the reduction of headcount. These restructuring programs included the strategic decision to focus the business on the specific high-growth end markets mentioned earlier and to emphasize systems-on-chip solutions, providing opportunities to reap the benefits of higher gross margins from value-added hardware, software and services.

     For ongoing businesses, which exclude the results the Semiconductor Components Group business that was sold in 1999, sales increased 11% to $6.5 billion and orders increased 20% to $7.1 billion. This growth was driven by recovery of the semiconductor industry from its recessionary period. Operating profits for ongoing businesses, excluding net special items were $175 million versus an operating loss of $528 million in 1998. This growth was due to margin generated from higher sales. Although the increases in sales and orders are attributable to the worldwide semiconductor industry recovery mentioned earlier, the segment believes it experienced some market share loss in 1999.

     SPS has been involved in a major restructuring of its business since the middle of 1997. That restructuring effort was substantially completed at the end of 1999. One large element of that restructuring process involved the sale of the Semiconductor Components Group. This business accounted for approximately 25% of the segment's annual sales. Because a comparison of the segment's results versus a year ago have been so significantly affected by the sale of this business, a clearer view of comparative performance can be seen when results are compared on an ongoing business basis. In addition to the sale of the Semiconductor Components Group mentioned above, the segment sold factories in Taiwan and South Korea.

     In mid-1998, the segment launched an initiative to increase the use of foundry manufacturing, with the goal of achieving 30% outsourcing by the end of 2000 and 50% outsourcing by year-end 2002. Improving the return on net assets, more effectively leveraging a smaller capital investment and increasing flexibility are key reasons for the foundry strategy. By year-end 1999, the segment was ahead of the timetable, having outsourced 25% of production for the year and over 33% during the fourth quarter. The segment also exceeded the goal of reducing the number of devices it manufactured and sold by 50% by the end of 1999, compared with mid-1997 levels. In addition to the divestiture of the components business, non-strategic, low-volume products were trimmed from the portfolio to reduce overhead costs and generate profit improvements, without creating a material impact on sales going forward.

     Capital expenditures in 1999 decreased 16% compared to 1998. Capital expenditures are estimated to increase in 2000, in response to industry growth expectations. Emphasis will continue to be on expanding and increasing capacity for leading-edge technologies, including RFBiCMOS, GaAS, SmarTMOS and HiPERMOS.

     The Company purchased all of the outstanding shares of Metrowerks, Inc. for approximately $98 million. This acquisition, added the CodeWarrior(R) product line to the segment's software development tools portfolio. In the fourth quarter the Company acquired Digianswer A/S for approximately $45 million. This acquisition enables new opportunities for SPS to embed Digianswer's version of the Bluetooth short-range personal area wireless networking standard into its DigitalDNA(TM) product portfolio for wireless connectivity, portable computing and home networking platforms.

     SPS technology innovations during 1999 included announcement of the world's thinnest functional transistor using a new class of semiconductor materials called perovskites. It will enable future chips to be faster and more powerful while consuming far less power. Process technology breakthroughs included shipment of the world's first products using 300 millimeter wafers from Semiconductor300, the segment's research and development joint venture in Dresden, Germany, with Infineon Technologies. The segment announced a breakthrough to integrate copper with porous low-k dielectric films, once thought unachievable, and a breakthrough enabling next-generation lithography targeted at below 0.1 micron feature sizes.

     For the wireless subscriber equipment market, SPS announced the world's first baseband processor that can execute all existing major, wireless standards, allowing manufacturers to incorporate one standard processor across product lines.

     The MPC7400 PowerPC(TM) microprocessor debuted with copper interconnect and AltiVec(TM) technologies. In addition to powering Apple Computer Inc.'s PowerMac(TM)G4 series, the MPC7400 is being used by customers in embedded applications markets including real-time interactive video communications, array processing, high-end scientific and high definition television (HDTV).

     For performance-intensive applications of wireless and wireline infrastructure customers that provide Internet telephony gateways and next-generation digital cellular systems, SPS announced the industry's most powerful digital signal processor (DSP), the MSC8101, for packet switched networks. It is the first DSP chip developed by the StarCore alliance formed last year with Lucent Technologies, and the first Motorola DSP to use 0.13 micron copper interconnect technology. Also developed by the StarCore alliance, SPS announced the SC140 DSP core for telecom applications, which can reduce development time for communications electronic products by 50%.

     Many innovations were developed for networking customers, some to enhance delivery and speed of Internet services. Among them was the new CopperGold(TM) Lite chip set for modem manufacturers, offering an analog solution for accessing the

Internet today and a digital subscriber line (DSL) connection for high-bandwidth Internet access when offered in the future by local service providers.

     Innovations for transportation customers included an advanced driver information system that customers can tailor to specific platforms. The MobileGT(TM) platform is being developed as an open Java-centric offering in partnership with IBM, Embedded Planet and QNX Software Systems.

     The segment's Imaging and Entertainment Systems business partnered with Identix Inc. and introduced an optical reader that sets new standards in biometric fingerprint security for small size, low cost and high reliability. Target markets include e-commerce, personal computing, auto, wireless communications and financial services. Innovations for entertainment end-markets included development of an M-DTV(TM) module that allows consumers to receive digital TV (DTV) or HDTV broadcasts affordably, using current analog TV sets. The MCT2100 is a new digital receiver technology developed for DTV and HDTV that solves reception problems broadcasters have due to reflected signals from obstacles or buildings. Working with Sarnoff Corp. and DirecTV, a new digital TV set-top-box was announced that allows TVs to receive digital signals from both land-based stations and from DirecTV satellite.

OTHER PRODUCTS

     The Other Products segment primarily includes the Integrated Electronic Systems Sector (IESS), the Internet and Networking Group (ING), the Network Management Group (NMG), which holds and manages investments in terrestrial and satellite-based network operators, and other corporate programs. The Other Products Segment recorded restructuring and other charges of $366 million and $95 million, in 1998 and 1997, respectively.

INTEGRATED ELECTRONIC SYSTEMS SECTOR

     The Integrated Electronic Systems Sector (IESS) designs, manufactures and sells automotive and industrial electronics products and solutions, energy storage products and systems, and multi-function embedded board and computer system products and telematics products and solutions. Telematics products and solutions successfully blend innovative wireless communications and automotive technologies to provide security, information, convenience and entertainment services from a central service center to drivers and passengers. Both sales and orders increased significantly compared to last year.

     Sales increased 3% and orders increased 5%. The Sector experienced increases in sales and orders for each of its market segments in 1999. The Sector had an operating profit versus a loss in 1998. Operating profit increased due to a restructuring charge in 1998 that was partially returned as income in 1999 and higher sales in the energy systems and computer systems businesses. The operating loss in 1998 was primarily due to charges associated with restructuring programs, which included exiting non-strategic businesses that were not meeting their financial performance objectives. During the year the Company sold its non-silicon component manufacturing business to CTS Corp.

     Operating profit includes net special items, representing reversal into income of restructuring and other accruals related to the 1998 restructuring program offset by charges related to the sale of businesses. The 1998 operating profit includes net special items representing restructuring and other charges offset by income from the sale of businesses. Excluding net special items from both years operating profit increased due to higher sales in the energy systems and computer systems businesses.

     For ongoing businesses, sales increased 17% and orders were 18% higher. Sales for ongoing businesses increased due to higher demand for telecommunication products and battery packs and power supplies for cellular telephones. The operating profit improvement was primarily due to higher sales in energy systems and computer systems.

     The Sector is focused on growing opportunities in the embedded electronic systems market. The market for embedded technologies and systems is projected by industry analysts to experience strong growth in 2000 and beyond.

INTERNET AND NETWORKING GROUP

     The Internet and Networking Group (ING) manufactures and sells cable access units, analog and digital transmission devices and other data communication devices, as well as wireline networking products that carry converged voice and data traffic.

     ING sales decreased 14% and orders decreased 7%. The Group had an operating profit in 1999 compared to an operating loss a year ago. Included in the 1999 operating profit are net special items representing gains from the sale of investments. Included in the 1998 operating loss are net special items representing restructuring and other charges and in-process research and development costs related to the acquisition of Starfish Software, Inc.

     Excluding net special items from both years, the Group had a larger operating loss, resulting from decreased sales in 1999 compared to 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents aggregated $3.5 billion at the end of 1999, compared to $1.6 billion at the end of 1998. A significant source of cash for the Company was $2.6 billion from the sale of investments and businesses as well as $2.1billion generated from operations.

     Cash provided by operations increased 65% or $845 million to $2.1 billion in 1999 compared with $1.3 billion in 1998 and $2.6 billion in 1997. The increased cash flow from operations in 1999 versus 1998 was primarily due to an increase in net earnings, adjusted for non-cash items, of $916 million year over year. Operating cash flow includes cash paid for the Company's restructuring programs. The cash outflows for these programs in 2000 and beyond is expected to be significantly less than in 1999 and 1998 as the programs had nearly reached their completion as of December 31, 1999. Through December 31, 1999, the Company's 1998 Program utilized approximately $789 million in cash payments including $189 million in 1999 and $600 million in 1998. At December 31, 1999, the remaining accrual balance for the 1998 Program is $27 million, which the Company expects to pay in cash by the end of the first quarter 2000. During 1999 the Company's 1998 Program reached its planned completion. Through December 31, 1999, the Company's 1997 Program utilized approximately $50 million in cash payments including $4 million in 1999, $43 million in 1998 and $3 million in 1997. At December 31, 1999, the remaining accrual balance is $13 million, which relates to contractual commitments and warranty liability and may extend past the 2000 year end. Operating cash flow includes cash payments of $758 million for Iridium related charges in 1999. At December 31, 1999 development and commercialization reserves for the Iridium project were $1.8 billion, of which the Company expects to make approximately $430 million in cash payments and $1.4 billion in write-offs.

     Net cash used in investing activities was $960 million in 1999 compared with $3.1 billion in 1998 and $2.6 billion in 1997. The decrease in use of cash from investing activities in 1999 compared with 1998 was primarily due to lower capital expenditures and increased proceeds from dispositions of investments and businesses. Capital expenditures continue to represent the single largest use of the Company's cash. In 1999 capital expenditures were $2.9 billion compared to $3.3 billion in 1998 and $3.0 billion in 1997. Of this total, $1.5 billion occurred in semiconductor fixed asset expenditures, a reduction of $277 million from the amount spent in this segment in 1998. The Semiconductor Products segment continued to comprise the largest portion of capital expenditures, with approximately 53% of all such investments in 1999. For 2000, total fixed asset expenditures are expected to be $4.9 billion, of which $2.3 billion is expected to be spent in the Semiconductor Products segment and $120 million in the Broadband Communications Segment. The Company also used cash to increase its investments in short-term investments. Offsetting these uses of cash, $2.6 billion of cash was generated from the sales of investments and businesses including the sale of the Semiconductor Components Group, the North American Antenna Site business, the non-silicon component manufacturing business and chip processing facilities in Taiwan and Korea.

     Net cash provided by financing activities was $788 million in 1999 compared to $1.9 billion in 1998 and $95 million in 1997. Improved cash flow from operations resulted in reduced external financing requirements. As discussed below, the Company generated $981 million in net proceeds from the sale of subordinated debentures and bonds in February and June 1999. These proceeds were used to reduce short-term indebtedness. Additionally the Company received $544 million from the issuance of common stock, related to the exercise of stock options. Increased financing needs in 1998 were driven primarily by lower operating cash flow, significantly increased customer financing and net cash used in investing activities. Cash provided from financing activities in 1998 was primarily from commercial paper and short-term borrowings of $1.6 billion and net proceeds from the issuance of long-term debt of $773 million. The Company's ratio of net debt to net debt plus equity was 8.2% at December 31, 1999 compared with 23.8% at December 31, 1998 and 11.3% at December 31, 1997.

     In February 1999, Motorola Capital Trust I, a Delaware statutory business trust and wholly-owned subsidiary of Motorola, sold 20 million Trust Originated Preferred Securities (SM) ("TOPrS") to the public at an aggregate offering price of $500 million. The Trust used the proceeds from this sale, together with the proceeds from its sale of common stock to Motorola, to buy a series of 6.68% Deferrable Interest Junior Subordinated Debentures, due March 31, 2039 (''Subordinated Debentures'') from Motorola with the same payment terms as the TOPrS. Motorola, in turn, used the $484 million of net proceeds from the sale of the Subordinated Debentures to reduce short-term indebtedness.

     On June 21, 1999, the Company's finance subsidiary sold an aggregate face principal amount at maturity of $500 million of 6.75% Guaranteed Bonds due June 21, 2004, to non-U.S. persons. The Bonds were sold outside of the United States in reliance on Regulation S under the Securities Act of 1933, as amended. The net proceeds to the finance subsidiary from the issuance and sale of the bonds were $497 million and were used to reduce its short-term indebtedness. Shortly after the sale, the finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on the bonds from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding of its underlying assets.

     The Company and its finance subsidiary have revolving domestic credit agreements of one and five years with a group of banks for $2.5 billion. The one-year and five-year revolving domestic credit agreements expire in September of 2000 and September of 2002, respectively. Commitment fees assessed against the daily average amounts unused range from 5 to 6.25 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 1999. The Company also has non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. Commitment fees against unused amounts are 25 basis points. At December 31, 1999, the Company's total available domestic and non-U.S. credit facilities aggregated $5.3 billion, of which $275 million was used and the remaining $5.1 billion was available to back up outstanding commercial paper which totaled $2.3 billion.

     The Company believes that it can continue to access the capital markets in 2000, if necessary, on terms and conditions acceptable to it, despite increased long-term financing activities in 1999 and late 1998. However, there are many factors that affect the Company's ability to access the capital markets, many of which are outside the control of the Company, such as the Company's credit ratings and liquidity of the capital markets. There can be no assurances that the Company will continue to have access to the capital markets on favorable terms.

     Purchasers of the Company's infrastructure equipment continue to require suppliers to provide long-term financing in connection with equipment purchases. Financing may include all or a portion of the purchase price and working capital. The Company also may assist customers in getting financing from banks and other sources. During 1999 the Company significantly increased the amount of customer financing provided by its consolidated financing subsidiary. As a result of increased demand for customer financing, the Company's consolidated financing subsidiary borrowed more money in 1999. The Company expects that the need to provide this type of financing or to arrange financing for its customers will continue and may increase in the future.

     The number of weeks that accounts receivable was outstanding improved to
7.7 weeks from 8.2 in 1998 and 7.6 in 1997. The decrease in accounts receivable weeks partially resulted from continued focus on accounts receivable management, including offering cash discounts for early payment, and collections of extended term financing. Inventory turns, using the cost-of-sales calculation method, improved to 5.9 in 1999 from 5.1 in 1998 and 4.9 in 1997.

Iridium Program
---------------

     At December 31, 1999, the Company owned, directly and indirectly, approximately 18% of the equity interests in Iridium LLC and its operating subsidiaries (Iridium LLC and its operating subsidiaries are collectively referred to as "Iridium") and a significant portion of a series of Iridium bonds. Since August 1999, Iridium operated as debtors-in-possession under Chapter 11 of the U.S. Federal Bankruptcy Code. On March 17, 2000, Iridium began winding down and liquidating its operations because no qualified bid to purchase the Iridium satellites was received.

     The Company recorded $2.1 billion, $360 million and $178 million of charges in 1999, 1998 and 1997 respectively, related to the Iridium program. The Company recorded a special charge during 1999 of $2.0 billion to: (i) increase its reserve related to its financial exposure to the Iridium project, (ii) to write-down the value of the Iridium bonds it holds and (iii) to reserve for assets at risk and other potential contractual obligations. These reserves and write-downs are believed by management to be sufficient to cover the Company's current exposure, but do not include additional special charges that may arise as a result of litigation related to the Iridium project. There were no special charges recorded in 1998 or 1997 related to the Iridium project.

     The following table presents the Company's provisions for bond investment write-down and development and commercialization reserves, and the Company's share of Iridium net losses for the years ended December 31, 1999, 1998 and 1997 and where on the consolidated statements of operations these items are recorded:


Classification of Iridium Charges in Statements of Operations
($ in Millions)
                                      -----------------------------  ------------------------------  -------------------------------
                                                   1999                          1998                             1997
                                      -----------------------------  ------------------------------  -------------------------------
                                                 Cost of    1999                Cost of      1998                Cost of     1997
Special Charges:                         SG&A    Sales     Total       SG&A      Sales       Total      SG&A      Sales      Total
                                      -----------------------------  ------------------------------  -------------------------------
   Bond Investment write-down          $   157    $    -   $   157     $    -    $   -      $   -     $   -     $    -      $    -
   Development & Commercialization
      provisions                         1,019       806     1,825          -        -          -         -          -           -
                                      -----------------------------  -----------------------------   -------------------------------
   Total Special Charges               $ 1,176    $  806   $ 1,982     $    -    $   -      $   -     $   -     $    -      $    -
                                      -----------------------------  ------------------------------  -------------------------------

Other Charges:
   Development & Commercialization
      Provisions                       $    56    $   31   $    87     $   14    $  81     $   95     $   -     $  132      $  132
   Company's share of Iridium
      net losses                            50        -         50        265        -        265        46          -          46
                                      -----------------------------  -----------------------------   -------------------------------
   Total Other Charges                 $   106    $   31   $   137     $  279    $  81    $   360     $  46     $  132      $  178
                                      -----------------------------  ------------------------------  -------------------------------

Total Charges                          $ 1,282    $  837   $ 2,119     $  279    $  81    $   360     $  46     $  132      $  178
                                      =============================  ==============================  ===============================

     The Company had equity investments and notes receivable in several Iridium gateway companies, accounts receivable from Iridium, capital call obligations and contractual commitments and other obligations in the amount of $1.8 billion all of which had been reserved or written-off as of December 31, 1999. The amounts are detailed in the tables that follow.

------------------------------------------------------------------------------
Company Assets:                                     Dec. 31,       Dec. 31,
  Investments:                                        1999           1998
                                                    ---------      ---------
     Equity investment in Iridium                      $    -         $   50
     Bond investment in Iridium                             -            157
     Investments in and notes receivable
        from Iridium gateway companies                     39             56
                                                    ---------      ---------
Total                                                  $   39         $  263
                                                    ---------      ---------

  Accounts Receivable:
     Operations & Maintentance contract
           Deferred amount due to Company              $  400         $    -
           Other amounts due to Company                   179            176
                                                    ---------      ---------
                                                       $  579         $  176

     Other contracts                                       82             88
                                                    ---------      ---------
Total                                                  $  661         $  264
                                                    ---------      ---------

Company Guarantees and Other:
  Bank Guarantees and Other Financial Commitments:
     Senior Secured Credit Agreement Capital Call      $   50         $   50
     Senior Guaranteed Credit Agreement                     -            750
     Conditional Commitment to Provide Guarantee    See Below      See Below
                                                    ---------      ---------
Total                                                  $   50         $  800
                                                    ---------      ---------

  Contractual Commitments and Other Obligations:
     Obligations to subcontractors                     $   85         $  109
     Assets at risk and other estimated potential
        contractual obligations                           963            791
                                                    ---------      ---------
Total                                                  $1,048         $  900
                                                    ---------      ---------

Total Company Assets and Guarantees                    $1,798         $2,227
                                                    =========      =========

 Company Development and Commercialzation
     Reserves (See table that follows)                 $1,798         $  649
                                                    =========      =========

------------------------------------------------------------------------------

     The Company accounted for its investment in Iridium under the equity method of accounting due to its financial influence on Iridium in the form of guarantees of Iridium's indebtedness, its contract with Iridium for the operation and maintenance of the global communications system and the other financial commitments more fully discussed below. The Company's equity investment in Iridium reached zero due to recording its share of Iridium net losses in the first quarter of 1999 but the Company continued to record provisions to establish reserves related to its financial commitments and debt guarantees to Iridium. The Company's equity investments in several Iridium gateway companies as well as the contra asset related to a valuation reserve was included in other assets in the consolidated balance sheets. The Company's portion of Iridium bonds was included in other assets and the bond write-down was included as a contra-asset in other assets, in the consolidated balance sheets.

     The Company had several contracts with Iridium, primarily for the operation and maintenance of the global personal communications system. The Company stopped recognizing revenue on the operations and maintenance contract with Iridium after the second quarter of 1999, and continued to perform its services under that contract throughout 1999 without being paid currently, although the Company has not waived its right to receive payment. The Company had previously agreed to permit Iridium to defer up to $400 million of amounts owed under its operations and maintenance contract with the Company. As of December 31, 1999, the Company had accounts receivable from Iridium relating to the operations and maintenance contract of $579 million and accounts receivable for other contracts with Iridium of $82 million. All of these amounts have been reserved as of December 31, 1999.

     The repayment by Iridium of the contractually deferred amounts owed under the operations and maintenance contract with the Company and the amount of borrowings by Iridium under the Guaranteed Credit Agreement were subordinated to repayment of Iridium's Secured Credit Agreement, as was the repayment to the Company by Iridium of any other amounts the Company paid to the lenders under its guarantees and certain other obligations owed to the Company. As a result of the Chapter 11 filing, Iridium was believed unlikely to be able to repay in full to the Company amounts previously deferred under its various contracts with the Company and was unlikely to be able to pay amounts which accrued after the filing and which had not been paid.

     The Company has subcontracts for portions of the system, for which it generally remained obligated in the amount of $85 million as of December 31, 1999. In addition, the Company had investments in assets related to these contracts which were at risk, such as inventory, manufacturing equipment and buildings, as well as other potential obligations in connection with these contracts, the value of which the Company estimated to be approximately $963 million as of December 31, 1999. The Company will incur substantial costs in winding down operations related to the Iridium program, therefore these obligations and assets were written down or reserved to zero as of December 31, 1999.

     The following table presents the activity of the Company's development and commercialization reserves for the years December 31, 1999, 1998 and 1997 related to the Iridium project:

------------------------------------------------------------------------------
                                              Dec. 31,    Dec. 31,    Dec. 31,
Development and Commercialization Reserves      1999        1998        1997
                                              --------------------------------
Provisions:
  Special Charges                               $1,825       $   -       $   -
  Other Charges                                     87          95         132
                                              --------------------------------
Total Provisions                                $1,912       $  95       $ 132

Amounts Used
  Payments under Guaranteed Credit Agreement      (743)          -           -
  Interim Funding to Iridium                       (20)          -           -
                                              --------------------------------
Development and Commercialization Reserves      $1,798       $ 649       $ 554
------------------------------------------------------------------------------

     The development and commercialization provisions for the years ended December 31, 1999, 1998 and 1997 are shown in the above table. During 1999 the Company used $763 million of the development and commercialization reserve including payment by the Company of $743 million to the banks as payment of guaranteed amounts under the Senior Guaranteed Credit Agreement and $20 million in additional funding to Iridium while Iridium sought to attract additional investment and achieve its financial restructuring.

     The development and commercialization reserve as of December 31, 1999 was $1.8 billion of which $869 million was included in accrued liabilities, $734 million was included as a contra asset, in inventories, $79 million was included as a contra asset, in property, plant and equipment, $72 million was included as a contra asset, in other assets, $39 million was included in other liabilities, $4 million was included in accounts payable, and $1 million was included as a contra asset, in accounts receivable, in the consolidated balance sheets. The reserve as of December 31, 1998 was $649 million of which $529 million was included in accrued liabilities and $120 million was included in other liabilities in the consolidated balance sheets. The related reserves for 1997 were $554 million and were included in accrued liabilities in the consolidated balance sheets.

     Additionally in 1999, the Company wrote down its investment in Iridium bonds. The bond write-down of $157 million is reflected in selling, general and administrative expenses in the consolidated statements of operations. The bond write-down of $157 million is reflected as a contra-asset, in other assets, in the consolidated balance sheets as of December 31, 1999.

     Iridium's only outstanding bank facility as of December 31, 1999 was an $800 million Senior Secured Credit Agreement (the "Secured Credit Agreement"). Iridium was in default under the Secured Credit Agreement and on approximately $1.4 billion of public debt.

     During most of 1999, Iridium had outstanding a $750 million Senior Guaranteed Credit Agreement (the "Guaranteed Credit Agreement"). The Guaranteed Credit Agreement was guaranteed by the Company and Iridium had borrowed all of the funds available. On November 15, 1999, the Company paid the banks approximately $743 million to satisfy its guarantee under the Guaranteed Credit Agreement. With that payment, the Company believes it satisfied all of its guarantee obligations under this Agreement. By satisfying its guarantee obligations, the Company avoided paying additional interest and substantial monthly fees to the banks.

     Subject to the automatic stay provisions of Chapter 11, the lenders under the Secured Credit Agreement could have accelerated Iridium's obligations under the Secured Credit Agreement and sought to foreclose on their security interests in substantially all of Iridium's assets. Iridium was subject to a court order (the "Court Order") which permitted it to make only a limited use of some of the assets subject to these security interests. The Court Order generally permitted Iridium, during the term of the Court Order, to pay only specified budgeted amounts and prohibited Iridium from making any payments to Motorola. The Court Order was effective through March 17, 2000. In addition, under the Court Order, Motorola has no obligation to continue providing those services to Iridium after March 17, 2000 since it is not being paid for those services. Although not required to do so, Motorola expects to maintain the Iridium system for a limited time, while a deorbiting plan is finalized.

     The Company had agreed under a Memorandum of Understanding to provide a guarantee of up to an additional $350 million of Iridium debt for Iridium's use, subject to certain conditions. Iridium requested Motorola to provide this guarantee during the third quarter of 1999, however, Motorola believes it was not obligated to do so. In certain circumstances and subject to certain conditions, $300 million of such guarantee could have been required to be used to guarantee amounts borrowed under the Secured Credit Agreement. The lenders under the Secured Credit Agreement asserted that Iridium failed to have the Company provide such guarantee as required, and that the Company was obligated to provide them with this $300 million guarantee. The Company believes that it was not obligated to do so. Iridium has also stated that it believed it was not obligated to have the Company provide this $300 million guarantee to these lenders. The lenders under the Secured Credit Agreement have also demanded that the investors in Iridium comply with their capital call requirements. In the Company's case, this could require an additional equity investment of $50 million.

     During the fourth quarter of 1999, Motorola led a group of investors in providing a $20 million funding commitment to Iridium. It was used by Iridium to fund its on-going operations through February 15, 2000 while it sought to attract additional investment and achieve its financial restructuring. Iridium continued discussions with its lenders and creditors regarding plans to restructure its debt and Motorola worked with Iridium and its other investors to find viable restructuring options.

     Creditors and other stakeholders in Iridium may seek to bring various claims against the Company, with respect to payments previously made by Iridium to the Company, and otherwise. As described in "Legal Proceedings," a number of purported class action lawsuits alleging securities law violations have been filed naming Iridium, certain current and former officers of Iridium, other entities and the Company as defendants.

     On February 17, 2000, Motorola and Eagle River Investments, LLC provided an additional $5 million of funding which Iridium used to fund its on-going operations through March 6, 2000 while Eagle River Investments, LLC developed a follow-up financing plan for submission to the bankruptcy court. Eagle River Investments, LLC subsequently did not submit that plan and, on March 6, 2000, the lenders under the Secured Credit Facility allowed Iridium to use $3 million of funds for permitted expenses while Iridium sought a qualified bid for their assets.

     A discussion of the Company's commitments and contingencies are detailed in Notes 8 and 9 to the consolidated financial statements.

     The Company believes that it has adequate internal and external resources available to fund expected working capital and capital expenditure requirements through fiscal 2000.

OTHER MATTERS

   Environmental Matters

     A discussion of the Company's environmental matters is detailed in Note 9 to the supplemental consolidated financial statements.

   Acquired In-Process Research & Development

     A discussion of the Company's Acquired In-Process Research and Development costs is discussed in Note 13 to the supplemental consolidated financial statements.

   Year 2000

     Motorola has not experienced any significant Year 2000 related issues. The Company's success in dealing with the Year 2000 rollover was the culmination of three years of preparation The Company plans to continue to monitor date-related product and system performance issues through the end of March, 2000 to account for any possible leap year-related or residual Year 2000 issues, and will continue to handle these issues thereafter in the normal course of its commercial operations.

     Motorola estimates that the expected total aggregate cost of its Year 2000 activities from 1997 to 2000 were $212 million. Of this amount, approximately $104 million was for external costs and $108 million for internal costs. While the Company does not expect to be sued in connection with the Year 2000 rollover, because of the success of its Year 2000 program, there can be no assurances there will not be lawsuits or other unforeseen costs associated with the rollover. These costs are not included in the aggregate cost described above. In addition, it is possible that date-related issues involving the products, services or operations of customers, suppliers or other third parties could arise in the future, which could adversely affect Motorola.

   Euro Conversion

     On January 1, 1999, the euro was created and eleven of the fifteen member countries of the European Union (EU) established fixed conversion rates between their existing national currencies and the euro. The participating countries adopted the euro as their common legal currency on that date. Until January 1, 2002, either the euro or a participating country's present currency (a "national currency") will be accepted as legal currency. On or before January 1, 2002, euro-denominated notes and coins will begin to be issued and national currencies will start to be withdrawn from circulation.

     The Company formed a joint European-United States task force to assess the potential impact to the Company that may result from the introduction of the euro. In addition to tax and accounting considerations, the Company continues to assess the potential impact from the euro conversion in a number of areas, including the following: (1) the technical challenges to adapt information technology and other systems to accommodate euro-denominated transactions; (2) the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same product in different countries; (3) the impact on currency exchange costs and currency exchange rate risk; and (4) the impact on existing contracts.

     The Company has established a euro project plan with two phases. Each business segment is responsible for following this plan and internal audit is reviewing progress against established milestones. Phase I of the plan was to enable the Company to be "euro-capable," meaning able to process euro transactions and comply with all relevant EU and national regulations. This was accomplished by January 1, 1999 by all business segments. Phase II of the plan is intended to enable various Motorola businesses in Europe to become "euro-functional," meaning that the functional currency used by the businesses in relevant countries will be the euro. Phase II is targeted to be completed by January 1, 2001.

     (1) Technical Challenges: As of January 1, 1999, the Company's information systems are "euro-capable." The costs to migrate systems and equipment to "euro-capability" were not significant, as many of the Company's systems were already multi-currency capable. Project plans for becoming "euro-functional" in Phase II are completed and the project has been initiated. Cost estimates have not yet been completed for this phase, but the costs are not expected to be material to the Company.

     (2) Competitive Impacts: The Company believes that it will not experience a significant competitive impact as a result of the cross-border price transparency that will result from the euro conversion. Motorola is already a multi-currency company operating in a global market with a presence in most countries within the EU. A number of contracts are negotiated on a world-wide basis with the U.S. Dollar as the basis for price negotiations. As a result, price transparency already exists. Additionally, in the European sales environment, the presence of the same major customers in various consortia means that comparison of prices by large customers is already well established. Accordingly, the Company does not anticipate a material impact to our business due to the elimination of currency barriers that will result from the euro conversion.

     (3) Continuity of Material Contracts: European legislation has been written specifying that contracts may not be terminated or frustrated by the introduction of the euro unless this event is specifically provided for as being an event of termination, force majeure or frustration. In addition, a number of U.S. states, including California, Illinois and New York, have adopted legislation to confirm that the introduction of the euro will not by itself allow parties to avoid or alter their contractual obligations, unless the parties have otherwise agreed. Further, the Company's business units have reviewed, and will continue to review, all relevant contracts and work together with customers to try to ensure that contractual matters affected by the euro conversion are addressed. Although the Company will continue to evaluate contractual issues that may result from the euro conversion, it currently believes that these issues are unlikely to have a material impact on its business.

     (4) Currency Exchange Costs and Exchange Rate Risk: The Company's currency risk and risk management for operations in participating EU countries may be reduced as a result of the euro conversion. The Company expects overall currency management costs to decrease, as there will be fewer currencies to manage. Company has already established plans for each business segment to manage any impact caused by changes in billing practices for either customers or vendors as a result of the euro conversion. The Company is unable to predict how rapidly these changes may occur.

     The Company will continue to evaluate the issues relating to the euro conversion. However, based on its work to date, the Company believes that the introduction of the euro and the phasing out of national currencies is unlikely to have a material adverse effect on its consolidated financial position, liquidity or results of operations.

   Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities", subsequently amended by SFAS
No. 137, which the Company is required to adopt in the first quarter of 2001. SFAS 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of non-owner changes to equity until the hedged transactions occur and are recognized in earnings. The impact of SFAS 133 on the Company's consolidated financial position, liquidity and results of operations will depend upon a variety of factors, including future interpretive guidance from the FASB and the extent of the Company's hedging activities. However, the Company does not expect the adoption of SFAS 133 will materially affect its consolidated financial position, liquidity or results of operations.

   2000 Segment Realignment

     Beginning in the first quarter of 2000 the Company intends to change its segment reporting by adding the following new segment:

 .    The Integrated Electronics Systems Sector, IESS, which has been included in the Other Products segment, will be reported as a separate segment. Management believes that growth prospects for IESS are strong, particularly for Telematics products and systems solutions, which blend innovative wireless communications and automotive technologies to provide security, information, convenience and entertainment services from a central service center to drivers and passengers.

Restated historical segment data will be available for the first quarter 2000.

MARKET RISK FACTORS

Interest Rate Market Risk

     The Company has fixed-income investments consisting of cash equivalents, short-term investments, and long-term finance receivables. See Note 2 to the supplemental consolidated financial statements for information about the long-term finance receivables.

     The majority of the long-term finance receivables are floating rate notes subject to periodic interest rate adjustments. The Company's practice is to fund these receivables with commercial paper to minimize the effects of interest rate changes. Management does not expect gains or losses on short-term investments and short-term debt to have a material effect on the Company's financial position, liquidity or results of operations.

     In June 1999, the Company's finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% Guaranteed Bonds due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The fair value of these interest rate swaps would hypothetically increase by $12.7 million as of year end 1999 if LIBOR rates were to increase by a hypothetical 10%.

Foreign Exchange Market Risk

     See Note 1 to the supplemental consolidated financial statements for a description of the Company's currency translation and transaction accounting policies, and Note 5 for information about the Company's currency exposure management policy and strategy.

     Foreign exchange financial instruments that are subject to the effects of currency fluctuations which may affect reported earnings include derivative financial instruments and other financial instruments, which are not denominated in the currency of the legal entity holding the instrument. Derivative financial instruments consist primarily of forward contracts. Other financial instruments, which are not denominated in the currency of the legal entity holding the instrument, consist primarily of cash, short-term deposits, long-term financing receivables, equity investments, and notes as well as accounts payable and receivable. Accounts payable and receivable are reflected at fair value in the financial statements. The fair value of the remainder of the foreign exchange financial instruments would hypothetically decrease by $187 million as of year-end 1999 if the U.S. dollar were to depreciate against all other currencies by 10%. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: a) all current payables and receivables that are hedged were not realized, b) all hedged commitments and anticipated transactions were not realized or canceled, and c) hedges of these amounts were not canceled or offset. The Company does not expect that any of these conditions will be realized. The Company expects that gains and losses on the derivative financial instruments should offset gains and losses on the assets, liabilities and future transactions being hedged. The foreign exchange financial instruments are held for purposes other than trading.

Equity Price Market Risk

     The value of the cost-based equity investments, as defined by Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," would change by approximately $762 million as of year-end 1999 if the price of the stock in each of the publicly-traded companies were to change by 10%. These equity securities are held for purposes other than trading.

     The analysis methods used by the Company to assess and mitigate risk discussed above should not be considered projections of future events.

BUSINESS RISK FACTORS

     With the exception of historical facts, the statements in Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements based on current expectations that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about selling, general and administrative costs, research and development spending, depreciation expense, interest expense, tax rate, growth in the digital telephone market, component shortages for, wireless telephones, product introductions in 2000 and the impact on the Company, the Company's role in 3G, the impact of various alliances on the Network Systems Segment, the introduction of new infrastructure products and technology, worldwide semiconductor industry growth, outsourcing in the semiconductor business, semiconductor capital expenditures, the impact of technology innovations in the semiconductor business, the market for embedded technologies and systems, the Company's access to capital markets, customer financing, future events regarding Iridium and the impact on the Company, Year 2000 costs, the euro conversion, the growth of the Integrated Electronics System Sector, the effect of market risk factors, and statements in the section titled Outlook.

     We wish to caution the reader that the following important business risks and factors, and those business risks and factors described elsewhere in the commentary or our other Securities and Exchange Commission filings, could cause our actual results to differ materially from those stated in the forward-looking statements.

General

  Impact of Restructuring Programs

  . The impact of manufacturing consolidation, cost reduction and restructuring programs on the Company's ability to effectively compete and to continue to grow.

  Integration of New Businesses

  . The ability of the Company to integrate its newly acquired businesses, and to achieve strategic objectives, cost savings and other benefits.

  Recruitment and Retention of Employees

  . The ability of the Company to recruit and retain engineers and other highly skilled personnel needed to compete in an intensely competitive market and develop successful new products.

  Economic Conditions in China

  . During 1999, 10% of the Company's sales were in China and it has significant operations in China. An economic downturn in China's economy could materially adversely impact the Company.

  The Success of Various Efforts to Stabilize Economic Conditions in Parts of Asia, Including Japan

  . During 1999, 16% of the Company's sales were in Japan and Asia-Pacific (excluding China). If the economic recession being experienced in some Asian countries fails to improve, or spreads to other parts of Asia, the Company's performance will likely be adversely impacted.

  Economic Conditions in Other Foreign Markets

  . Because more than half of the Company's sales are outside the U.S., the Company's results could be materially adversely affected by weak economic conditions in countries in which it does sizable business and emerging markets (in which there tend to be significant growth) and by changes in foreign currency exchange rates which can introduce significant volatility to rates of growth.

  Changes in Government Policy or Economic Conditions

  . The effect of, and change in, trade, monetary and fiscal policies, laws and regulations, other activities of U.S. and non-U.S. governments, agencies and similar organizations, and social and economic conditions, affecting the Company's operations, including in emerging markets in Asia and Latin America.

  Strategic Alliances

  . Motorola's success in partnering with other industry leaders to meet customer product and service requirements, particularly in its communications businesses.

  Euro Conversion

  . Risks related to the introduction of the euro currency in Europe, including the ability of the Company to successfully compete in Europe.

  Development of Acquired Technologies

  . During 1998 and 1999, the Company acquired controlling and non-controlling interests in several businesses that had technology that was not fully developed. If these technologies are not fully developed in a timely manner, the Company's investments in such companies could be materially adversely impacted.

  Outcome of Litigation

  . The outcome of pending and future litigation and the protection and validity of patents and other intellectual property rights. Patent and other intellectual property rights of the Company are important competitive tools and many generate income under license agreements. There can be no assurances as to the favorable outcome of litigation or that intellectual property rights will not be challenged, invalidated or circumvented in one or more countries.

  Actual Adverse Market Conditions

  . The risk that the actual adverse market conditions differ from the assumed adverse market conditions that are used in the market risk factors discussion, causing actual future results to differ materially from projected results.

Communications Businesses

  Component Shortage

  . The Company's ability to meet customer demands depends in part on our ability to obtain timely delivery of parts and components from our suppliers. We have experienced component shortages in the past, including components for wireless telephones, that have adversely affected our operations. Although we work closely with our suppliers to avoid these types of shortages, there can be no assurances that we will not continue to encounter these problems in the future.

  Pricing Pressures

  . Continued pricing pressure on wireless telephones, infrastructure equipment, paging and messaging products and infrastructure, and the adverse impact on gross margins for those products, especially because of economic conditions in Asia and Latin America that have resulted in significant pressure to reduce the cost of the Company's products in order to compete with manufacturers in Asia.

  Transition from Analog to Digital

  . The ability of the Company's wireless telephone business to continue its transition to digital technologies and successfully compete in that business and retain or gain market share. The Company faces intense competition in these markets from both established companies and new entrants. Product life cycles can be short and new products are expensive to develop and bring to market.

  Development of New Products and Technologies

  . The risks related to the Company's significant investment in developing and introducing new products such as digital wireless telephones, two-way and voice paging, CDMA and other technologies for third generation (3G) wireless, products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems, integrated digital radios, and semiconductor products. These risks include: difficulties and delays in the development, production, testing and marketing of products; customer acceptance of products, particularly as the Company's focus on the consumer market increases; the development of industry standards; the significant amount of resources the Company must devote to the development of new technology; and the ability of the Company to differentiate its products and compete with other companies in the same market.

  Demand for Paging Products

  . The impact of continued or increased weak demand for paging products particularly in North America and China, the two largest markets for these products.

  Risks Related to the Iridium(R) System

  . Unfavorable outcomes to any currently pending or future litigation involving the Iridium project.

  . Difficulties, delays and unexpected liabilities or expenses encountered in connection with the implementation of Iridium's liquidation proceedings, including those encountered in finalizing and implementing the deorbiting process and in resolving any remaining obligations Motorola has under its agreements related to the Iridium project.

  . Difficulties, delays and unexpected liabilities or expenses incurred in effectively reallocating resources that were previously dedicated to the Iridium project.

  Demand for Customer Financing

  . Increasing demand for customer financing of equipment sales, particularly infrastructure equipment, and the ability of the Company to provide financing on competitive terms with other companies.

  Risks from Large System Contracts

  . Risks related to the trend towards increasingly large system contracts for infrastructure equipment and the resulting reliance on large customers, the technological risks of such contracts, especially when the contracts involve new technology, and financial risks to Motorola under these contracts, including the difficulty of projecting costs associated with large contracts.

  Demand for Wireless Communications Equipment

  . The need for continued significant demand for wireless communications equipment, including of the type the Company manufactures or is developing.

  Growth in the Cable Industry

  . Continued growth in the cable industry and that industry's ability to compete with other entertainment providers.

Semiconductor Businesses

  Continued Recovery of Semiconductor Market Recession

  . The impact of the continued recovery in the semiconductor market and the Company's participation in that recovery. The semiconductor business has restructured itself to participate in some of the semiconductor markets with the best growth potential. There can be no assurances that this strategy will be successful.

  Ability to Compete in Semiconductor Market

  . The ability of Motorola's semiconductor business to compete in the highly competitive semiconductor market. Factors that could adversely affect Motorola's ability to compete include: production inefficiencies and higher costs related to underutilized facilities, including both wholly-owned and joint venture facilities; shortage of manufacturing capacity for some products; competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; risk of inventory obsolescence due to shifts in market demand; the continued growth of embedded technologies and systems and the Company's ability to compete in that market; and the effect of orders from Motorola's equipment businesses.

  Success and Impact of Increased Use of Foundry Manufacturing Capacity

  . The ability of Motorola's semiconductor business to increase its utilization of foundry manufacturing capacity and the impact of such efforts on capital expenditures, production costs and ability to satisfy delivery requirements.

  Electronic Content in Cars and Trucks

  . Continued significant increases in electronic cars and trucks and consumer demand for the related products and services.


iDEN, StarTAC, EMX, ASTRO, Dimetra, PowerCom, OTAR, TxMessenger, TX, WaveSoft, BiStatix, CodeWarrior, DigitalDNA, CopperGold, MobileGT and M-DTV are trademarks or registered trademarks of Motorola, Inc. All other product names and other trademarks or service marks used herein are the property of their respective owners.

     The following information supplements Item 6, Selected Financial Data, and
Item 8, Financial Statements and Supplementary Data, as incorporated by reference into Part II of Motorola's Annual Report on Form 10-K for the year ended December 31, 1999 that was originally filed on March 22, 2000, to reflect the combination of General Instrument with Motorola.


SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Motorola, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger of Motorola, Inc. and General Instrument Corporation on January 5, 2000, which has been accounted for as a pooling-of-interests as described in
Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Motorola, Inc. and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


/s/ KPMG LLP


Chicago, Illinois
March 17, 2000

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                        Motorola, Inc. and Subsidiaries
               Supplemental Consolidated Statements of Operations

                                                      Years Ended December 31
                                                    ---------------------------
(In millions, except per share amounts)              1999      1998      1997
NET SALES                                           $33,075   $31,340   $31,498
-------------------------------------------------------------------------------
COSTS AND EXPENSES
 Manufacturing and other costs of sales              20,631    19,396    18,532
 Selling, general and administrative expenses         5,446     5,656     5,373
 Restructuring and other charges                       (226)    1,980       327
 Research and development expenditures                3,560     3,118     2,930
 Depreciation expense                                 2,243     2,255     2,394
 Interest expense, net                                  138       215       136

TOTAL COSTS AND EXPENSES                             31,792    32,620    29,692
EARNINGS (LOSS) BEFORE INCOME TAXES                   1,283    (1,280)    1,806
-------------------------------------------------------------------------------
INCOME TAX PROVISION (BENEFIT)                          392      (373)      642
NET EARNINGS (LOSS)                                 $   891   $  (907)  $ 1,164
-------------------------------------------------------------------------------
BASIC EARNINGS (LOSS) PER COMMON SHARE              $  1.26   $ (1.31)  $  1.71
DILUTED EARNINGS (LOSS) PER COMMON SHARE            $  1.22   $ (1.31)  $  1.67
-------------------------------------------------------------------------------
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      706.5     690.3     680.3
-------------------------------------------------------------------------------
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING    734.0     690.3     697.6
-------------------------------------------------------------------------------

See accompanying notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                        Motorola, Inc. and Subsidiaries
                    Supplemental Consolidated Balance Sheets

                                                              December 31
                                                          -------------------
(In millions, except per share amounts)                    1999        1998
-----------------------------------------------------------------------------

ASSETS
Current assets
Cash and cash equivalents                                 $ 3,537     $ 1,602
Short-term investments                                        699         171
Accounts receivable, net                                    5,627       5,393
Inventories                                                 3,707       4,026
Deferred income taxes                                       3,247       2,463
Other current assets                                          768         766
                                                          -------     -------
Total current assets                                       17,585      14,421
                                                          -------     -------
Property, plant and equipment, net                          9,591      10,286
Other assets                                               13,313       6,244
                                                          -------     -------
TOTAL ASSETS                                              $40,489     $30,951
-----------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable and current portion of long-term debt       $ 2,504     $ 2,909
Accounts payable                                            3,285       2,568
Accrued liabilities                                         7,117       6,412
                                                          -------     -------
Total current liabilities                                  12,906      11,889
                                                          -------     -------
Long-term debt                                              3,089       2,633
Deferred income taxes                                       3,719       1,203
Other liabilities                                           1,598       1,313
                                                          -------     -------

Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely company-
  guaranteed debentures                                       484          --

Stockholders' equity
Preferred stock, $100 par value issuable in series
   Authorized shares: 0.5 (none issued)                        --          --
Common stock, $3 par value
   Authorized shares: 1999 and 1998, 1,400
      Issued and outstanding: 1999, 713.1; 1998, 698.1      2,140       2,095
Additional paid-in capital                                  4,145       3,255
Retained earnings                                           8,890       8,290
Non-owner changes to equity                                 3,518         273
                                                          -------     -------
Total stockholders' equity                                 18,693      13,913
                                                          -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $40,489     $30,951
=============================================================================

See accompanying notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                        Motorola, Inc. and Subsidiaries
          Supplemental Consolidated Statements of Stockholders' Equity

                                                            Non-Owner Changes To Equity
                                                      ---------------------------------------
                                               Common      Fair Value
                                             Stock and     Adjustment      Foreign       Minimum
                                             Additional    To Certain      Currency      Pension
                                              Paid-In      Cost-Based    Translation    Liability    Retained      Comprehensive
(In millions, except per share amounts)       Capital     Investments    Adjustments    Adjustment    Earnings     Earnings (Loss)
---------------------------------------------------------------------------------------------------------------   ------------------
Balances at January 1, 1997                    $ 4,383      $   (26)      $  (121)        $    --      $ 8,607
---------------------------------------------------------------------------------------------------------------   ------------------
Net earnings                                                                                             1,164                1,164
Conversion of zero coupon notes                      7
Fair value adjustment to certain
 cost-based investments:
  Reversal of prior period adjustment                            26                                                              26
  Recognition of current
   period unrecognized gain                                     552                                                             552
Change in foreign currency
 translation adjustments                                                     (119)                                             (119)
Minimum pension liability adjustment                                                          (38)                              (38)
Stock options and other                            338
Dividends declared                                                                                        (286)
---------------------------------------------------------------------------------------------------------------   ------------------
Balances at December 31, 1997                  $ 4,728      $   552       $  (240)        $   (38)     $ 9,485              $ 1,585
---------------------------------------------------------------------------------------------------------------   ==================
Net loss                                                                                                  (907)                (907)
Conversion of zero coupon notes                      3
Fair value adjustment to certain
 cost-based investments:
  Reversal of prior period adjustment                          (552)                                                           (552)
  Recognition of current
   period unrecognized gain                                     479                                                             479
Change in foreign currency
 translation adjustments                                                       34                                                34
Minimum pension liability adjustment                                                           38                                38
Issuance of common stock                           443
Stock options and other                            176
Dividends declared                                                                                        (288)
---------------------------------------------------------------------------------------------------------------   ------------------
Balances at December 31, 1998                  $ 5,350      $   479       $  (206)        $   ---      $ 8,290              $  (908)
---------------------------------------------------------------------------------------------------------------   ==================
Net earnings                                                                                               891                  891
Conversion of zero coupon notes                      9
Fair value adjustment to certain
 cost-based investments:
  Reversal of prior period
   adjustment                                                  (479)                                                           (479)
  Recognition of current
   period unrecognized gain                                   3,830                                                           3,830
Change in foreign currency
 translation adjustments                                                      (33)                                              (33)
Minimum pension liability adjustment                                                          (73)                              (73)
Issuance of common stock                           188
Gain on sale of subsidiary stock                    82
Stock options and other                            656
Dividends declared                                                                                        (291)
--------------------------------------------------------------------------------------------------------------   -------------------
Balances at December 31, 1999                  $ 6,285      $ 3,830        $ (239)         $  (73)     $ 8,890              $ 4,136
--------------------------------------------------------------------------------------------------------------   ===================

See accompanying notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                        Motorola, Inc. and Subsidiaries
               Supplemental Consolidated Statements of Cash Flows

                                                                                                  Years Ended December 31
                                                                                                ----------------------------
(In millions)                                                                                     1999       1998       1997
-----------------------------------------------------------------------------------------------------------------------------


OPERATING
Net earnings (loss)                                                                             $   891    $  (907)   $ 1,164
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
 Restructuring and other charges                                                                   (226)     1,980        327
 Iridium charges                                                                                  2,119        360        178
 Depreciation                                                                                     2,243      2,255      2,394
 Deferred income taxes                                                                             (443)      (933)       (93)
 Amortization of debt discount and issue costs                                                       11         11         10
 Warrant costs related to customer purchases                                                         26         22      -----
 Gain on disposition of investments and businesses, net of acquisition charges                   (1,054)      (137)      (107)
 Change in assets and liabilities, net of effects of acquisitions and dispositions:
  Accounts receivable                                                                              (135)      (243)      (754)
  Inventories                                                                                      (678)       249       (903)
  Other current assets                                                                              (16)        35       (106)
  Accounts payable and accrued liabilities                                                          361       (669)       546
  Other assets and liabilities                                                                     (959)      (728)       (60)
                                                                                              -------------------------------
Net cash provided by operating activities                                                         2,140      1,295      2,596
-----------------------------------------------------------------------------------------------------------------------------
INVESTING
Acquisitions and advances to affiliates                                                            (632)      (820)      (326)
Proceeds from dispositions of investments and businesses                                          2,556        383        258
Capital expenditures                                                                             (2,856)    (3,313)    (2,954)
Proceeds from dispositions of property, plant and equipment                                         468        507        454
(Purchases) sales of short-term investments                                                        (496)       164        (37)
                                                                                              -------------------------------
Net cash used for investing activities                                                             (960)    (3,079)    (2,605)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING
(Repayment of) proceeds from commercial paper and short-term borrowings                            (403)     1,627       (100)
Proceeds from issuance of debt                                                                      501        773        312
Repayment of debt                                                                                   (47)      (293)      (102)
Issuance of common stock                                                                            544         53        146
Issuance of preferred securities of subsidiary trust                                                484      -----      -----
Payment of dividends                                                                               (291)      (288)      (286)
Other financing activities, net                                                                   -----      -----        125
                                                                                              -------------------------------
Net cash provided by financing activities                                                           788      1,872         95
-----------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                        (33)        34       (119)
-----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                            $ 1,935    $   122    $   (33)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                    $ 1,602    $ 1,480    $ 1,513
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                          $ 3,537    $ 1,602    $ 1,480
=============================================================================================================================


Supplemental Cash Flow Information
-----------------------------------------------------------------------------------------------------------------------------
CASH PAID DURING THE YEAR FOR:
Interest                                                                                        $   266    $   287    $   216
Income taxes                                                                                    $   301    $   398    $   613
=============================================================================================================================

See accompanying notes to supplemental consolidated financial statements.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

1.   Company Background and Summary of Significant Accounting Policies

     Company Background: On January 5, 2000, Motorola, Inc. completed its previously announced merger with General Instrument Corporation (General Instrument) by exchanging 100.6 million shares of its common stock for all of the common stock of General Instrument. Each share of General Instrument was exchanged for 0.575 share of Motorola, Inc.'s common stock. Motorola, Inc. has accounted for the merger as a pooling-of-interests, and accordingly, all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of Motorola, Inc. and General Instrument (collectively referred to as the "Company"). The effects of conforming General Instrument's accounting policies to those of Motorola, Inc. were not material.

The following table presents details of the results of operations for the separate companies for the years ended December 31, 1999, 1998 and 1997, preceding the merger:

                                                                                                  Years Ended December 31
                                                                                              -------------------------------
(In millions)                                                                                   1999       1998       1997
----------------------------------------------------------------------------------------------------------------------------

NET SALES
 Motorola, Inc.                                                                                $30,931    $29,398    $29,794
 General Instrument Corporation                                                                  2,192      1,988      1,764
 Eliminations                                                                                      (48)       (46)       (60)
                                                                                            --------------------------------
                                                                                               $33,075    $31,340    $31,498
----------------------------------------------------------------------------------------------------------------------------

NET EARNINGS (LOSS)
 Motorola, Inc.                                                                                $   817    $  (962)   $ 1,180
 General Instrument Corporation                                                                     74         55        (16)
                                                                                            --------------------------------
                                                                                               $   891    $  (907)   $ 1,164
----------------------------------------------------------------------------------------------------------------------------

     Principles of Consolidation: The supplemental consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries in which it has control. The Company's investments in non-controlled entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company's investments in other entities are carried at their historical cost. Certain of these cost-based investments are marked-to-market at the balance sheet date to reflect their fair value with the unrealized gains and losses, net of tax, included in a separate component of stockholders' equity.

     Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Revenue Recognition: The Company uses the percentage-of-completion method to recognize revenues and costs associated with most long-term contracts. For contracts involving certain new technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, customer acceptance is obtained and other contract-specific factors have been completed. For other product sales, revenue is recognized at the time of shipment, and reserves are established for price protection and cooperative marketing programs with distributors.

     Advertising and Sales Promotion Costs: Advertising and sales promotion costs are expensed as incurred and are included in selling, general and administrative expenses in the supplemental consolidated statements of operations.

     Inventories: Inventories are valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

     Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally using the declining-balance method, based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years).

     Intangible Assets: Goodwill and other intangible assets are recorded at cost and amortized primarily on a straight-line basis over periods ranging from 3 to 40 years.

     Investments: Marketable equity securities held by the Company are classified as "available-for-sale" securities and reported at fair value. Any unrealized holding gains and losses, net of deferred taxes, are excluded from operating results and are recognized as a separate component of stockholders' equity until realized. The fair values of the securities are determined based on market prices, and realized gains and losses are determined using the securities' cost.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     Long-Lived Assets: Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the amount of an asset to future net undiscounted cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period.

     Foreign Currency Translation: The Company's European and Japanese operations and certain non-consolidated affiliates use the respective local currencies as the functional currency. For all other operations, the Company uses the U.S. dollar as the functional currency. The effects of translating the financial position and results of operations of local functional currency operations into U.S. dollars are included in a separate component of stockholders' equity.

     Foreign Currency Transactions: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is recorded within selling, general and administrative expenses in the supplemental consolidated statements of operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Foreign exchange financial instruments that hedge investments in foreign subsidiaries are marked-to-market, and the results are included in stockholders' equity. Other gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications: Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 1999 presentation.

     Recent Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards
(SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities", subsequently amended by SFAS No. 137, which the Company is required to adopt in the first quarter of 2001. SFAS 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of non-owner changes to equity until the hedged transactions occur and are recognized in earnings. The impact of SFAS 133 on the Company's consolidated financial position, liquidity and results of operations will depend upon a variety of factors, including future interpretive guidance from the FASB and the extent of the Company's hedging activities. However, the Company does not expect the adoption of SFAS 133 to materially affect its consolidated financial position, liquidity or results of operations.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
2.   Motorola Credit Corporation

     Motorola Credit Corporation (MCC), the Company's wholly owned finance subsidiary, is engaged principally in financing long-term commercial receivables arising out of equipment sales made by the Company to customers throughout the United States and internationally.

     MCC's interest revenue is included in the Company's consolidated net sales. Interest expense totaled $72 million in 1999, $37 million in 1998 and $13 million in 1997, and is included in manufacturing and other costs of sales. In addition, long-term finance receivables of $1.7 billion and $1.1 billion (net of allowance for losses on commercial receivables of $292 million and $167 million, respectively) at December 31, 1999 and 1998 are included in other assets.

Summary Financial Data of Motorola Credit Corporation

                                           1999       1998       1997
----------------------------------------------------------------------
Total revenue                             $  159     $   72      $  29
                                          ------     ------      -----
Net earnings                                  53         21         11
                                          ------     ------      -----
Total assets                               2,015      1,152        458
                                          ------     ------      -----
Total liabilities                          1,768        977        367
                                          ------     ------      -----
Total stockholder's equity                $  247     $  175      $  91
----------------------------------------------------------------------

--------------------------------------------------------------------------------
3.   Other Financial Data

Statement of Operations Information

Years ended December 31                  1999        1998        1997
----------------------------------------------------------------------
Research and development                $3,560      $3,118      $2,930
                                        ------      ------      ------
Foreign currency losses                     19          22          --
                                        ------      ------      ------
Interest expense, net:
 Interest expense                          307         304         226
 Interest income                          (169)        (89)        (90)
                                        ------      ------      ------
  Interest expense, net                 $  138      $  215      $  136
----------------------------------------------------------------------

     The following table presents a reconciliation of the numerators and denominators of basic and diluted earnings (loss) per common share:

Years ended December 31                   1999        1998       1997
----------------------------------------------------------------------
Basic earnings (loss) per
 common share
Net earnings (loss)                      $  891     $ (907)     $1,164
Weighted average common
 shares outstanding                       706.5      690.3       680.3
                                         ------     ------      ------
Per share amount                         $ 1.26     $(1.31)     $ 1.71
                                         ======     ======      ======
Diluted earnings (loss) per
 common share
Net earnings (loss)                      $  891     $ (907)     $1,164
Add: Interest on zero coupon
 notes, net                                   2         --           5
                                         ------     ------      ------
Net earnings (loss), as adjusted         $  893     $ (907)     $1,169
                                         ------     ------      ------
Weighted average common
 shares outstanding                       706.5      690.3       680.3
Add: Effect of dilutive
 securities
  Stock options                            18.8        ---        11.0
  Warrants                                  6.8        ---         ---
  Zero coupon notes                         1.9        ---         6.3
                                         ------     ------      ------
Diluted wtd. average common
 shares outstanding                       734.0      690.3       697.6
                                         ------     ------      ------
Per share amount                         $ 1.22     $(1.31)     $ 1.67
----------------------------------------------------------------------

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     In the computation of diluted loss per common share for the year ended December 31, 1998, the assumed conversions of the zero coupon notes due 2009 and 2013, warrants and options outstanding were excluded because their inclusion would have been antidilutive.

Balance Sheet Information

December 31                                     1999            1998
----------------------------------------------------------------------
Inventories:
 Finished goods                               $  1,199        $  1,191
 Work-in-process and production
  materials                                      2,508           2,835
                                              --------        --------
  Total                                       $  3,707        $  4,026
                                              --------        --------

Property, plant and equipment:
 Land                                         $    288        $    302
 Buildings                                       6,103           6,321
 Machinery and equipment                        16,124          16,778
                                              --------        --------
                                                22,515          23,401
Less accumulated depreciation                  (12,924)        (13,115)
                                              --------        --------
  Total                                       $  9,591        $ 10,286
                                              --------        --------

Other assets:
 Equity-based investments in
  affiliated companies                        $  1,212        $    968
 Cost-based investments in
  affiliated companies                           1,506           1,476
 Fair value adjustment of certain
  cost-based investments                         6,321             791
 Long-term finance receivables                   1,679           1,062
                                              --------        --------
 Goodwill and intangibles                        2,005           1,878
 Less accumulated amortization                    (460)           (339)
                                              --------        --------
                                                 1,545           1,539
 Other                                           1,050             408
                                              --------        --------
  Total                                       $ 13,313        $  6,244
                                              --------        --------

Accrued liabilities:
 Dividends payable                            $     74        $     72
 Contribution to employees' profit
  sharing funds                                    173              78
 Income taxes payable                               11              91
 Taxes other than income taxes                     359             313
 Deferred revenue                                  586             382
 Accrued warranties                                379             382
 Compensation                                      710             586
 Restructuring and other accruals                   40             666
 Customer reserves                                 410             422
 Iridium reserves                                  869             529
 Other                                           3,506           2,891
                                              --------        --------
  Total                                       $  7,117        $  6,412
----------------------------------------------------------------------

     Contract field inventories, which are included in finished goods, are inventories held by customers for which no sales have yet been recorded. At December 31, 1999 and 1998, contract field inventories were $190 million and $127 million, respectively.

     Unbilled receivables which are included in accounts receivable but not yet billed to the customers were $737 million and $600 million at December 31, 1999 and 1998, respectively.

     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", requires the carrying value of available for sale securities to be adjusted to fair value. The Company classifies certain of its cost-based investments as available for sale securities. As such, the Company recorded an increase to stockholders' equity, other assets and deferred income taxes of $3.8 billion, $6.3 billion and $2.5 billion as of December 31, 1999; and an increase to

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

stockholders' equity, other assets and deferred income taxes of $479 million, $791 million and $312 million as of December 31, 1998.

  The Company has an investment in equity securities of a publicly traded company which have certain restrictions and which may, under certain circumstances, cause the investment to be redeemed at cost. Such restrictions do not lapse until April 2000. Therefore, the Company has not reflected this investment at its fair value at December 31, 1999. Accordingly, the Company is carrying this investment at its cost of $21 million, which is included in other assets in the supplemental consolidated balance sheets. When such restrictions expire, the investment will be classified as available-for-sale with any unrealized gain or loss recorded through stockholders' equity. At December 31, 1999, the fair value of this investment were it not restricted would have been approximately $1.1 billion.

Stockholders' Equity Information

Comprehensive Earnings (Loss)
-----------------------------

  Comprehensive earnings (loss) for the years ended December 31, 1999, 1998 and 1997, were $4.1 billion, ($908) million and $1.6 billion, respectively. The unrecognized gains on certain cost-based investments of $3.8 billion, $479 million and $552 million as of December 31, 1999, 1998 and 1997, respectively, exclude reclassification adjustments of $74 million, $11 million and $16 million, net of tax, related to the sale of securities.

Warrants Issued in Conjunction With Selling Products
----------------------------------------------------

  In December 1997, the Company entered into agreements to supply an aggregate of 16.5 million of its two-way, interactive digital cable terminals to nine of the leading North American cable television multiple system operators ("MSOs") over a three to five year period, beginning in 1998. In connection with these legally binding supply agreements, the Company issued warrants to the MSOs to purchase approximately 15.7 million shares of the Company's common stock. Warrants aggregating 4.1 million shares and 4.2 million shares vested and became exercisable on December 31, 1998 and 1999, respectively. Warrants aggregating
8.2 million shares will vest and become exercisable on December 31, 2000 provided each such MSO fulfills its obligation to purchase a threshold number of digital terminals from the Company. Each warrant is exercisable for one share of the Company's common stock for a period of 18 months after it vests at an exercise price of $24.78.

  During 1999 and 1998, the Company recorded $26 million and $22 million, respectively, to manufacturing and other costs of sales in the supplemental consolidated statements of operations related to these warrants. On a quarterly basis, management assesses the Company's ability to deliver the threshold number of units and to the extent it believes the Company will not be able to deliver the committed number of units, a charge reflecting the fair value of warrants for the undeliverable units for that year would be recorded.

Stock Split
-----------

  On February 29, 2000, the Company's Board of Directors approved a 3-for-1 common stock split in the form of a stock dividend, subject to approval by stockholders of an increase in the Company's authorized common shares. If the Company's stockholders approve the increase of authorized common shares from 1.4 billion to 4.2 billion at their Annual Meeting on May 1, 2000, the stock dividend will be distributed on June 1, 2000, to common stockholders of record on May 15, 2000.

Leases

  The Company owns most of its major facilities, but does lease certain office, factory and warehouse space, land, and data processing and other equipment under principally noncancelable operating leases. Rental expense, net of sublease income, was $346 million in 1999, $335 million in 1998 and $324 million in 1997. At December 31, 1999, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond, in millions, are as follows: 2000, $120; 2001, $73; 2002, $61; 2003, $52; 2004, $50; beyond, $66.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
4.  Debt and Credit Facilities

Long-term debt

December 31                                       1999       1998
------------------------------------------------------------------
7.5% debentures due 2025                         $  398     $  398
6.75% debentures due 2004                           497         --
6.5% debentures due 2025 (redeemable
 at the holders' option in 2005)                    398        397
7.6% notes due 2007                                 300        300
5.8% debentures due 2008                            323        322
6.5% debentures due 2008                            199        199
6.5% debentures due 2028                            439        439
5.22% debentures due 2097                           226        225
Zero coupon notes due 2009                           17         24
Zero coupon notes due 2013                           80         80
8.4% debentures due 2031 (redeemable
 at the holders' option in 2001)                    200        200
Other long-term debt                                 34         57
                                                 ------     ------
                                                  3,111      2,641
Less: Current maturities                             22          8
                                                 ------     ------
Long-term debt                                   $3,089     $2,633
------------------------------------------------------------------

Short-term debt

December 31                                       1999       1998
------------------------------------------------------------------
Notes to banks                                   $  142     $  157
Commercial paper                                  2,335      2,739
Other short-term debt                                 5          5
                                                 ------     ------
                                                  2,482      2,901
Add: Current maturities                              22          8
                                                 ------     ------
Notes payable and current portion of
 long-term debt                                  $2,504     $2,909
------------------------------------------------------------------

Weighted average interest rates on
 short-term borrowings
------------------------------------------------------------------
Commercial paper                                    5.2%       5.4%
Other short-term debt                               6.3%       8.0%
------------------------------------------------------------------

     At December 31, 1999, the outstanding zero coupon notes due 2009, referred to as Liquid Yield Option/TM/ Notes (LYONs/TM/), had a face value at maturity and net carrying value of $30 million and $17 million, respectively. The 2009 LYONs were originally priced at a 6% yield to maturity and are convertible into
18.268 shares of the Company's common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 7, 2004, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. The purchase price is $744.10 per $1,000 principal amount at September 7, 2004, plus accrued original issue discount calculated to that date.

     At December 31, 1999, the LYONs due 2013 had a face value at maturity and net carrying value of $109 million and $80 million, respectively. The 2013 LYONs were originally priced at a 2.25% yield to maturity and are convertible into
11.178 shares of the Company's common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 27, 2003, and September 27, 2008, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. Purchase prices are $799.52 and $894.16 per $1,000 principal amount at September 27, 2003, and September 27, 2008, respectively, plus accrued original issue discount calculated to each such date. On September 28, 1998, the Company redeemed $368 million principal amount at maturity of its outstanding LYONs due 2013 at the election of the holders thereof. The Company made a total payment of $263 million to redeem these LYONs.

     The LYONs issues are subordinated to all existing and future senior indebtedness of the Company and rank on a parity with each other.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     On June 21, 1999, the Company's finance subsidiary sold an aggregate face principal amount at maturity of $500 million of 6.75% Guaranteed Bonds due June 21, 2004, to non-U.S. persons. The Bonds were sold outside of the United States in reliance on Regulation S under the Securities Act of 1933, as amended. The net proceeds to the finance subsidiary from the issuance and sale of the bonds were $497 million and were used to reduce its short-term indebtedness. Shortly after the sales, the finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on the bonds from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding of its underlying assets.

     On February 3, 1999, Motorola Capital Trust I, a Delaware statutory business trust and wholly-owned subsidiary of the Company, sold 20 million Trust Originated Preferred SecuritiesSM ("TOPrS") to the public at an aggregate offering price of $500 million. The Trust used the proceeds from this sale, together with the proceeds from its sales of common stock to the Company, to buy a series of 6.68% Deferrable Interest Junior Subordinated Debentures due March 31, 2039 ("Subordinated Debentures") from the Company with the same payment terms as the TOPrS. The Company, in turn, used the $484 million of net proceeds from the sale of the Subordinated Debentures to reduce short-term indebtedness.

     On October 20, 1998, the Company sold an aggregate face principal amount at maturity of $325 million of 5.80% Notes due October 15, 2008. The net proceeds to the Company from the issuance and sale of the Notes were $322 million. On November 23, 1998, the Company sold an aggregate face principal amount at maturity of $445 million of 6.50% Debentures due November 15, 2028. The net proceeds to the Company from the issuance and sale of the Debentures were $439 million. The Company used the proceeds from both debt issuances to reduce short term indebtedness and for other general corporate purposes.

     Aggregate requirements for debt maturities, in millions, during the next five years are as follows: 2000, $22; 2001, $2; 2002, $0; 2003, $0; 2004, $497.

     The Company and its finance subsidiary have revolving domestic credit agreements of one and five years with a group of banks for $2.5 billion. The one year and five year revolving domestic credit agreements expire in September of 2000 and September of 2002, respectively. Commitment fees assessed against the daily average amounts unused range from 5 to 6.25 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 1999. The Company also has non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. Commitment fees against unused amounts are 25 basis points. At December 31, 1999, the Company's total available domestic and non-U.S. credit facilities aggregated $5.3 billion, of which $275 million was used and the remaining $5.1 billion was available to back up outstanding commercial paper which totaled $2.3 billion.

     Outstanding letters of credit aggregated approximately $312 million and $302 million at December 31, 1999 and 1998, respectively.

LYONs is a trademark of Merrill Lynch & Co., Inc.
SM "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co Inc.

--------------------------------------------------------------------------------
5.  Risk Management

Derivative Financial Instruments

     As a multinational company, the Company's transactions are denominated in a variety of currencies. The Company uses financial instruments to hedge, and therefore attempts to reduce, its overall exposure to the effects of currency fluctuations on cash flows. The Company's policy is to not speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

     The Company's strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating business units' assessment of risk. Currently, the Company primarily hedges firm commitments, including assets and liabilities currently on the balance sheet. The Company expects that it may hedge anticipated transactions, forecasted transactions or investments in foreign subsidiaries in the future.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     Almost all of the Company's non-functional currency receivables and payables which are denominated in major currencies that can be traded on open markets are hedged. The Company uses forward contracts and options to hedge these currency exposures. A portion of the Company's exposure is to currencies which are not traded on open markets, such as those in Latin America, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and other means, such as component sourcing.

     At December 31, 1999 and 1998, the Company had net outstanding foreign exchange contracts totaling $3.6 billion and $1.8 billion, respectively. Most of the hedge contracts, which are over-the-counter instruments, mature within three months with the longest maturity extending out four years. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities and transactions being hedged. At December 31, 1999, deferred gains totaled $1.4 million and deferred losses totaled $20.9 million. At December 31, 1998, deferred gains totaled $3.5 million and deferred losses totaled $4.3 million. The following schedule shows the five largest net foreign exchange hedge positions as of December 31, 1999 and 1998:

                                   Buy (Sell)
                               ------------------
December 31                      1999       1998
-------------------------------------------------
Japanese Yen                   $(1,780)     $(674)
Euro                              (582)      (566)
Chinese Renminbi                  (460)      (100)
British Pound                      231       (133)
Taiwan Dollar                     (106)       (49)
-------------------------------------------------

     The Company is exposed to credit-related losses if counterparties to financial instruments fail to perform their obligations. However, it does not expect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

     In June 1999, the Company's finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% Guaranteed Bonds due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The fair value of the interest rate swaps as of December 31, 1999, was $9.3 million. Except for these interest rate swaps, as of the end of the reporting period, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not have any derivatives to hedge the value of its equity investments in affiliated companies.

Fair Value of Financial Instruments

     The Company's financial instruments include cash equivalents, short-term investments, accounts receivable, long-term finance receivables, accounts payable, notes payable, long-term debt, foreign currency contracts and other financing commitments.

     Using available market information, the Company determined that the fair value of long-term debt at December 31, 1999 was $3.0 billion compared to a carrying value of $3.1 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.

     The fair values of the other financing commitments could not be reasonably estimated at December 31, 1999. The fair values of the other financial instruments were not materially different from their carrying or contract values at December 31, 1999.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.  Income Taxes

Components of earnings (loss) before income taxes

Years ended December 31                  1999        1998        1997
----------------------------------------------------------------------
United States                           $ (462)    $(2,180)     $  284
Other nations                            1,745         900       1,522
                                        ------------------------------
 Total                                  $1,283     $(1,280)     $1,806
----------------------------------------------------------------------

Components of income tax
 provision (benefit)

Years ended December 31                  1999        1998        1997
----------------------------------------------------------------------
Current:
 United States                          $  479     $    60      $  423
 Other nations                             257         481         238
 State (U.S.)                               99          19          93
                                        ------------------------------
                                           835         560         754
Deferred                                  (443)       (933)       (112)
                                        ------------------------------
Income tax provision (benefit)          $  392     $  (373)     $  642
----------------------------------------------------------------------

     Deferred tax adjustments to stockholders' equity, which resulted primarily from fair value adjustments related to cost-based investments, were $2.3 billion, ($34) million and $384 million for the years ended December 31, 1999, 1998 and 1997, respectively. Except for certain earnings that the Company intends to reinvest indefinitely, provisions have been made for the estimated U.S. federal income taxes applicable to undistributed earnings of subsidiaries and affiliated companies. Undistributed earnings for which no U.S. income tax has been provided aggregated $5.5 billion, $4.8 billion and $4.3 billion at December 31, 1999, 1998 and 1997, respectively. Should these earnings be distributed, foreign tax credits may reduce the additional U.S. income tax which would be payable. In cases where taxes are provided on such undistributed earnings, those taxes have been included in U.S. income taxes.

     At December 31, 1999, certain non-U.S. subsidiaries had loss carryforwards for income tax reporting purposes of $187 million, with expiration dates starting in 2000.


Differences between income tax expense (benefit) computed at the U.S. federal statutory tax rate of 35% and income tax provision (benefit)

Years ended December 31                     1999       1998       1997
-----------------------------------------------------------------------
Income tax expense (benefit) at
 statutory rate                             $ 449      $(448)     $ 633
Taxes on non-U.S. earnings                    167        185         68
State income taxes                            (46)      (118)         2
Foreign Sales Corporation                    (157)       (80)       (65)
Non-deductible acquisition charges             24         72          5
Other                                         (45)        16         (1)
                                            -----      -----      -----
Income tax provision (benefit)              $ 392      $(373)     $ 642
-----------------------------------------------------------------------

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

Significant components of deferred tax assets (liabilities)

December 31                                   1999        1998
---------------------------------------------------------------
Inventory reserves                           $   763     $  634
Contract accounting methods                       86        226
Employee benefits                                419        208
Capitalized items                                142        162
Tax basis differences on investments            (104)       (82)
Depreciation                                    (252)      (277)
Undistributed non-U.S. earnings               (1,071)      (636)
Restructuring reserves                             2        271
Tax carryforwards                                397        428
Cost-based investment mark-to-market          (2,488)      (312)
Iridium reserves                                 650        257
Other                                            984        381
                                             ------------------
Net deferred tax asset (liability)           $  (472)    $1,260
---------------------------------------------------------------

     Gross deferred tax assets were $5.5 billion and $4.4 billion at December 31, 1999 and 1998, respectively. Gross deferred tax liabilities were $5.9 billion and $3.1 billion at December 31, 1999 and 1998, respectively. The Company has U.S. tax carryforwards of approximately $397 million at December 31, 1999. These carryforwards are primarily foreign tax credit carryforwards of which $345 million expire in 2003. The deferred tax asset is considered realizable given past income and estimates of future income.

     The Internal Revenue Service (IRS) has examined the federal income tax returns for the Company through 1991 and has settled the respective returns through 1987. The IRS has proposed certain adjustments to the Company's income and tax credits for the years 1988 through 1991 which would result in additional tax. The Company disagrees with most of the proposed adjustments and is contesting them at the Appeals level of the IRS. The IRS is currently performing the field level examination of the 1992 through 1995 tax returns and has proposed income adjustments. In the opinion of the Company's management, the final disposition of these matters, and proposed adjustments from other tax authorities, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.

--------------------------------------------------------------------------------
7.  Employee Benefit and Incentive Plans

Pension Benefits

     The Company's noncontributory pension plan (the Regular Pension Plan) covers most U.S. employees after one year of service. The benefit formula is dependent upon employee earnings and years of service. The Company's policy is to fund the accrued pension cost or the amount allowable based on the full funding limitations of the Internal Revenue Code, if less. The Company has a noncontributory supplemental retirement benefit plan for its elected officers. The plan contains provisions for funding the participants' expected retirement benefits when the participants meet the minimum age and years of service requirements. The Company has an additional noncontributory supplemental retirement benefit plan (the Motorola Supplemental Pension Plan--MSPP) which provides supplemental benefits in excess of the limitations imposed by the Internal Revenue Code on the Regular Pension Plan for U.S. employees (excluding elected officers).

     Certain non-U.S. subsidiaries have varying types of retirement plans providing benefits for substantially all of their employees. Amounts charged to earnings for all non-U.S. plans were $97 million in 1999, $98 million in 1998 and $114 million in 1997.

     The Company uses a five-year (three years for 1992 through 1997), market-related asset value method of amortizing asset-related gains and losses. Net transition amounts and prior service costs are being amortized over periods ranging from 9 to 15 years.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     Benefits under all U.S. pension plans are valued based upon the projected unit credit cost method. The assumptions used to develop the projected benefit obligations for the plans for the years ended December 31, 1999 and 1998 were as follows:

                                                       1999       1998
----------------------------------------------------------------------
Discount rate for obligations                          7.75%      7.00%
Future compensation increase rate                      4.50%      4.00%
Investment return assumption (regular)                 9.00%      9.00%
Investment return assumption (elected
 officers)                                             6.00%      6.00%
----------------------------------------------------------------------

     Accounting literature requires discount rates to be established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. At December 31, 1999, the investment portfolio was predominantly equity investments, which have historically realized annual returns at or significantly above the assumed investment return rate. The Company believes short-term changes in interest rates should not affect the measurement of the Company's long-term obligation.

     The net U.S. periodic pension cost for the years ended December 31, 1999, 1998 and 1997 for the regular pension plan and the elected officers' supplemental retirement benefit plan was as follows:

Regular Pension Plan

                                            1999       1998       1997
----------------------------------------------------------------------
Service cost                               $ 196      $ 179      $ 160
Interest cost                                199        177        148
Expected return on plan assets              (242)      (207)      (168)
Amortization of unrecognized
 net asset                                    --        (11)       (11)
                                           ---------------------------
Net periodic pension cost                  $ 153      $ 138      $ 129
----------------------------------------------------------------------

Elected Officers'
Supplemental Retirement
Benefit Plan

                                            1999       1998       1997
----------------------------------------------------------------------
Service cost                               $  33      $  22      $  22
Interest cost                                 15         11         11
Expected return on plan assets                (5)        (5)        (3)
Amortization of:
 Unrecognized net loss                        13          8          5
 Unrecognized prior service cost               2          6          6
 Unrecognized net obligation                   1          1          1
Settlement expense                             9          7          4
                                           ---------------------------
 Net periodic pension cost                 $  68      $  50      $  46
----------------------------------------------------------------------

     The net periodic pension cost for the Motorola Supplemental Pension Plan was $4 million in 1999, $3 million in 1998 and $2 million in 1997.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     The status of the Company's plans at December 31 is shown in the following table.

                                                                1999                       1998
                                                        -----------------------------------------------
                                                                      Elected                   Elected
                                                                     Officers                  Officers
                                                                        And                       and
                                                        Regular        MSPP        Regular       MSPP
--------------------------------------------------------------------------------------------------------
Change in benefit obligation
 Benefit obligation at January 1                           $2,917         $176       $2,202         $157
 Service cost                                                 196           34          179           23
 Interest cost                                                199           16          177           12
 Divestitures                                                 (86)          --           --           --
 Actuarial (gain) loss                                       (370)          58          405           26
 Benefit payments                                             (68)         (35)         (46)         (43)
                                                    ----------------------------------------------------
 Benefit obligation at December 31                         $2,788         $249       $2,917         $175

Change in plan assets
 Fair value at January 1                                   $3,117         $142       $2,519         $113
 Actual return on plan assets                                 509            2          511            9
 Company contributions                                        111           50          133           63
 Divestitures                                                 (76)          --           --           --
 Benefit payments                                             (68)         (35)         (46)         (43)
                                                    ----------------------------------------------------
 Fair value at December 31                                 $3,593         $159       $3,117         $142
Funded status of the plan                                     805          (89)         200          (33)
Unrecognized net (gain) loss                                 (836)         158         (189)          99
Unrecognized prior service cost                                --           10           (1)          12
Unrecognized net transition (asset) liability                  --            1           --            2
                                                    ----------------------------------------------------
 Prepaid (accrued) pension cost recognized in
  balance sheet                                            $  (31)        $ 80       $   10         $ 80
                                                    ----------------------------------------------------

                                                                1999                       1998
                                                        -----------------------------------------------
                                                                      Elected                   Elected
                                                                     Officers                  Officers
                                                                        And                       and
                                                        Regular        MSPP        Regular       MSPP
--------------------------------------------------------------------------------------------------------
Components of prepaid (accrued) pension cost
 recognized in balance sheet:
 Prepaid benefit cost                                      $   --         $ --       $   25         $ 90
 Intangible asset                                              --            9           --            4
 Accrued benefit liability                                    (31)         (51)         (15)         (14)
 Deferred income taxes                                         --           49           --           --
 Non-owner changes to equity                                   --           73           --           --
--------------------------------------------------------------------------------------------------------
Total recognized prepaid (accrued) pension cost            $  (31)        $ 80       $   10         $ 80
--------------------------------------------------------------------------------------------------------

Postretirement Health Care Benefits

     In addition to providing pension benefits, the Company provides certain health care benefits to its retired employees. The majority of its domestic employees may become eligible for these benefits if they meet age and service requirements upon termination of employment. The Company's policy is to fund the maximum amount allowable based on funding limitations of the Internal Revenue Code.

     The assumptions used to develop the accumulated postretirement benefit obligation for the retiree health care plan for the years ended December 31, 1999 and 1998 were as follows:

                                        1999       1998
-------------------------------------------------------
Discount rate for obligations           7.75%      7.00%
Investment return assumptions           9.00%      9.00%
-------------------------------------------------------

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     Net retiree health care expenses for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                          1999       1998       1997
---------------------------------------------------------------------
Service cost                              $  19      $  15      $  14
Interest cost                                38         32         29
Expected return on plan assets              (26)       (22)       (16)
Amortization of unrecognized net
 loss                                         5          2          3
                                     --------------------------------
Net retiree health care expense           $  36      $  27      $  30
---------------------------------------------------------------------

     The funded status of the plan at December 31 is shown in the following table. Plan assets are comprised primarily of equity securities, bonds and cash equivalents.

                                               1999       1998
---------------------------------------------------------------
Change in benefit obligation
Benefit obligation at January 1                $ 504      $ 422
Service cost                                      19         15
Interest cost                                     38         32
Plan amendments                                    2        ---
Divestitures                                      (5)       ---
Actuarial (gain) loss                              7         50
Benefit payments                                 (23)       (15)
Other payments                                    (5)       ---
                                          ---------------------
Benefit obligation at December 31              $ 537      $ 504

Change in plan assets
Fair value at January 1                        $ 328      $ 263
Actual return on plan assets                      53         54
Company contributions                             31         26
Benefit payments                                 (23)       (15)
                                          ---------------------
Fair value at December 31                      $ 389      $ 328
Funded status of the plan                       (148)      (176)
Unrecognized net loss                             28         55
Unrecognized prior service cost                  ---         (3)
                                          ---------------------
Liability recognized in balance
 sheet                                         $(120)     $(124)
---------------------------------------------------------------

     The health care trend rate used to determine the pre-age 65 accumulated postretirement benefit obligation was 6.56% for 1999, decreasing to 6.00% or 5.00% for medical benefits, depending on the option chosen, by the year 2002 and beyond. A flat 5% rate per year is used for the post-age 65 obligation. Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net retiree health care expense as follows:

                                        1% Point      1% Point
                                        Increase      Decrease
----------------------------------------------------------------
Effect on:
 Accumulated postretirement
  benefit obligation                        $37          $(55)
 Net retiree health care expense              5            (8)
----------------------------------------------------------------

     The Company has no significant postretirement health care benefit plans outside of the United States.

Other Benefits

     Profit Sharing Plans: The Company and certain subsidiaries have profit sharing plans, principally contributory, in which all eligible employees participate. The Company makes contributions to profit sharing plans in the United States and other nations, which are generally based upon percentages of pretax earnings, as defined, from those operations. Company contributions during 1999, 1998 and 1997 were $75 million, $74 million and $112 million, respectively.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     Motorola Executive Incentive Plan: The Company may provide up to 7% of its annual consolidated pretax earnings after deducting 5% of capital employed, each defined in the Motorola Executive Incentive Plan, for the payment of cash incentive awards to key employees. The provision for incentive awards in 1999 was $11 million. In 1998, there was no provision for incentive awards. The provision for incentive awards in 1997 was $56 million.

     Long Range Incentive Program: The Company has a Long Range Incentive Program to reward participating elected officers for the Company's achievement of outstanding long-range performance, based on four performance objectives measured over four-year cycles. These objectives are benchmarked and evaluated against both similar-industry companies and internal Motorola objectives. The provision for long-range incentive awards in 1999 was $3 million. During both 1998 and 1997, $21 million was provided for long-range incentive awards.

     Stakeholders Plan and Incentive Pay Plans: The Stakeholders Plan was a program available to eligible Motorola employees who were not participating in the Motorola Executive Incentive Plan or certain other incentive plans. Awards were earned and paid annually to participants in the form of 50% in cash and 50% in the Company's common stock where legally permitted or practicable depending upon certain performance measures. During 1999 and 1998, there were no provisions for stakeholders awards. The provision for stakeholders awards in 1997 was $188 million. The program was retired in 1999.

In 1999, the Company introduced incentive pay plans providing eligible employees with an annual payment, calculated as a percentage of an employee's eligible earnings, in the year after the close of the current calendar year if specified business goals are met. The provision for incentive pay plans in 1999 was $181 million.

     Motorola Employee Stock Purchase Plan of 1999 (MOTshare): MOTshare allows eligible participants to purchase shares of the Company's common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee pays per share is 85% of the lower of the fair market value of the Company's stock on the close of the first trading day or last trading day of the purchase period. The plan has two purchase periods, the first one from October 1 through March 31 and the second one from April 1 through September 30. The plan became effective in October of 1999 with the first share purchases to occur after March 31, 2000.

     Stock Options: Under the Company's stock option plans, options to acquire shares of common stock have been made available for grant to certain employees and non-employee directors. Each option granted has an exercise price of 100% of the market value of the common stock on the date of grant. The contractual life of each option is generally 10 years. Substantially all of the options vest in one year.

     Pursuant to Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", the Company has elected to account for its stock option plans under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recognized for the stock option plans. The Company has evaluated the pro forma effects of Statement 123 and as such, net earnings (loss), basic earnings (loss) per common share and diluted earnings (loss) per common share would have been as follows:

                                   1999        1998       1997
-----------------------------------------------------------------
Net earnings (loss)
 As reported                         $ 891    $  (907)     $1,164
 Pro forma                           $ 867    $(1,032)     $1,084
Basic earnings (loss) per
 common share
 As reported                         $1.26    $ (1.31)     $ 1.71
 Pro forma                           $1.23    $ (1.50)     $ 1.59
Diluted earnings (loss) per
 common share
 As reported                         $1.22    $ (1.31)     $ 1.67
 Pro forma                           $1.18    $ (1.50)     $ 1.56
-----------------------------------------------------------------

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                  1999         1998         1997
----------------------------------------------------------------
Risk-free interest rate           5.53%        4.52%        5.71%
Dividend yield                    0.56%        0.80%        0.77%
Expected volatility              33.63%       31.33%       29.83%
Expected life in years               5            5            5
Per option fair value              $33          $18          $16
----------------------------------------------------------------

Stock options activity was as follows:

                                                             1999                    1998                    1997
                                                    ----------------------  ----------------------  ----------------------
                                                      Shares     Wtd. avg.    Shares     Wtd. avg.    Shares     Wtd. avg.
                                                    subject to   exercise   subject to   exercise   subject to   exercise
(In thousands, except exercise price and              options      price      options      price      options      price
employee data)
--------------------------------------------------------------------------------------------------------------------------
Options outstanding at January 1                        49,617         $46      43,007         $42      40,223         $36
Additional options granted                               1,224         $86      12,398         $51       8,627         $58
Options exercised                                      (13,176)        $40      (4,775)        $25      (4,257)        $27
Options terminated, cancelled or expired                  (685)        $42      (1,013)        $40      (1,586)        $33
Options outstanding at December 31                      36,980         $49      49,617         $46      43,007         $42
--------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31                      29,319         $48      33,786         $45      30,473         $39
Approx. number of employees granted options              1,500                  17,100                  16,100
--------------------------------------------------------------------------------------------------------------------------

  The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                  Options Outstanding            Options Exercisable
                        ---------------------------------------  ---------------------
                                    Wtd. Avg.      Wtd. avg.                 Wtd. avg.
                         No. of      Exercise     contractual     No. of      exercise
                         options      Price      life (in yrs.)   Options      price
Exercise price range:
--------------------------------------------------------------------------------------
Under $ 9                      26          $  3            3.3          26         $ 3
$  9 -- $ 15                2,250          $ 14            1.6       2,250         $14
$ 16 -- $ 30                5,970          $ 27            5.2       5,059         $26
$ 31 -- $ 45                3,752          $ 40            6.4       2,142         $43
$ 46 -- $ 60               18,862          $ 55            7.4      15,004         $55
$ 61 -- $ 75                4,904          $ 65            7.9       4,605         $65
$ 76 -- $ 90                  982          $ 85            8.8         233         $80
$ 91 -- $105                  158          $ 97            9.6          --          --
$106 -- $120                   19          $115            9.9          --          --
$121 -- $135                   45          $124            9.9          --          --
$136 -- $145                   12          $138           10.0          --          --
                           ------                                   ------
                           36,980                                   29,319
                           ------                                   ------

     On January 31, 2000, the Company granted approximately 16.5 million options to approximately 30,000 eligible employees. Traditionally, grants of stock options are made in November or December of each year. The Compensation Committee of the Company's Board of Directors elected to delay the 1999 grant until January 31, 2000, so that it could fully assess the Company's 1999 performance.

     The options, with a contractual life of 15 years, were granted at fair market value and vest and become exercisable at 25% increments over the four years after the grant date.

--------------------------------------------------------------------------------
8. Commitments and Contingencies: Iridium

     At December 31, 1999, the Company owned, directly and indirectly, approximately 18% of the equity interests in Iridium LLC and its operating subsidiaries (Iridium LLC and its operating subsidiaries are collectively referred to as "Iridium") and a significant portion of a series of Iridium bonds. Since August 1999, Iridium operated as debtors-in-possession under Chapter 11 of the U.S. Federal Bankruptcy Code. On March 17, 2000, Iridium began winding down and liquidating its operations because no qualified bid to purchase the Iridium satellites was received.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     The Company recorded $2.1 billion, $360 million and $178 million of charges in 1999, 1998 and 1997 respectively, related to the Iridium program. The Company recorded a special charge during 1999 of $2.0 billion to: (i) increase its reserve related to its financial exposure to the Iridium project, (ii) to write-down the value of the Iridium bonds it holds and (iii) to reserve for assets at risk and other potential contractual obligations. These reserves and write-downs are believed by management to be sufficient to cover the Company's current exposure, but do not include additional special charges that may arise as a result of litigation related to the Iridium project. There were no special charges recorded in 1998 or 1997 related to the Iridium project.

     The following table presents the Company's provisions for bond investment write-down and development and commercialization reserves, and the Company's share of Iridium net losses for the years ended December 31, 1999, 1998 and 1997 and where on the consolidated statements of operations these items are recorded:

Classification of Iridium Charges in Statements of Operations
($ in Millions)

                                                1999                            1998                            1997
                                    ------------------------------   ----------------------------    -----------------------------
                                               Cost of       1999              Cost of       1998               Cost of       1997
Special Charges:                     SG&A       Sales       Total    SG&A       Sales       Total    SG&A        Sales       Total
                                    ------------------------------   ----------------------------    -----------------------------
   Bond Investment write-down       $  157       $  -       $  157    $  -       $ -         $  -     $ -         $  -       $   -
   Development & Commercialization
      provisions                     1,019        806        1,825       -         -            -       -            -           -
                                    ------------------------------   ----------------------------    -----------------------------
   Total Special Charges            $1,176       $806       $1,982    $  -       $ -         $  -     $ -         $  -       $   -
                                    ------------------------------   ----------------------------    -----------------------------

Other Charges:
   Development & Commercialization
      Provisions                    $   56       $ 31       $   87    $ 14       $81         $ 95     $ -         $132       $ 132
   Company's share of Iridium
      net losses                        50          -           50     265         -          265      46            -          46
                                    ------------------------------   ----------------------------    -----------------------------
   Total Other Charges              $  106       $ 31       $  137    $279       $81         $360     $46         $132       $ 178
                                    ------------------------------   ----------------------------    -----------------------------
                                    ------------------------------   ----------------------------    -----------------------------
Total Charges                       $1,282       $837       $2,119    $279       $81         $360     $46         $132       $ 178
                                    ==============================   ============================    =============================

     The Company had equity investments and notes receivable in several Iridium gateway companies, accounts receivable from Iridium, capital call obligations and contractual commitments and other obligations in the amount of $1.8 billion all of which had been reserved or written-off as of December 31, 1999. The amounts are detailed in the tables that follow.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS


Company Assets:                                      Dec. 31,       Dec. 31,
  Investments:                                         1999           1998
                                                    ---------      ---------
     Equity investment in Iridium                      $    -         $   50
     Bond investment in Iridium                             -            157
     Investments in and notes receivable
        from Iridium gateway companies                     39             56
                                                    ---------      ---------
Total                                                  $   39         $  263
                                                    ---------      ---------

  Accounts Receivable:
     Operations & Maintentance contract
           Deferred amount due to Company              $  400         $    -
           Other amounts due to Company                   179            176
                                                    ---------      ---------
                                                       $  579         $  176

     Other contracts                                       82             88
                                                    ---------      ---------
Total                                                  $  661         $  264
                                                    ---------      ---------

Company Guarantees and Other:
  Bank Guarantees and Other Financial Commitments:
     Senior Secured Credit Agreement Capital Call      $   50         $   50
     Senior Guaranteed Credit Agreement                     -            750
     Conditional Commitment to Provide Guarantee    See Below      See Below
                                                    ---------      ---------
Total                                                  $   50         $  800
                                                    ---------      ---------

  Contractual Commitments and Other Obligations:
     Obligations to subcontractors                     $   85         $  109
     Assets at risk and other estimated potential
        contractual obligations                           963            791
                                                    ---------      ---------
Total                                                  $1,048         $  900
                                                    ---------      ---------

Total Company Assets and Guarantees                    $1,798         $2,227
                                                    =========      =========

 Company Development and Commercialzation
     Reserves (See table that follows)                 $1,798         $  649
                                                    =========      =========

     The Company accounted for its investment in Iridium under the equity method of accounting due to its financial influence on Iridium in the form of guarantees of Iridium's indebtedness, its contract with Iridium for the operation and maintenance of the global communications system and the other financial commitments more fully discussed below. The Company's equity investment in Iridium reached zero due to recording its share of Iridium net losses in the first quarter of 1999 but the Company continued to record provisions to establish reserves related to its financial commitments and debt guarantees to Iridium. The Company's equity investments in several Iridium gateway companies as well as the contra asset related to a valuation reserve was included in other assets in the consolidated balance sheets. The Company's portion of Iridium bonds was included in other assets and the bond write-down was included as a contra-asset in other assets, in the consolidated balance sheets.

     The Company had several contracts with Iridium, primarily for the operation and maintenance of the global personal communications system. The Company stopped recognizing revenue on the operations and maintenance contract with Iridium after the second quarter of 1999, and continued to perform its services under that contract throughout 1999 without being paid currently, although the Company has not waived its right to receive payment. The Company had previously agreed to permit Iridium to defer up to $400 million of amounts owed under its operations and maintenance contract with the Company. As of December 31, 1999, the Company had accounts receivable from Iridium relating to the operations and maintenance contract of

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

$579 million and accounts receivable for other contracts with Iridium of $82 million. All of these amounts have been reserved as of December 31, 1999.

     The repayment by Iridium of the contractually deferred amounts owed under the operations and maintenance contract with the Company and the amount of borrowings by Iridium under the Guaranteed Credit Agreement were subordinated to repayment of Iridium's Secured Credit Agreement, as was the repayment to the Company by Iridium of any other amounts the Company paid to the lenders under its guarantees and certain other obligations owed to the Company. As a result of the Chapter 11 filing, Iridium was believed unlikely to be able to repay in full to the Company amounts previously deferred under its various contracts with the Company and was unlikely to be able to pay amounts which accrued after the filing and which had not been paid.

     The Company has subcontracts for portions of the system, for which it generally remained obligated in the amount of $85 million as of December 31, 1999. In addition, the Company had investments in assets related to these contracts which were at risk, such as inventory, manufacturing equipment and buildings, as well as other potential obligations in connection with these contracts, the value of which the Company estimated to be approximately $963 million as of December 31, 1999. The Company will incur substantial costs in winding down operations related to the Iridium program, therefore these obligations and assets were written down or reserved to zero as of December 31, 1999.

     The following table presents the activity of the Company's development and commercialization reserves for the years December 31, 1999, 1998 and 1997 related to the Iridium project:

--------------------------------------------------------------------------------
                                                Dec. 31,    Dec. 31,    Dec. 31,
Development and Commercialization Reserves        1999        1998        1997
                                                --------------------------------

Provisions:
  Special Charges                                 $1,825      $  -        $  -
  Other Charges                                       87        95         132
                                                --------------------------------
Total Provisions                                  $1,912      $ 95        $132

Amounts Used
  Payments under Guaranteed Credit Agreement        (743)        -           -
  Interim Funding to Iridium                         (20)        -           -
                                                --------------------------------
Development and Commercialization Reserves        $1,798      $649        $554
--------------------------------------------------------------------------------

     The development and commercialization provisions for the years ended December 31, 1999, 1998 and 1997 are shown in the above table. During 1999 the Company used $763 million of the development and commercialization reserve including payment by the Company of $743 million to the banks as payment of guaranteed amounts under the Senior Guaranteed Credit Agreement and $20 million in additional funding to Iridium while Iridium sought to attract additional investment and achieve its financial restructuring.

     The development and commercialization reserve as of December 31, 1999 was $1.8 billion of which $869 million was included in accrued liabilities, $734 million was included as a contra asset, in inventories, $79 million was included as a contra asset, in property, plant and equipment, $72 million was included as a contra asset, in other assets, $39 million was included in other liabilities, $4 million was included in accounts payable, and $1 million was included as a contra asset, in accounts receivable, in the consolidated balance sheets. The reserve as of December 31, 1998 was $649 million of which $529 million was included in accrued liabilities and $120 million was included in other liabilities in the consolidated balance sheets. The related reserves for 1997 were $554 million and were included in accrued liabilities in the consolidated balance sheets.

     Additionally in 1999, the Company wrote down its investment in Iridium bonds. The bond write-down of $157 million is reflected in selling, general and administrative expenses in the consolidated statements of operations. The bond write-down of $157 million is reflected as a contra-asset, in other assets, in the consolidated balance sheets as of December 31, 1999.

     Iridium's only outstanding bank facility as of December 31, 1999 was an $800 million Senior Secured Credit Agreement (the "Secured Credit Agreement"). Iridium was in default under the Secured Credit Agreement and on approximately $1.4 billion of public debt.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     During most of 1999, Iridium has outstanding a $750 million Senior Guaranteed Credit Agreement (the "Guaranteed Credit Agreement"). The Guaranteed Credit Agreement was guaranteed by the Company and Iridium had borrowed all of the funds available. On November 15, 1999, the Company paid the banks approximately $743 million to satisfy its guarantee under the Guaranteed Credit Agreement. With that payment, the Company believes it satisfied all of its guarantee obligations under this Agreement. By satisfying its guarantee obligations, the Company avoided paying additional interest and substantial monthly fees to the banks.

     Subject to the automatic stay provisions of Chapter 11, the lenders under the Secured Credit Agreement could have accelerated Iridium's obligations under the Secured Credit Agreement and sought to foreclose on their security interests in substantially all of Iridium's assets. Iridium was subject to a court order (the "Court Order") which permitted it to make only a limited use of some of the assets subject to these security interests. The Court Order generally permitted Iridium, during the term of the Court Order, to pay only specified budgeted amounts and prohibited Iridium from making any payments to Motorola. The Court Order was effective through March 17, 2000. In addition, under the Court Order, Motorola has no obligation to continue providing those services to Iridium after March 17, 2000 since it is not being paid for those services.

     The Company had agreed under a Memorandum of Understanding to provide a guarantee of up to an additional $350 million of Iridium debt for Iridium's use, subject to certain conditions. Iridium requested Motorola to provide this guarantee during the third quarter of 1999, however, Motorola believes it was not obligated to do so. In certain circumstances and subject to certain conditions, $300 million of such guarantee could have been required to be used to guarantee amounts borrowed under the Secured Credit Agreement. The lenders under the Secured Credit Agreement asserted that Iridium failed to have the Company provide such guarantee as required, and that the Company was obligated to provide them with this $300 million guarantee. The Company believes that it was not obligated to do so. Iridium has also stated that it believed it was not obligated to have the Company provide this $300 million guarantee to these lenders. The lenders under the Secured Credit Agreement have also demanded that the investors in Iridium comply with their capital call requirements. In the Company's case, this could require an additional equity investment of $50 million.

     During the fourth quarter of 1999, Motorola led a group of investors in providing a $20 million funding commitment to Iridium. It was used by Iridium to fund its on-going operations through February 15, 2000 while it sought to attract additional investment and achieve its financial restructuring. Iridium continued discussions with its lenders and creditors regarding plans to restructure its debt and Motorola worked with Iridium and its other investors to find viable restructuring options.

     On February 17, 2000, the Company and Eagle River Investments, LLC provided an additional $5 million of funding which Iridium used to fund its on-going operations through March 6, 2000 while Eagle River Investments, LLC developed a follow-up financing plan for submission to the bankruptcy court. Eagle River Investments, LLC subsequently did not submit that plan and, on March 6, 2000, the lenders under the Secured Credit Facility allowed Iridium to use $3 million of funds for permitted expenses while Iridium sought a qualified bid for their assets.

     Creditors and other stakeholders in Iridium may seek to bring various claims against the Company, with respect to payments previously made by Iridium to the Company, and otherwise. A number of purported class action lawsuits alleging securities law violations have been filed naming Iridium, certain current and former officers of Iridium, other entities and the Company as defendants.

--------------------------------------------------------------------------------
9. Commitments and Contingencies: Other

Financial
---------

     At December 31, 1999, the Company's percentage ownership in Nextel Communications, Inc. (Nextel) was approximately 16%. The cost basis and fair value of the Nextel investment were $807 million and $5.2 billion, respectively, at December 31, 1999. The investment is included in other assets in the supplemental consolidated balance sheets. The off-balance sheet commitment to Nextel for equipment financing aggregated $457 million at December 31, 1999. This amount represents the maximum available commitment and may not be completely utilized by Nextel. At December 31, 1999, approximately $254 million of this commitment was outstanding.

     Excluding Iridium and Nextel, the Company has other off-balance sheet financial guarantees aggregating approximately $825 million of which approximately $609 million was outstanding at December 31, 1999.

     As of December 31, 1999, approximately $797 million of the $1.7 billion in long-term finance receivables relates to one customer. Except as stated in this Note and in Note 8, the Company has no other significant concentrations of credit risk as of December 31, 1999.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

Environmental and Legal
-----------------------

     Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund) and equivalent state law, the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Such designations are made regardless of the extent of the Company's involvement. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against the Company. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable, and these totaled $87 million and $86 million at December 31, 1999 and 1998, respectively. The amount of such charges to earnings was $15 million, $12 million and $36 million in 1999, 1998 and 1997, respectively. However, due to their uncertain nature, the amounts accrued could differ, perhaps significantly, from the actual costs that will be incurred. These amounts assume no substantial recovery of costs from any insurer. The remedial efforts include environmental cleanup costs and communication programs. These liabilities represent only the Company's share of any possible costs incurred in environmental cleanup sites, since in most cases, potentially responsible parties other than the Company may exist.

     In the third quarter of 1999, the Company recorded a $43 million charge related to an American Arbitration Association panel's interim decision in a breach of contract dispute. Based upon a Determination of Arbitrators issued on February 29, 2000, the Company recorded an additional charge of $15 million in the fourth quarter of 1999.

     The Company is a defendant in various suits, including environmental and product-related suits, and is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

--------------------------------------------------------------------------------
10.  Information by Segment and Geographic Region

     In July 1998, the Company's communications-related businesses began realigning into the Communications Enterprise, a structure intended to enable integrated solutions and improved responsiveness to the needs of distinct customer segments. For the 1998 year-end reporting, the Company continued to use the previous segments because the Company's management made operating decisions and assessed performance based on these segments. With the completion of the realignment in 1999, the Company changed its segment reporting. On January 5, 2000, the Company and General Instrument Corporation completed their previously announced merger. The new Broadband Communications Segment, which combines the operations of General Instrument with the cable modem and cable telephony businesses of the Company's Internet and Networking Group, was created.

     As a result of these developments, the Company has restated previously reported segment information to reflect the realignment and the merger with General Instrument in conformance with the management approach of Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information", which the Company implemented as of January 1, 1998.

     The Company's new reportable segments have been determined based on the nature of the products offered to customers. The Personal Communications Segment focuses on delivering integrated voice, video and data communications solutions to consumers. This segment includes subscriber products and accessories for cellular, iDEN(R) radios, paging, and satellite and consumer two-way radio markets. The Network Systems Segment focuses on providing total system solutions for telecommunications carriers and operators. This segment includes the Company's cellular infrastructure, iDEN infrastructure and satellite communications infrastructure businesses. The Commercial, Government and Industrial Systems Segment focuses on the commercial, governmental and industrial markets, providing integrated communications solutions, including infrastructure and non-consumer two-way radio products. The Broadband Communications Segment will focus on solutions that deliver interactive television, the Internet and telephone services over wired networks. The Semiconductor Products Segment continues to focus on the design, manufacture and distribution of integrated semiconductor solutions and components. The Other Products segment is comprised primarily of the Integrated Electronic Systems Sector (which primarily manufactures and sells automotive and industrial electronics); Internet and Networking Group (which focuses on the development of servers, applications and internet solutions); the Network Management Group (which continues to hold and manage investments in terrestrial and satellite-based network operators); other corporate programs; and Next Level Communications, Inc. (a publicly traded subsidiary in which the Company acquired an approximately 64% ownership interest on a fully diluted basis through the merger with General Instrument).

     The accounting policies of the segments are the same as those described in
Note 1 Company Background and Summary of Significant Accounting Policies. Segment operating results are measured based on profit (loss) before income tax adjusted, if necessary, for certain segment specific items and corporate allocations. Intersegment and intergeographic sales are accounted for on an arm's length pricing basis. Intersegment sales included in adjustments and eliminations were $2.8 billion, $2.9 billion and

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

$3.2 billion for the years ended December 31, 1999, 1998 and 1997, respectively. These sales were primarily from the Semiconductor Products Segment and the Integrated Electronic Systems Sector. Intersegment sales from the Semiconductor Products Segment were $1.7 billion for the years ended December 31, 1999 and 1998, and $1.8 billion for the year ended December 31, 1997. For these same periods, intersegment sales from the Integrated Electronic Systems Sector were $0.8 billion, $0.9 billion and $1.0 billion, respectively. Net sales by geographic region are measured by the location of the revenue-producing operations.

     Domestic export sales to third parties were $2.6 billion, $3.2 billion and $4.3 billion for the years ended December 31, 1999, 1998 and 1997, respectively. Domestic export sales to affiliates were $6.7 billion, $5.1 billion and $7.1 billion for the years ended December 31, 1999, 1998 and 1997, respectively.

     Identifiable assets (excluding intersegment receivables) are the Company's assets that are identified with classes of similar products or operations in each geographic region. General corporate assets primarily include cash and cash equivalents, marketable securities, cost- and equity-based investments, the fair value adjustment of certain cost-based investments and the administrative headquarters of the Company.

     In 1999, 1998 and 1997, no single customer or group under common control represented 10% or more of the Company's sales.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

Segment information

                                                 Net Sales                            Operating Profit (Loss) Before Taxes
                                      -----------------------------    -----------------------------------------------------------
Years ended December 31                 1999       1998       1997             1999                   1998                  1997
----------------------------------------------------------------------------------------------------------------------------------
Personal Communications
    Segment                           $ 11,932   $10,132   $ 11,026   $   608       5.1%    $  (373)     (3.7%)   $ 1,122    10.2%
Network Systems Segment                  6,544     7,064      6,061      (479)     (7.3%)       819      11.6%        618    10.2%
Commercial, Government and
    Industrial Systems Segment           4,068     4,079      4,037       609      15.0%        412      10.1%        345     8.6%
Broadband Communications
    Segment                              2,532     2,177      1,855       294      11.6%        169       7.8%        (57)   (3.1%)
Semiconductor Products
    Segment                              7,370     7,314      8,003       619       8.4%     (1,225)    (16.7%)       168     2.1%
Other Products Segment                   3,396     3,434      3,764      (440)    (13.0%)      (971)    (28.3%)      (271)   (7.2%)
Adjustments and
   Eliminations                         (2,767)   (2,860)    (3,248)       (4)      0.1%         15      (0.5%)       (48)    1.5%
                                      --------   -------   --------   -------               -------               -------
    Segment totals                    $ 33,075   $31,340   $ 31,498     1,207       3.6%     (1,154)     (3.7%)     1,877     6.0%
                                      --------   -------   --------
General corporate                                                          76                  (126)                  (71)
                                                                      -------               -------               -------
   Earnings (loss) before
      income taxes                                                    $ 1,283       3.9%    $(1,280)     (4.1%)   $ 1,806     5.7%
----------------------------------------------------------------------------------------------------------------------------------

                                                  Assets                   Capital Expenditures             Depreciation Expense
                                      -----------------------------   -----------------------------     --------------------------
Years ended December 31                  1999      1998      1997      1999       1998       1997        1999      1998     1997
----------------------------------------------------------------------------------------------------------------------------------
Personal Communications
    Segment                           $  6,411   $ 5,476   $  6,105   $   450    $   442    $   749     $  398    $   422  $   539
Network Systems Segment                  7,414     6,177      4,655       262        345        415        260        222      249
Commercial, Government and
    Industrial Systems Segment           2,509     2,110      2,102       152        224        180        170        146      161
Broadband Communications
    Segment                              3,346     2,191      1,643       175         92         69         76         58       61
Semiconductor Products
    Segment                              7,872     8,232      7,947     1,505      1,783      1,153      1,131      1,178    1,169
Other Products Segment                   3,938     3,429      3,100       180        162        122        131        184      167
Adjustments and
    Eliminations                        (1,401)     (424)      (463)       --         --         --         --         --       --
                                      --------   -------   --------   -------    -------    -------     ------    -------  -------
   Segment totals                       30,089    27,191     25,089     2,724      3,048      2,688      2,166      2,210    2,346
General corporate                       10,400     3,760      3,865       132        265        266         77         45       48
                                      --------   -------   --------   -------    -------    -------     ------    -------  -------
   Consolidated totals                $ 40,489   $30,951   $ 28,954   $ 2,856    $ 3,313    $ 2,954     $2,243    $ 2,255  $ 2,394
----------------------------------------------------------------------------------------------------------------------------------

                                             Interest Income                 Interest Expense                    Net Interest
                                      -----------------------------   ------------------------------    -------------------------
Years ended December 31                   1999      1998       1997      1999       1998       1997      1999        1998     1997
----------------------------------------------------------------------------------------------------------------------------------
Personal Communications
    Segment                           $     17   $    21   $     21   $    61    $    73    $    48    $  (44)    $   (52) $   (27)
Network Systems Segment                      1        --         --        30         33         12       (29)        (33)     (12)
Commercial, Government and
    Industrial Systems Segment              --         2          4        15         17         14       (15)        (15)     (10)
Broadband  Communication
    Segment                                 19         4          5         3          4         11        16          --       (6)
Semiconductor Products
    Segment                                  6        12         12        81        116         71       (75)       (104)     (59)
Other Products Segment                       2         6          2        32         29         13       (30)        (23)     (11)
                                      --------   -------   --------   -------    -------    -------    ------     -------  -------
   Segment totals                           45        45         44       222        272        169      (177)       (227)    (125)
General corporate                          124        44         46        85         32         57        39          12      (11)
                                      --------   -------   --------   -------    -------    -------    ------     -------  -------
   Consolidated totals                $    169   $    89   $     90   $   307    $   304    $   226    $ (138)    $  (215) $  (136)
-----------------------------------------------------------------------------------------------------------------------------------

Geographic area information
                                                                                                            Property, Plant, and
                                                Net Sales                          Assets                        Equipment
                                      ------------------------------   -----------------------------    --------------------------
Years ended December 31                 1999      1998       1997       1999       1998      1997       1999        1998     1997
----------------------------------------------------------------------------------------------------------------------------------
United States                         $ 21,937   $22,221   $ 23,364   $17,039    $16,967    $15,535    $5,391     $ 5,433  $ 5,819
United Kingdom                           6,316     5,829      5,388     2,235      2,125      2,137       948       1,000      888
Other nations                           20,802    12,856     12,853    13,458      8,954      8,073     2,733       3,318    2,979
Adjustments and
   Eliminations                        (15,980)   (9,566)   (10,107)   (2,643)      (855)      (656)      (88)       (134)    (111)
                                      --------   -------   --------   -------    -------    -------    ------     -------  -------
   Geographic totals                  $ 33,075   $31,340   $ 31,498    30,089     27,191     25,089     8,984       9,617    9,575
                                      --------   -------   --------
General corporate                                                      10,400      3,760      3,865       607         669      518
                                                                      -------    -------    -------    ------     -------  -------
   Consolidated totals                                                $40,489    $30,951    $28,954    $9,591     $10,286  $10,093
----------------------------------------------------------------------------------------------------------------------------------

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

                                                                Special Items
                                                   ---------------------------------------
Years ended December 31                             1999            1998             1997
------------------------------------------------------------------------------------------
Income (Expense)
Personal Communications Segment
  Iridium Related                                  $   (97)        $    --           $  --
  Restructuring & Other                                112            (597)             --
  Sales of Investments and Businesses                   10             118              15
  In-Process Research and Development                   (7)             --              --
  Miscellaneous                                         --              --             (35)
                                                   -------         -------           -----
                                                        18            (479)            (20)
Network Systems Segment
  Iridium Related                                  $(1,325)        $    --           $  --
  Restructuring & Other                                 67            (159)             --
  In-Process Research and Development                  (14)             --              --
  Miscellaneous                                         --              (8)             --
                                                   -------         -------           -----
                                                    (1,272)           (167)             --
Commercial, Government and Industrial
 Systems Segment
  Iridium Related                                  $    (8)        $    --           $  --
  Restructuring & Other                                 --            (127)             --
  Sales of Investments and Businesses                  198              90              --
  In-Process Research and Development                   (4)             --              --
  Miscellaneous                                         --              (9)             10
                                                   -------         -------           -----
                                                       186             (46)             10
Broadband Communications Segment
  Sales of Investments and Businesses              $    67         $    11           $  11
  Miscellaneous                                        (84)            (41)           (111)
                                                   -------         -------           -----
                                                       (17)            (30)           (100)
Semiconductor Products Segment
  Restructuring & Other                            $    --         $  (731)          $(170)
  Sales of Investments and Businesses                  373              --              --
  In-Process Research and Development                  (42)             --              --
  Miscellaneous                                         --             (21)             (4)
                                                   -------         -------           -----
                                                       331            (752)           (174)
Other Products Segment
  Iridium Related                                  $  (552)        $    --           $  --
  Restructuring & Other                                 47            (366)           (157)
  Sales of Investments and Businesses                  384              38              44
  In-Process Research and Development                   --            (109)             --
  Miscellaneous                                       (105)            (65)             19
                                                   -------         -------           -----
                                                      (226)           (502)            (94)
Segment totals                                        (980)         (1,976)           (378)

General Corporate
  Sales of Investments and Businesses              $   148         $     4           $  --
  Miscellaneous                                         --             (10)            (28)
                                                   -------         -------           -----
                                                       148              (6)            (28)
Total special items                                $  (832)        $(1,982)          $(406)

--------------------------------------------------------------------------------
11. Stockholder Rights Plan

     On November 5, 1998, the Company's Board of Directors adopted a new Preferred Share Purchase Rights Agreement to replace the existing stockholder rights plan that expired November 20, 1998. Under the new plan, rights will attach to existing

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

shares of common stock, $3 par value, of the Company at the rate of one right for each share of common stock. The rights will expire on November 20, 2008.

     Each right entitles a shareholder to buy, under certain circumstances, one unit of a share of preferred stock for $200. The rights generally will be exercisable only if a person or group acquires 10 percent or more of the Company's common stock or begins a tender or exchange offer for 10 percent or more of the Company's common stock. If a person acquires beneficial ownership of 10% or more of the Company's common stock, all holders of rights other than the acquiring person, will be entitled to purchase the Company's common stock (or, in certain cases, common equivalent shares) at a 50% discount. The Company may redeem the new rights at a price of one cent per right.

--------------------------------------------------------------------------------
12.  Reorganization of Businesses

     In the second quarter of 1998, the Company recorded, as a separate line in the supplemental consolidated statements of operations, a pre-tax charge of $1.98 billion to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million ("1998 Program"). Restructuring costs included costs to consolidate manufacturing operations throughout the Company; to exit non-strategic, poorly-performing businesses; and to reduce worldwide employment by 20,000 employees. The following tables display rollforwards of the accruals established during the second quarter of 1998 for the year ended December 31, 1999, and from June 27, 1998, to December 31, 1998:

1998 Program
------------

                                                                                        Fourth Quarter
                                               Accruals at         1999 Amounts      1999 Reversals Into      Accruals at
                                              Dec. 31, 1998            Used                 Income           Dec. 31, 1999
----------------------------------------------------------------------------------------------------------------------------
Consolidation of manufacturing
  operations                                           $155               $(143)                   $  --               $12
Business exits                                          137                 (31)                    (102)                4
Employee separations                                    187                (136)                     (40)               11
                                                       ----               -----                    -----               ---
  Total restructuring                                  $479               $(310)                   $(142)              $27
                                                       ----               -----                    -----               ---
Asset impairments and other charges                     161                 (77)                     (84)               --
----------------------------------------------------------------------------------------------------------------------------
  Totals                                               $640               $(387)                   $(226)              $27
----------------------------------------------------------------------------------------------------------------------------

                                                Second           1998                                         Accruals at
                                             Quarter 1998    Reclassifi-    Initial Charges    1998 Amounts     Dec 31,
                                            Initial Charges    cations        As Adjusted          Used          1998
-------------------------------------------------------------------------------------------------------------------------
Consolidation of manufacturing
  operations                                         $  361        $ (35)            $  326         $  (171)        $ 155
Business exits                                          453         (162)               291            (154)          137
Employee separations                                    461          197                658            (471)          187
                                                     ------        -----             ------         -------         -----
  Total restructuring                                $1,275        $  --             $1,275         $  (796)        $ 479
                                                     ------        -----             ------         -------         -----
Asset impairments and other charges                     705           --                705            (544)          161
-------------------------------------------------------------------------------------------------------------------------
  Totals                                             $1,980        $  --             $1,980         $(1,340)        $ 640
-------------------------------------------------------------------------------------------------------------------------

     The 1998 Program reached its planned completion at December 31, 1999. At that time, the Company reversed into income $226 million, shown as a separate line in the supplemental consolidated statements of operations, for accruals no longer required. The remaining $27 million in accruals at December 31, 1999, represent cash payments to be made by the end of the first quarter of 2000.

     The 1999 amount used of $387 million reflects approximately $189 million in cash payments and $198 million in write-offs. The 1998 amount used of $1.34 billion reflects approximately $600 million in cash payments and $740 million in write-offs.

     Amounts in the 1998 Reclassifications column represent the reallocation of accruals in 1998 between restructuring categories and not increases in the initial charges. These reallocations were due to the sale of, rather than the planned closure of, two of the Company's businesses and the reclassification of employee severance costs originally accrued for in consolidation of manufacturing operations and business exits. These reallocations were also offset by higher than anticipated severance costs from special voluntary termination benefits.

     In connection with its review of the continued propriety of the Company's restructuring accrual, management determined that certain amounts previously accrued for consolidation of manufacturing operations and business exits were no longer necessary given the revisions to the timing and nature of disposal for those operations. Similarly, management had additional

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

information in the fourth quarter of 1998 related to the acceptance of special voluntary termination benefits. Recognizing that additional accruals were necessary to reflect the special voluntary termination benefits and that based upon the requirement under Statement of Financial Accounting Standards (SFAS) No. 88 to accrue for these benefits upon acceptance by the employees, management reclassified $142 million of accruals from the consolidation of manufacturing operations and business exits portion of the restructuring accrual to the employee separations portion in the fourth quarter of 1998. In addition, management reclassified $55 million of employee separations costs originally accrued for in the consolidation of manufacturing operations and business exits to employee separations in the fourth quarter of 1998.

     In July 1998, the Company's communications-related businesses began realigning into the Communications Enterprise, a structure intended to enable the development of integrated communications technology solution offerings to customers and improved responsiveness to customers' needs. This realignment resulted in the formation of some new reportable segments. The following table displays by category the restructuring and other charges, as adjusted, according to the revised reportable segments and included in the segments' restated operating profit (loss) before tax for the year ended December 31, 1998. The segment amounts also include the allocation of $55 million in restructuring and other charges recorded at the corporate level.

                                       Restructuring Charges                             Other Charges
                                 ------------------------------                      ---------------------
                                                                                         Asset
                                      Consol of        Business        Employee          Impair
              Segment                 mfg.  ops.        exits         separations        -ments     Other       Total
 ------------------------------------------------------------------------------------------------------------------------
Personal Communications                    $113            $ 38           $149            $175       $122       $  597
Network Systems                              11             ---             44             ---        104          159
Commercial, Government and
  Industrial  Systems                        18             ---            104               5        ---          127
Semiconductor Products                      163             101            282             159         26          731
Other Products                               21             152             79              41         73          366
  Total                                    $326            $291           $658            $380       $325       $1,980
------------------------------------------------------------------------------------------------------------------------

Consolidation of manufacturing operations
-----------------------------------------
     Consolidation of manufacturing operations charges related to the closing of production and distribution facilities and selling or disposing of the machinery and equipment that was no longer needed and, in some cases, disposing of excess assets that had no net realizable value. The buildings associated with these production facilities, in many cases, were sold to outside parties. Severance costs incurred for terminating employees at these production facilities were also originally included in the consolidation of manufacturing operations line item but were subsequently reclassified to the employee separations line item. Also included in this restructuring category were costs related to shutting down or reducing the capacity of certain production lines. In most cases, older facilities with older technologies or non-strategic products were closed. Machinery and equipment write downs related to equipment that would no longer be utilized comprised the majority of these costs. These assets have been deemed to be held for use until such time as they are removed from service and, therefore, no longer utilized in manufacturing products. An assessment was made as to whether or not there was an asset impairment related to the valuation of these assets in determining what the amount of the write down included in the restructuring charge should be for this machinery and equipment. This assessment utilized the anticipated future undiscounted cash flows generated by the equipment as well as its ultimate value upon disposition.

     The charges in this restructuring category do not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

     The consolidation of manufacturing operations was primarily focused in the Semiconductor Products and Personal Communications segments. Semiconductor facilities in North Carolina, California, Arizona and the Philippines were closed as planned, while in other areas, production facilities were consolidated into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on newer technologies that reduced operating costs. As a result of excess global manufacturing capacity, the paging facility in Vega Baja, Puerto Rico was closed. Paging facilities in Singapore and Canada and cellular facilities in Northern Illinois were realigned. Since 1998, approximately $255 million was used for these consolidation activities. The remaining $12 million accrual, included in accrued liabilities in the supplemental consolidated balance sheets, as of December 31, 1999, for this restructuring category relates to the finalization of plant closings in both of these segments.

Business exits
--------------
     Business exit charges included costs associated with shutting down businesses that no longer fit the Company's strategic direction. In many cases, these businesses used older technologies that produced non-strategic products. Included in these business exit costs were the costs for terminating technology agreements and for selling or liquidating interests in joint ventures. Severance costs included in this category were reclassified to the employee separations line item in the fourth quarter of 1998. Similar to consolidation of manufacturing operations, the charges in this restructuring category did not include any costs related

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

     Business exit costs were primarily focused in the Integrated Electronic Systems sector. During the third quarter of 1998, the Integrated Electronic Systems Sector sold its printed circuit board business. The Sector also sold its non-silicon component manufacturing business to CTS Corp in the first quarter of 1999. The loss of operating income from these businesses was not significant to the Company's results of operations.

     The Company reversed into income in the fourth quarter of 1999 approximately $102 million for accruals no longer required for the contract requirements and contingencies related to the sales of its printed circuit board business and non-silicon component manufacturing business and the business pruning activities of the Semiconductor Products segment. The remaining $4 million accrual, included in accrued liabilities in the supplemental consolidated balance sheets, as of December 31, 1999, for this restructuring category relates to the payment of final shut down costs for these actions, expected to occur early in 2000.

Employee separations
--------------------
     Employee separation charges represent the costs of involuntary severance benefits for the 20,000 positions identified as subject to severance under the restructuring plan. Employee separation costs of $55 million were also included in the consolidation of manufacturing operations and business exits line items. These costs were subsequently reclassified to the employee separations line item in the fourth quarter of 1998. In implementing the restructuring plan, the Company offered, beginning in the third quarter of 1998, special voluntary termination benefits in addition to the planned involuntary termination benefits previously communicated to employees pursuant to the plan. The special voluntary termination benefits provided for one week of pay for each year of service between years 1-10, two weeks of pay for each year of service between years 11-19, and three weeks of pay for each year of service for year 20 and greater. The special voluntary termination program expired at the end of the fourth quarter of 1998, although severance payments related to this program were not completed at that time. To the extent that employees accepted special voluntary termination benefits in future periods, additional accruals, under a new program, would be necessary and recognized in expense at the date of acceptance by the employees. No new programs were implemented during 1999.

     Management had additional information in the fourth quarter of 1998 related to the acceptance of special voluntary termination benefits. Recognizing that additional accruals were necessary to reflect the special voluntary termination benefits and that based upon the requirement under Statement of Financial Accounting Standards (SFAS) No. 88 to accrue for these benefits upon acceptance by the employees, management reclassified $142 million of accruals from the consolidation of manufacturing operations and business exits portion of the restructuring accrual to the employee separations portion in the fourth quarter of 1998.

     The Company's successful redeployment efforts reduced the severance requirement in the fourth quarter of 1999. Therefore, the Company reversed into income in the fourth quarter of 1999 approximately $40 million of accruals no longer required for a cancelled separation plan involving approximately 500 employees. As of December 31, 1999, approximately 19,400 employees have separated from the Company through a combination of voluntary and involuntary severance programs. Of these 19,400 separated employees, approximately 12,400 were direct employees, and 7,000 were indirect employees. Direct employees are primarily non-supervisory production employees, and indirect employees are primarily non-production employees and production managers. In addition, 4,200 employees separated from the Company with the sale of the non-silicon component manufacturing business. These 4,200 people were not paid any severance because the business was sold to another corporation. The remaining $11 million accrual, included in accrued liabilities in the supplemental consolidated balance sheets, as of December 31, 1999, relates to severance payments still to be completed in the Semiconductor Products Segment, Integrated Electronic Systems Sector, and Internet and Networking Group bringing the total employees separated to 19,500.

Asset impairments and other charges
-----------------------------------
     As a result of then current and projected business conditions, the Company wrote down operating assets that became impaired. All impaired asset write downs were reflected as contra-assets in the supplemental consolidated balance sheets at December 31, 1998. This action reduced the carrying value of the related asset balances by $380 million. The assets written down were primarily used manufacturing equipment and machinery. Other assets written down were buildings and joint venture investments.

     The amount of the impairment charge for the assets written down was based upon an estimate of the future cash flows expected from the use of the assets, as well as upon their eventual disposition. These undiscounted cash flows were then compared to the net book value of the equipment, and impairment was determined based on that comparison. Cash flows were determined at the facility level for certain production facilities based upon the anticipated sales value of the products to be produced and the costs of producing the products at those facilities. In cases in which sufficient cash flows were not going to be generated by the equipment at those facilities, the assets were written down to their estimated fair value. These estimated fair values were based upon what the assets could be sold for in a transaction with an unrelated third party. Since the majority of these assets were machinery and equipment, the Company was able to utilize current market prices for comparable equipment in

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

the marketplace in assessing what would be the fair value upon sale of the equipment. Building writedowns were based on marketability factors of the building in the particular location. The amount of the write down assigned to joint venture investments and intangibles was $75 million. Valuations for joint venture investments and intangibles were based on prevailing market conditions. The intangibles were patents, communication frequencies and licenses, and goodwill related to the Personal Communications segment.

     The segments primarily impacted by these asset writedowns were Personal Communications, Network Systems and Semiconductor Products. Assets held for use continue to be depreciated based on an evaluation of their remaining useful lives and their ultimate values upon disposition. There were no assets held for sale at December 31, 1998 nor were any impaired assets disposed of prior to that date.

     The other charges of $325 million were not restructuring charges, but rather were primarily comprised of contract termination costs related to agreements that were associated with businesses in which the Company was no longer making investments, losses recorded on cellular infrastructure contracts, and an in-process research and development write-off of $42 million related to the NetSpeak transaction that occurred in the second quarter of 1998. The Company reversed into income in the fourth quarter of 1999 approximately $84 million of accruals no longer required for contract termination costs previously deemed probable to occur.

1997 Programs
-------------

     During 1997, the Company recorded restructuring charges of $327 million resulting from decisions to exit several unprofitable businesses that no longer had long-term strategic value to the Company. The following tables display rollforwards of the accruals established by business exit for the years ended December 31, 1999, 1998 and 1997:

                                               Accruals                                         Accruals
                                               at  Dec.         Adjust         Amounts           at Dec.
                                               31, 1998         -ments          Used             31, 1999
----------------------------------------------------------------------------------------------------------
Q2 1997:        Semiconductor Products
                Segment
                Exit from DRAM market               $ 8            $(3)            $(5)            $ ---
----------------------------------------------------------------------------------------------------------
Q3 1997:        Other Products Segment
                Exit from MacOS-compatible
                computer systems business            15              -              (2)               13
----------------------------------------------------------------------------------------------------------
Q4 1997:        Former Messaging,
                Information and Media
                Products Segment
                Exit from retail analog
                modem business                        3             (3)              -               ---
----------------------------------------------------------------------------------------------------------
  Grand Total                                       $26            $(6)            $(7)              $13
==========================================================================================================


                                                1997                              Accruals                              Accruals
                                               Initial     Adjust     Amounts      at Dec.       Adjust     Amounts      at Dec.
                                               charges     -ments      Used       31, 1997       -ments      Used        31, 1998
------------------------------------------------------------------------------------------------------------------------------------
Q2 1997:        Semiconductor Products            $170        $(9)      $(131)        $ 30         $(12)      $ (10)          $ 8
                Segment
                Exit from DRAM market
------------------------------------------------------------------------------------------------------------------------------------
Q3 1997:        Other Products Segment
                Exit from MacOS-compatible
                computer systems business           95          -         (28)          67          (10)        (42)           15
------------------------------------------------------------------------------------------------------------------------------------
Q4 1997:        Former Messaging,
                Information and Media
                Products Segment
                Exit from retail analog
                modem business                      62          -           -           62            -         (59)            3
------------------------------------------------------------------------------------------------------------------------------------
Grand Total                                       $327        $(9)      $(159)        $159         $(22)      $(111)          $26
====================================================================================================================================

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

     In the second quarter of 1997, the Company's Semiconductor Products Segment announced its decision to phase out its participation in the dynamic random access memory (DRAM) market. The decision to exit this business was made primarily because the business did not meet strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the segment incurred a $170 million charge to write off technology development costs and to provide for the write-down of manufacturing equipment which could not be retrofitted for other production. In the fourth quarter of 1997 and in the first quarter of 1998, the segment sold some of this manufacturing equipment to its joint venture partner and thus reversed into income $9 million and $12 million, respectively, of accruals no longer needed. The amounts used in 1997 reflect write-offs. The amounts used in 1998 reflect $3 million in cash payments for exit fees and $7 million in write-offs. The amounts used in 1999 reflect $4 million in cash payments for exit fees and $1 million in write-offs. The remaining $3 million was reversed into income in the third quarter of 1999.

     In the third quarter of 1997, the Company announced its decision to exit the MacOS(R)-compatible computer systems business, a business included in the Other Products Segment. The decision was made in response to a decision by Apple Computer to limit the introduction of its new technology and phase out future licenses and because the business did not meet strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the Company incurred a $95 million charge primarily for the write-down of inventory and the cost of terminating contractual commitments. In the second quarter of 1998, the exposures on these contractual commitments were determined to be less than previously anticipated, thus resulting in the reversal into income of $10 million. The amounts used in 1997 reflect $3 million in employee severance payments and $25 million in write-offs. The amounts used in 1998 reflect $3 million in employee severance payments and $39 million in write-offs. The amounts used in 1999 reflect $2 million in write-offs. The remaining $13 million accrual as of December 31, 1999, relates to contractual commitments and warranty liability and may extend past the 2000 year end.

     In the fourth quarter of 1997, the Company announced its decision to exit the retail analog modem business based in Huntsville, AL. This business was formerly part of the Messaging, Information and Media segment. The decision was made primarily because the business was not meeting the Company's strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the segment incurred a $62 million charge for the write-down of inventory and fixed assets, severance costs and certain other costs relating to the realignment process. The amounts used in 1998 reflect $37 million in employee severance payments and $22 million in write-offs. The remaining $3 million accrual as of December 31, 1998, was reversed into income in the first quarter of 1999.

     The results of operations of each of these exited businesses were not material to the Company's supplemental consolidated financial statements.

--------------------------------------------------------------------------------
13.  Acquisitions and Dispositions of Businesses

     The following table summarizes the major business dispositions and acquisitions involving acquired in-process research and development write-offs that the Company made during 1999:

                                                                                                       In-Process
                                                                                                      Research and
                                             Quarter                                Form of            Development
(in millions)                           Acquired/Disposed    Consideration       Consideration           Charge
-------------------------------------------------------------------------------------------------------------------
Acquisitions:
Digianswer A/S                               Q4 1999            $   45        Cash                        $14
                                                                              Assumed Liabilities

Software Corporation of America, Inc.        Q4 1999            $   28        Cash                        $ 4

Metrowerks, Inc.                             Q3 1999            $   98        Cash                        $35

Bosch Telecom, Inc./SpectraPoint
 Wireless LLC                                Q3 1999            $   45        Cash                        $14

Dispositions:
Semiconductor Components Group               Q3 1999            $1,600        Cash                   Not Applicable
                                                                              Notes
                                                                              Common Stock

North American Antenna Sites                 Q3 1999            $  255        Cash                   Not Applicable

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

                                                                              Common Stock

Component Products Group                Q1 1999              $   136          Cash                   Not Applicable
                                                                              Transfer of Debt
-------------------------------------------------------------------------------------------------------------------

The Company's acquisitions of Digianswer A/S, Software Corporation of America, Inc., Metrowerks, Inc. and Bosch Telecom, Inc./SpectraPoint Wireless LLC in 1999 resulted in a total of approximately $67 million in acquired in-process research and development charges. These charges were recorded in selling, general and administrative expenses in the Company's supplemental consolidated statements of operations. Historical pricing, margins, and expense levels were used in the valuation of the in-process products. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates. The rate used for Digianswer, Software Corporation of America and Metrowerks was 22%, and the rate used for Bosch Telecom, Inc./SpectraPoint Wireless LLC was 20%. These rates reflect technological and market risk and the time value of money.

In addition to the acquired in-process research and development charges, the Company recorded a total of approximately $126 million in goodwill and other intangibles which are to be amortized over a period of five years. The goodwill and other intangibles were recorded in other assets in the Company's supplemental consolidated balance sheets.

Each acquisition was accounted for under the purchase method and accordingly, the results of operations for each acquiree have been included in the Company's supplemental consolidated financial statements since the date of acquisition or formation in the case of Spectrapoint. The pro forma effects of the acquisitions on the Company's financial statements were not material.

Digianswer A/S
--------------

In December of 1999, the Company acquired from Olicom A/S an 83% ownership interest in Digianswer A/S for approximately $45 million in cash and assumed liabilities. Digianswer A/S specializes in developing short-range connectivity solutions based on the Bluetooth open specification. This technology allows users to make effortless and instant connections between a wide range of communication devices. At the acquisition date, a total of 7 projects were in process and were in various stages of completion ranging from 40% to 74%. The in-process research will have no alternative future uses if the products are not feasible. Revenues from in-process products are estimated primarily beginning in the third quarter of 2000, with projected research and development costs-to-complete of approximately $3 million.

Software Corporation of America, Inc.
-------------------------------------

In October of 1999, the Company acquired Software Corporation of America, Inc.
(SCA) for approximately $28 million in cash. SCA develops and markets application software and middleware communications tools to provide wireless data solutions for law enforcement and other public safety personnel for real-time access to federal, state and local databases. SCA's software enables access to legacy host systems, integrates with various Computer Aided Dispatch (CAD) and Records Management Systems (RMS), and provides two-way messaging between dispatch and the vehicle, in-vehicle report writing with wireless transmission, in-vehicle mapping, GPS and Automatic Vehicle Location (AVL) integration, and text-to-voice capabilities. At the acquisition date, 3 projects were in process and were in various stages of completion ranging from 20% to 65%. The in-process research will have no alternative future uses if the products are not feasible. Revenues from in-process products are estimated primarily beginning in the second quarter of 2000, with projected research and development costs-to-complete of approximately $1 million.

Metrowerks, Inc.
----------------

In September and October of 1999, the Company purchased all of the outstanding common shares of Metrowerks, Inc. for approximately $98 million. Metrowerks, Inc. designs, develops, markets, and supports professional software development tools used by programmers to create software applications. Its flagship product line is called CodeWarrior(R). A total of 32 projects were in process at the acquisition date. These projects were related to the development of software development tools for the desktop and embedded markets. This in-process research will have no alternative future uses if the products are not feasible. Revenues from in-process products are estimated primarily beginning in the first quarter of 2000, with projected research and development costs-to-complete of approximately $12 million.

Bosch Telecom, Inc./SpectraPoint Wireless LLC
---------------------------------------------

In July, 1999, the Company and Cisco Systems, Inc. purchased the fixed wireless assets of Bosch Telecom, Inc. and created a new, jointly owned company called SpectraPoint Wireless LLC. The Company paid approximately $45 million in cash for its 81% ownership. SpectraPoint Wireless LLC is in the process of developing a point-to-multipoint (PMP) broadband wireless access system using 28 GHz radio frequency (RF) equipment. Combining RF equipment with advanced ATM processing and modem technology yields a flexible system that delivers network services to Local Multi-Point Distribution System (LMDS) customers. The system couples a shared broadband downstream carrier with dedicated Frequency Division Multiple Access (FDMA) carriers operating in the range of 2-10 Mbps upstream. The system development was approximately 70% complete at the acquisition date. The in-process research will have no alternative future uses if the products are not feasible. Revenues from

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

in-process products are estimated primarily beginning in the second quarter of 2000, with projected research and development costs-to-complete of approximately $14 million.

Semiconductor Components Group
------------------------------
In August, 1999, the Company completed the sale of the Semiconductor Components Group (SCG). The Company received approximately $1.6 billion in cash, notes and approximately 9% of the stock of the new company. The sale resulted in a $360 million gain included in selling, general and administrative expenses in the supplemental consolidated statements of operations. Through the date of disposition, SCG had 1999 net sales and operating profits of approximately $894 million and $113 million, respectively.

North American Antenna Sites
----------------------------
In August, 1999, the Company completed the sale of its North American antenna site business to Pinnacle Towers for $245 million in cash and $10 million in common stock of Pinnacle Holdings. The sale resulted in a $198 million gain included in selling, general and administrative expenses in the supplemental consolidated statements of operations. The transaction involved all the assets and operations of the business, which included a portfolio of approximately 1,850 wireless communications facilities located throughout the U.S. and Canada that were owned, managed or leased by the Company. Through the date of disposition, this business had 1999 net sales and operating profits of approximately $56 million and $8 million, respectively.

Component Products Group
------------------------
In February, 1999, the Company completed the sale of its non-silicon component manufacturing business to CTS Corp. for $136 million in cash and release from a debt obligation. The sale resulted in no gain or loss. Through the date of disposition, this business had 1999 net sales of approximately $27 million and no operating profit or loss.


The following table summarizes the major business acquisitions involving acquired in-process research and development write-offs and a significant intangible asset purchase that the Company made during 1998:

                                                                           In-Process
                                                                          Research and
                              Quarter                      Form of         Development
(in millions)                 Acquired  Consideration   Consideration        Charge
----------------------------------------------------------------------------------------
Appeal Telecom Comp., Ltd.    Q4 1998      $ 49        Cash               $ 16

Starfish Software, Inc.       Q3 1998      $253        Cash               $109
                                                       Common Stock
                                                       Assumed Options
                                                         and Liabilities

License Asset Purchase        Q3 1998      $400        Common Stock       Not Applicable

NetSpeak Corp.                Q2 1998      $ 82        Cash               $ 42
----------------------------------------------------------------------------------------

The Company's acquisitions of Appeal Telecom Company, Ltd. (Appeal), Starfish Software, Inc. (Starfish) and NetSpeak Corp. (NetSpeak) in 1998 resulted in a total of approximately $167 million in acquired in-process research and development charges. The charges for Appeal and Starfish were recorded in selling, general and administrative expenses in the Company's supplemental consolidated statements of operations. The charge for NetSpeak was recorded in restructuring and other charges in the supplemental consolidated statements of operations as it represented a charge arising from an investment in an equity investee as opposed to a consolidated subsidiary. Historical pricing, margins, and expense levels were used in the valuation of the in-process products. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates. The rate used for Appeal and Netspeak was 18%, and the rate used for Starfish was 22%. These rates reflect technological and market risk and the time value of money.

In addition to the acquired in-process research and development charges, the Company recorded a total of approximately $195 million in goodwill and other intangibles which are to be amortized over a period of three years for Appeal and five years for Starfish and NetSpeak. The goodwill and other intangibles were recorded in other assets in the Company's supplemental consolidated balance sheets.

The acquisitions of Appeal and Starfish were accounted for under the purchase method and accordingly, the results of operations for each acquiree have been included in the Company's supplemental consolidated financial statements since the date of acquisition. The Company applies the equity method of accounting for its investment in NetSpeak. The pro forma effects of these acquisitions on the Company's supplemental consolidated financial statements were not material.

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

Appeal Telecom Company, Ltd.
----------------------------
During the fourth quarter of 1998, the Company acquired a 51% ownership interest in Appeal Telecom Company, Ltd. (Appeal) for $48.9 million in cash. Appeal's technology focuses on small size/low cost product for the Code Division Multiple Access (CDMA) market. A variety of developmental CDMA phones and accessories were in progress at the date of acquisition, and none of them were completed at that time. At the acquisition date, developmental products in Appeal's in-process portfolio were not technologically feasible, and there were no identifiable future uses for the related research and development. Completion of in-process projects was targeted throughout 1999, with projected research and development costs-to-complete of approximately $1.4 million.

Starfish Software, Inc.
-----------------------
During the third quarter of 1998, the Company acquired all the outstanding shares of Starfish Software, Inc. (Starfish). The total acquisition cost was $253 million consisting of cash, 1.8 million shares of the Company's common stock, and the assumption of Starfish stock options and other liabilities.

Starfish's technology for the Connected Information Device market involves synchronization for cellular, paging and telecommunications devices. Starfish is involved in development of a portfolio of in-process projects for this market. A total of fifteen different projects were in progress at the acquisition date. These projects were at different stages of completion. Those projects included developing personal information manager capability for certain of the Company's wireless phones; REX technology for mobile devices; synchronization for pagers; PC-based synchronization for the Company's products; over-the-air synchronization; Internet connect to mobile devices; Telematics server platforms; short-messaging technology; web-based application using server technology; and wireless information devices. One project was estimated to be 70% complete, and all other projects were less than 50% complete. This in-process research will have no alternative future uses if the planned products are not feasible. No major product completion for these developmental products is estimated until 2000, with projected research and development costs-to-complete of approximately $34 million.

NetSpeak Corp.
--------------
During the second quarter of 1998, the Company announced a cash tender offer for 3 million shares of NetSpeak Corporation (NetSpeak) at a price of $30 per share. On April 22, 1998, the Company consummated its tender offer by acquiring 2.7 million shares, increasing its ownership percentage from approximately 8.3% to 31.7%. The Company also purchased 35,000 shares from two officers of NetSpeak at the tender offer price upon the consummation of the transaction.

NetSpeak's technology enables interactive voice, video, and data transmission over networks such as the Internet and local area/wide area networks. Developmental products were not in commercial distribution at the date of acquisition, and uncertainty existed as to final product configuration, cost, and timing. There are no alternative future uses for the in-process work if planned products are not feasible. Revenues from in-process products are estimated primarily beginning in 2000, with projected research and development costs-to-complete for NetSpeak of approximately $8 million.

License Asset Purchase
----------------------
On June 17, 1998, the Company entered into an Asset Purchase Agreement (the "Agreement") with two affiliates of Tele-Communications, Inc. ("TCI", which on March 9, 1999, was merged into a wholly-owned subsidiary of AT&T Corp.). The transaction was consummated on July 17, 1998. In exchange for approximately
12.3 million shares of the Company's common stock, the Company acquired from TCI certain assets, consisting primarily of a license to certain intellectual property which will enable the Company to conduct authorization services.

The Company's provision of services under the license is intended to provide the cable industry with a secure access control platform to support widespread deployment of digital terminals and related systems and applications. The Agreement provides the Company with minimum revenue guarantees from TCI over the first nine years from the date of closing and gives the Company the right to license the technology for a period of 20 years. The Agreement contains a provision for TCI to pay the Company $50 million over the first five years from the date of closing in equal monthly installments which represents a reduction of the purchase price. The present value of the $50 million note receivable was recorded in other current assets and other assets in the supplemental consolidated balance sheets. The net purchase price of $400 million was allocated to the license and the assets acquired based on their respective estimated fair values. The fair value of assets acquired included property, plant and equipment of $2 million, deferred tax liabilities of $30 million and a license of $428 million.

The Company is amortizing the cost of the license over its 20-year term based on the expected revenue stream. The revenue earned from the license is solely dependent on the Company's deployment of digital terminals. Such deployment is expected to rise significantly during the 20-year license term as supported by industry data and the Company's contractual obligations with customers. The Company believes the expected revenue stream is a reliable measure of the future benefit of the license both in the aggregate and in terms of the periods to which such benefit will be realized. Accordingly, the Company believes this method of amortization is a more appropriate method than straight-line. At each reporting date, the Company's method of amortization requires the determination of a fraction, the numerator of which is the actual revenues for the period and the denominator of

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

which is the expected revenues from the license during its 20-year term. Under the Company's method, amortization for the year ended December 31, 1999, and the period from July 17, 1998 to December 31, 1998 was approximately $3.3 million and $0.7 million, respectively.


     Developmental products for the companies acquired in 1999 and 1998 have varying degrees of timing, technology, costs-to-complete and market risks throughout final development. If the products fail to become viable, it is unlikely that the Company would be able to realize any value from the sale of incomplete technology to another party or through internal re-use. There are also risks of market acceptance for the products under development, as well as potential reductions in projected sales volumes and related profits in the event of delayed market availability for any of the products. Efforts to complete all development products for these companies continue, and there are no known delays to company-forecasted plans.

--------------------------------------------------------------------------------
14.  The Next Level Communications Business

     In January 1998, the Company transferred at historical cost the net assets of its Next Level Communications ("NLC") subsidiary purchased in 1995, the underlying NLC technology related to the design and marketing of a next-generation telecommunication broadband access system for the delivery of telephony, video and data from a telephone company central office to the home, and the management and workforce of NLC to a newly formed Partnership in exchange for approximately an 89% limited partnership interest (subject to additional dilution). This transaction was accounted for at historical cost. The operating general partner, which was formed by Spencer Trask & Co. (an unrelated third party), acquired approximately an 11% interest in the Partnership and had the potential to acquire up to an additional 11% in the future. Net assets transferred to the Partnership of $45 million primarily included property, plant and equipment, inventories and accounts receivable partially offset by accounts payable and accrued expenses.

     Pursuant to the Partnership agreement, the operating general partner controlled the Partnership and was responsible for developing the business plan and infrastructure necessary to position the Partnership as a stand-alone company. The Company, as the limited partner, had certain protective rights, including the right to approve an alteration of the legal structure of the Partnership, the sale of the Partnership's principal assets, the sale of the Partnership and a change in the limited partner's financial interests in the Partnership. The Company could not remove the general partner, except for cause. However, it had the right to approve a change in the general partner. Since the operating general partner controlled the day-to-day operations of the Partnership and had the ability to make decisions typical of a controlling party, including the execution of agreements on all material matters affecting the Partnership's business, the Partnership's operating results were not consolidated with the operating results of the Company subsequent to the January 1998 transfer.

     In addition, in January 1998, the Company advanced $75 million to the Partnership in exchange for an 8% debt instrument (the "Note"). The Note contained normal creditor security rights, including a prohibition against incurring amounts of indebtedness for borrowed money in excess of $10 million. Since the repayment of the Note was solely dependent upon the results of the Partnership's research and development activities and the commercial success of its product development, the Company recorded a charge to research and development expenditures during the quarter ended March 28, 1998 to fully reserve for the Note concurrent with the funding. The proceeds of the Note were utilized to fund the research and development activities of the Partnership through October 1999 to develop the aforementioned telecommunication technology for widespread commercial deployment. The Company's share of the Partnership's losses related to future research and development activities were offset against the $75 million reserve discussed above. The Company eliminated its interest income from the Note against the Partnership's related interest expense on the Note. During 1998 and 1999, the Company made additional equity investments in the Partnership aggregating $50 million to fund the Partnership's growth and assist the Partnership in meeting its forecasted working capital requirements.

     On November 9, 1999, Next Level Communications, Inc. ("NLCI") priced its initial public offering ("IPO") of 8.5 million shares of common stock, 9.8 million shares including the exercise of the underwriters' over-allotment, at $20 per share. NLCI is the corporate successor to the Partnership. In connection with this offering, the Partnership and the Company's wholly-owned subsidiary (the limited partner) were merged into NLCI, and the Company contributed the Note and accrued interest thereon to NLCI in exchange for approximately 64.1 million shares of NLCI common stock. This represented approximately 80% of the shares outstanding immediately after the offering (approximately 64% on a fully diluted basis) after giving effect to the exercise of the underwriters' over-allotment option. The Company deposited all of its shares into a voting trust that limited its voting power to 49% of all outstanding shares of common stock. Accordingly, the Company continued to account for its ownership interest as an investment under the equity method of accounting throughout 1999. The voting trust terminated on January 5, 2000. As such, the results of operations of NLCI will be consolidated into the Company's results of operations from this date forward.

     In connection with the IPO, the Company's ownership interest in NLCI was diluted from approximately 90% to 80%. In conjunction with its decrease in ownership interest, the Company recorded a net dilution gain of $82 million ($128 million

MOTOROLA, INC. AND SUBSIDIARIES               NOTES TO SUPPLEMENTAL CONSOLIDATED
(Dollars in millions, except as noted)                      FINANCIAL STATEMENTS

before taxes) to additional paid-in capital. Upon completion of the IPO, NLCI recorded a pre-tax charge of $128 million related to non-cash compensation expense associated with outstanding employee stock options. The Company's proportionate share in this compensation expense is included in selling, general and administrative expenses in the supplemental consolidated statements of operations.

     For the years ended December 31, 1999 and 1998, the Company's share of the Partnership's losses (and NLCI's losses subsequent to the IPO) were $136 million, including the Company's share of the compensation charge described above of $105 million, and $25 million, respectively, (net of the Company's share of research and development expenses and the interest income elimination). The Company's net equity investment in the Partnership (NLCI subsequent to the IPO) was $62 million and $36 million at December 31, 1999 and 1998, respectively. The fair value of the Company's ownership interest as of December 31, 1999 was $4.8 billion.

SUPPLEMENTAL FIVE YEAR FINANCIAL SUMMARY
(Dollars in millions, except as noted)           Motorola, Inc. and Subsidiaries

--------------------------------------------------------------------------------------------------------------------
Years ended December 31                                           1999       1998       1997       1996       1995
--------------------------------------------------------------------------------------------------------------------
Operating        Net sales                                       $33,075    $31,340    $31,498    $29,657    $28,495
Results          Manufacturing and other costs of sales           20,631     19,396     18,532     17,854     16,345
                 Selling, general and administrative expenses      5,446      5,656      5,373      5,027      4,916
                 Restructuring and other charges                    (226)     1,980        327         --         --
                 Research and development expenditures             3,560      3,118      2,930      2,572      2,321
                 Depreciation expense                              2,243      2,255      2,394      2,367      1,961
                 Interest expense, net                               138        215        136        211        172
                 Total costs and expenses                         31,792     32,620     29,692     28,031     25,715
                 Net gain on Nextel asset exchange                    --         --         --         --        443
                 Earnings (loss) before income taxes               1,283     (1,280)     1,806      1,626      3,223
                 Income tax provision (benefit)                      392       (373)       642        568      1,171
                 Net earnings (loss)                             $   891    $  (907)   $ 1,164    $ 1,058    $ 2,052
                 Net earnings (loss) as a percent of sales           2.7%      (2.9)%      3.7%       3.6%       7.2%
--------------------------------------------------------------------------------------------------------------------
Per Share        Diluted earnings (loss) per common share        $  1.22    $ (1.31)   $  1.67    $  1.52    $  2.96
Data             Diluted weighted average common shares
                  outstanding                                      734.0      690.3      697.6      694.3      694.4
                 Dividends declared                              $ 0.480    $ 0.480    $ 0.480    $ 0.460    $ 0.400
--------------------------------------------------------------------------------------------------------------------
Balance          Total assets                                    $40,489    $30,951    $28,954    $25,665    $24,086
Sheet            Working capital                                   4,679      2,532      4,597      3,696      2,938
                 Long-term debt and redeemable preferred
                  securities                                       3,573      2,633      2,144      1,931      1,949
                 Total debt and redeemable preferred
                 securities                                        6,077      5,542      3,426      3,328      3,554
                 Total stockholders' equity                      $18,693    $13,913    $14,487    $12,843    $11,911
--------------------------------------------------------------------------------------------------------------------
Other Data       Current ratio                                      1.36       1.21       1.49       1.44       1.36
                 Return on average invested capital                  5.3%      (5.4)%      7.7%       7.1%      15.6%
                 Return on average stockholders' equity              5.7%      (6.5)%      8.5%       8.4%      18.6%
                 Capital expenditures                            $ 2,856    $ 3,313    $ 2,954    $ 3,107    $ 4,322
                 % to sales                                          8.6%      10.6%       9.4%      10.5%      15.2%
                 Research and development expenditures           $ 3,560    $ 3,118    $ 2,930    $ 2,572    $ 2,321
                 % to sales                                         10.8%       9.9%       9.3%       8.7%       8.1%
                 Year-end employment (in thousands)                  128        141        158        148        149
--------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL QUARTERLY AND OTHER FINANCIAL DATA
(Dollars in millions, except per
share amounts; unaudited)                        Motorola, Inc. and Subsidiaries

                                                              1999                                     1998
                                              1st       2nd        3rd        4th       1st       2nd       3rd       4th
---------------------------------------------------------------------------------------------------------------------------
Operating     Net sales                      $7,736    $8,030    $ 8,223    $ 9,086    $7,294   $ 7,501    $7,658    $8,887
Results       Gross profit                    3,135     3,300      2,942      3,067     2,859     2,853     2,881     3,351
              Net earnings (loss)               199       255        114        323       120    (1,298)       66       205
              Net earnings (loss) as a
              percent of sales                  2.6%      3.2%       1.4%       3.6%      1.6%    (17.3)%     0.9%      2.3%
---------------------------------------------------------------------------------------------------------------------------
Per Share     Basic earnings (loss) per
 Data         common share                   $ 0.28    $ 0.36    $  0.16    $  0.46    $ 0.18   $ (1.89)   $ 0.10    $ 0.29
(in dollars)  Diluted earnings (loss) per
              common share                   $ 0.28    $ 0.35    $  0.15    $  0.44    $ 0.17   $ (1.89)   $ 0.09    $ 0.29
            ---------------------------------------------------------------------------------------------------------------
              Dividends declared             $0.120    $0.120    $ 0.120    $ 0.120    $0.120   $ 0.120    $0.120    $0.120
              Dividends paid                 $0.120    $0.120    $ 0.120    $ 0.120    $0.120   $ 0.120    $0.120    $0.120
              Stock prices
              High                           $77.38    $99.13    $101.50    $149.50    $65.88   $ 61.63    $55.00    $64.31
              Low                            $62.56    $73.75    $ 82.00    $ 85.00    $52.00   $ 48.19    $39.88    $38.38
---------------------------------------------------------------------------------------------------------------------------

The number of stockholders of record of Motorola common stock on January 31, 2000 was 49,984.

     The following information supplements the financial statement schedule as listed in Part IV, Item 14(a)2 of Motorola's Annual Report on Form 10-K for the year ended December 31, 1999 that was originally filed on March 22, 2000, to reflect the combination of General Instrument with Motorola.


                        Motorola, Inc. and Subsidiaries
                       Valuation and Qualifying Accounts
                      Three Years Ended December 31, 1999
                                 (in millions)

                 Column A                      Column B            Column C              Column D           Column E
---------------------------------------------------------------------------------------------------------------------
                                                                   Additions
                                                            ------------------------
                                              Balance at    Charged to    Charged                          Balance at
                                              beginning      costs &      to other                           end of
                                              of period      expenses   accounts (6)    Deductions           period
---------------------------------------------------------------------------------------------------------------------
1999
----
Restructuring and Other Charges                     $666        $    -        $(232)        $  394  (1)        $   40
Allowance for Doubtful Accounts                     $224        $  200        $   -         $  129  (2)        $  295
Allowance for Losses on Commercial
  Receivables                                       $167        $  125        $   -         $    -             $  292
Product and Service Warranties                      $333        $  252        $   -         $  259  (3)        $  326
Customer Reserves                                   $422        $  500        $   -         $  512  (4)        $  410
Iridium Reserves                                    $649        $2,069        $   -         $  763  (5)        $1,955

1998
----
Restructuring and Other Charges                     $159        $1,980        $ (22)        $1,451  (1)        $  666
Allowance for Doubtful Accounts                     $177        $  140        $   -         $   93  (2)        $  224
Allowance for Losses on Commercial
  Receivables                                       $  -        $  167        $   -         $    -             $  167
Product and Service Warranties                      $337        $  226        $   -         $  230  (3)        $  333
Customer Reserves                                   $602        $  306        $   -         $  486  (4)        $  422
Iridium Reserves                                    $554        $   95        $   -         $    -             $  649

1997
----
Restructuring and Other Charges                     $  -        $  327        $  (9)        $  159  (1)        $  159
Allowance for Doubtful Accounts                     $150        $   76        $   -         $   49  (2)        $  177
Product and Service Warranties                      $314        $  218        $   -         $  195  (3)        $  337
Customer Reserves                                   $385        $1,060        $   -         $  843  (4)        $  602
Iridium Reserves                                    $422        $  132        $   -         $    -             $  554

(1) Restructuring and other charges accrual usage
(2) Uncollectible accounts written off
(3) Warranty claims paid
(4) Customer claims paid/reductions in reserves
(5) Iridium reserves accrual usage
(6) Reversal into income

  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 MOTOROLA, INC.



Dated:    March 22, 2000         By:  /s/  Anthony M. Knapp
                                 --------------------------
                                           Anthony M. Knapp
                                           Senior Vice President and Controller